Exhibit 10.1

Execution Version

CREDIT AGREEMENT

PROVIDING FOR A SENIOR SECURED TERM LOAN

OF UP TO $28,000,000

BY AND AMONG

SEACOR ALPS LLC

SEACOR ANDES LLC and

SEACOR ATLAS LLC,

as Joint and Several Borrowers

SEACOR MARINE HOLDINGS INC. and

SEACOR MARINE ALPINE LLC

as Guarantors

the Lenders from time to time party hereto,

and

MOUNTAIN SUPPLY LLC,

as Facility Agent and Security Trustee

as of June 16, 2023

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

EXHIBITS

A	Form of Note
B	Form of Parent Guaranty
C	Form of Mortgage
D	Form of Earnings Assignment
E	Form of Insurances Assignment
F	Form of Charter Assignment
G	Form of Drawdown Notice
H	Form of Assignment and Assumption Agreement
I	[Reserved]
J	Form of Earnings Account Pledge
K	Form of Vessel Manager’s Undertaking
L	Form of Compliance Certificate
M	Form of Pledge Agreement

SCHEDULE 1	LENDERS AND COMMITMENTS

SCHEDULE 2	INDEBTEDNESS

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made as of the 16th day of June 2023, by and among (i) SEACOR ALPS LLC (“SEACOR Alps Borrower”), SEACOR ANDES LLC (“SEACOR Andes Borrower”) and SEACOR ATLAS LLC (“SEACOR Atlas Borrower”), each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and SEACOR MARINE ALPINE LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (the “Relevant Parent”), as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”), and (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors (in such capacity, the “Security Trustee”).

WITNESSETH THAT:

WHEREAS, subject to the terms and conditions set forth herein, the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to the lesser of (a) $28,000,000 and (b) 55.0% of the Fair Market Value of the Vessels for the purpose of refinancing the Existing Indebtedness.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1. DEFINITIONS

1.1 Specific Definitions. In this Agreement the words and expressions specified herein, including in the preamble hereof, shall, except where the context otherwise requires, have the meanings attributed to them below:

“Account Bank”	means Citibank N.A. and any other financial institution approved by the Majority Lenders;

“Account Control Agreement”	means an account control agreement by and among the Relevant Parent, the Account Bank and the Security Trustee in respect of the Earnings Account Pledge, in such form as the Majority Lenders acting reasonably may agree;

“Administrative Questionnaire”	means an administrative questionnaire in a form supplied by the Facility Agent;

“Affiliate”	means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Annex VI”	means the Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);

“Anti-Money Laundering Laws”	means (i) any U.S. anti-money laundering laws and regulations, including the U.S. Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations, and (ii) all other non-U.S. anti-money laundering laws and regulations that are applicable to any Credit Party or any Creditor;

“Applicable Rate”	means a rate per annum equal to 10.25%;

“Approved Broker(s)”	means (a) Fearnley Offshore A/S, Clarkson Valuations Limited, or any other Person agreed to in writing between the Borrowers and the Facility Agent, the agreement of the Facility Agent not to be unreasonably withheld, conditioned or delayed, and (b) in the event that a third valuation is required in respect of a Vessel pursuant to the definition of Fair Market Value, Arctic Offshore International AS or Braemar Valuations Ltd.;

“Approved Classification Society”	means American Bureau of Shipping, Lloyds Register, DNV GL, Bureau Veritas or such other first-class vessel classification society that is a member of IACS that the Facility Agent may approve from time to time, such approval not to be unreasonably withheld, conditioned or delayed;

“Approved Intercompany Charter”	means, with respect to a Vessel, any Charter to (a) SEACOR Marine Arabia Limited, (b) Seabulk Offshore de Angola, Limitada, or (c) an Affiliate of a Borrower, in each case in order to operate such Vessel in a specific jurisdiction which is pre-approved by the Majority Lenders, such approval not to be unreasonably withheld, conditioned or delayed;

“Assigned Moneys”	means sums assigned to and/or received by the Security Trustee or any Lender pursuant to any Security Document;

“Assignment and Assumption Agreement(s)”	means the Assignment and Assumption Agreement(s) executed pursuant to Section 10 substantially in the form set out in Exhibit H or such other form as the Facility Agent may agree;

“Assignable Charter”	means a Charter with an initial term or duration in excess of (or capable of exceeding, by virtue of any optional extension) 12 months;

“Assignments”	means the Earnings Assignments, the Insurances Assignments, and the Charter Assignments;

“Availability Period”	means the period commencing on the Effective Date and ending on June 30, 2023;

“Banking Day(s)”	means any day excluding Saturday, Sunday and any day on which banks located in New York, New York, are authorized or required by law or other governmental action to close;

“Borrower(s)”	shall have the meaning ascribed thereto in the preamble;

“Cash Equivalents”	means any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s;

“Change of Control”

means:

(a)   with respect to the Parent Guarantor, any event or series of events occurs pursuant to which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power or ownership interest of the Parent Guarantor;

(b)   with respect to the Parent Guarantor, any event or series of events occurs pursuant to which individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors or equivalent governing body of the Parent Guarantor (together with any new directors (or equivalent) whose election by such board of directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors or equivalent governing body then still in office who either were members of such board of directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such board of directors or equivalent governing body then in office;

(c)   with respect to a Borrower, any event or series of events occurs pursuant to which (i) the Parent Guarantor ceases to own and control, indirectly, 100% of the voting power or ownership interest of such Borrower, or (ii) the Relevant Parent ceases to own and control, directly, 100% of the voting power or ownership interest of such Borrower;

“Charter”	means, in respect of a Vessel, any charter or other contract for its employment, whether or not already in existence;

“Charter Assignments”	means, in respect of an Assignable Charter, an assignment of charter executed by the relevant Borrower in favor of the Security Trustee, in substantially the form attached hereto as Exhibit F or such other form reasonably acceptable to the Majority Lenders;

“Classification Society”	means any Approved Classification Society or another member of the International Association of Classification Societies approved by the Facility Agent, with whom a Vessel is entered and who conducts periodic physical surveys and/or inspections of such Vessel;

“Code”	means the Internal Revenue Code of 1986, as amended, and any successor statute thereto and any regulation promulgated thereunder;

“Collateral”	means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Security Trustee or any Creditor has been granted a security interest pursuant to a Security Document;

“Commitment(s)”	means, in relation to a Lender, the portion of the Tranche set out opposite its name in Schedule 1 hereto or, as the case may be, in any relevant Assignment and Assumption Agreement, as such amount shall be reduced from time to time pursuant to Section 5;

“Compliance Certificate”	means a certificate attached hereto as Exhibit L or such other form as the Facility Agent, acting reasonably, may agree;

“Credit Parties”	means the Borrowers and the Guarantors, and each separately, a “Credit Party”;

“Creditors”	means the Lenders, the Facility Agent and the Security Trustee, and each separately, a “Creditor”;

“Debtor Relief Laws”	means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect;

“Default”	means any event that would, with the giving of notice or passage of time, constitute an Event of Default;

“Default Rate”	means a rate per annum equal to two percent (2%) over the Applicable Rate;

“Designated Jurisdiction”	means the Republic of Marshall Islands or such other jurisdiction as may be approved by the Majority Lenders;

“DOC”	means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date”	means the date, being a Banking Day, on which the conditions in Section 4.2 are satisfied or waived in accordance with this Agreement and the Loan is made available to the Borrowers in accordance with Section 3;

“Drawdown Notice”	has the meaning set forth in Section 3.3;

“Earnings Account”	means the deposit account maintained by the Relevant Parent with the Account Bank and designated as the “Earnings Account” for the Vessels;

“Earnings Account Pledge”	means a pledge agreement in respect of Earnings Account executed by the Relevant Parent in favor of the Security Trustee substantially in the form attached hereto as Exhibit J or such other form reasonably acceptable to the Majority Lenders;

“Earnings Assignment”	means, with respect to a Vessel, the assignment in respect of the earnings of such Vessel from any and all sources (including requisition compensation), executed by the relevant Borrower in favor of the Security Trustee substantially in the form attached hereto as Exhibit D or such other form reasonably acceptable to the Majority Lenders;

“Effective Date”	means the date of this Agreement;

“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(p);

“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(p);

“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(p);

“Equity Interest”

means:

(a) any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person; and

(b) all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person;

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and regulation promulgated thereunder;

“ERISA Affiliate”	means a trade or business (whether or not incorporated) which is under common control with any Credit Party or any Subsidiary thereof within the meaning of Sections 414(b), (c), (m) or (o) of the Code or which would be considered a member of a “controlled group” with any Credit Party or any Subsidiary thereof under Section 4001 of ERISA;

“ERISA Funding Event”	means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) the failure by any Credit Party, Subsidiary thereof or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code); (v) the incurrence by any Credit Party, Subsidiary thereof or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vi) the receipt by any Credit Party, Subsidiary thereof or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party, Subsidiary thereof or ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (vii) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period to the PBGC is waived); or (viii) the existence with respect to any Plan of a non-exempt “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code;

“ERISA Termination Event”	means (i) the imposition of any lien under Section 430(k) of the Code or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of any Credit Party, Subsidiary thereof or ERISA Affiliate thereof in connection with any Plan or Multiemployer Plan; (ii) the receipt by any Credit Party, Subsidiary thereof or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iii) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; (iv) the institution of proceeding to terminate a Plan or a Multiemployer Plan; (v) the incurrence by any Credit Party, Subsidiary thereof or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vi) the occurrence of any other event or condition which might constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan;

“Event of Default”	shall have the meaning ascribed thereto in Section 8.1;

“Exchange Act”	means the Securities and Exchange Act of 1934, as amended;

“Executive Orders”	means the directives issued to federal agencies by the President of the United States of America;

“Existing Indebtedness”	means the shipyard financing with COSCO Shipping Heavy Industry (Zhoushan) Co., Ltd. as lender;

“Facility Agent”	shall have the meaning ascribed thereto in the preamble;

“Fair Market Value”	means, with respect to any Vessel, the value provided by an Approved Broker selected by the Facility Agent (provided that if the Borrowers disagree with such valuation, the Borrowers may obtain a second valuation from another Approved Broker, and the Fair Market Value shall be the average of the two values provided; provided that if the difference between the two valuations is greater than 15%, a third valuation shall be obtained by an Approved Broker selected by the Facility Agent and the Fair Market Value shall be the arithmetic average of the three values provided), for such Vessel on a stand-alone arm’s length, willing buyer, willing seller basis, free of any existing charter or other contract of employment and with no value given to any pooling arrangements. No appraisal shall be dated more than thirty (30) days prior to the date on which such appraisal is required pursuant to this Agreement (including with respect to the appraisals delivered prior to the delivery of the Drawdown Notice pursuant to Section 3.2);

“FATCA”

means:

(a) Sections 1471 through 1474 of the Code and any regulations thereunder issued by the United States Treasury;

(b) any treaty, law or regulation of any jurisdiction, or relating to an intergovernmental agreement between jurisdictions, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the U.S. government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction”	means a deduction or withholding from a payment under this Agreement or any Security Document required by or under FATCA;

“FATCA Exempt Party”	means a FATCA Relevant Party who is entitled under FATCA to receive payments free from any FATCA Deduction;

“FATCA Non-Exempt Party”	means a FATCA Relevant Party who is not a FATCA Exempt Party;

“FATCA Non-Exempt Lender”	means any Lender who is a FATCA Non-Exempt Party;

“FATCA Relevant Party”	means each Creditor;

“Federal Funds Effective Rate”	means for any period, a fluctuating interest rate for each day during such period equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal

Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by the Facility Agent from three (3) Federal Funds brokers of recognized standing selected by the Facility Agent;

“Fee Letter”	means any letter or letters between any of the Creditors (or any of its Affiliates) and any Credit Party setting out any of the fees payable by such Credit Party in connection with the loan facility contemplated by this Agreement;

“Final Payment Date”	means the fifth anniversary of the Drawdown Date;

“Foreign Plan”	an employee benefit plan, program, policy, scheme or arrangement that is not subject to U.S. law and is maintained or contributed to by any Credit Party or Subsidiary thereof or for which any Credit Party or Subsidiary thereof has or could have any liability;

“Foreign Termination Event”	the occurrence of an event with respect to the funding or maintenance of a Foreign Plan that could reasonably be expected to result in a lien on, or seizure of, any Collateral;

“Foreign Underfunding”	the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the relevant Credit Party’s independent auditors for these purposes) over the sum of (i) the assets of such Foreign Plan and (ii) the liability related to such Foreign Plan accrued by the relevant Credit Party for financial accounting statement purposes which could reasonably be expected to result in a liability to any Credit Party in the aggregate in excess of US$5,000,000;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;

“Governmental Authority”	means any nation or government, any state or other political subdivision thereof and any agency, authority, commission, board, bureau or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Group”	means the Parent Guarantor and its Subsidiaries;

“Historical Financial Statements”	means (i) the audited financial statements of the Parent Guarantor for the period ending December 31, 2022 and (ii) the unaudited financial statements of the Parent Guarantor as of the most recent fiscal quarter ended after the date of the most recent audited financial statements;

“IAPPC”	means a valid international air pollution prevention certificate for a Vessel issued under Annex VI;

“Indebtedness”	means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) the face amount of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases that are properly classified as a liability on a balance sheet in accordance with GAAP, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables;

“Indemnitee”	shall have the meaning ascribed thereto in Section 17.9;

“Information”	means all information received from the Credit Parties relating to any of them or any of their respective businesses in connection with this Agreement that was not otherwise available to the Facility Agent or any Lender on a non-confidential basis prior to such disclosure by the Credit Parties; provided, that, in the case of information received from the Credit Parties after the Effective Date, such information is clearly identified at the time of delivery as confidential;

“Installment Date”	shall have the meaning ascribed thereto in Section 5.1(a);

“Insurances Assignment(s)”	means, with respect to a Vessel, an assignment in respect of the insurances over such Vessel executed by the relevant Borrower in favor of the Security Trustee in substantially the form attached hereto as Exhibit E or such other form reasonably acceptable to the Majority Lenders;

“Intercompany Creditor”	means the Parent Guarantor and each of its Subsidiaries;

“Intercompany Debt”	means all Indebtedness of a Credit Party to an Intercompany Creditor which is subordinated pursuant to Section 19.1 hereof or an Intercompany Subordination Agreement;

“Intercompany Subordination Agreement”	means a subordination agreement made by each Intercompany Creditor and the Security Trustee in a form reasonably acceptable to the Majority Lenders;

“Interest Period”	means (a) initially the period commencing on the Drawdown Date and ending on the last day of such calendar month during which the Drawdown Date occurred, and (b) thereafter, each one (1) month period commencing on the last day of the preceding Interest Period and ending one calendar month thereafter; provided, however, that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month;

“Inventory of Hazardous Material”	shall have the meaning ascribed thereto in Resolution MEPC.269(68) of the International Maritime Organization;

“Investment”	means (i) any capital contribution to any Person, (ii) any purchase of any stock, bonds, notes, debentures, other securities or assets constituting a business unit of any Person, (iii) any loan, credit or advance made to any Person, or (iv) any other investment in any Person; provided, that for clarity, purchases and other acquisitions of spares, materials, equipment and intangible property relating to vessels in the ordinary course are not deemed to be Investments;

“IRS”	means the Internal Revenue Service of the United States Department of the Treasury;

“ISM Code”	means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”	means the International Ship and Port Facility Security Code adopted by the International Maritime Organization at a conference in December 2002, and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	means the International Ship Security Certificate issued pursuant to the ISPS Code;

“Laws”	means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law;

“Lender(s)”	shall have the meaning ascribed thereto in the preamble;

“Lien”	means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or similar notice under the Uniform Commercial Code or the comparable law of any jurisdiction);

“Loan”	means the senior secured term loan to be made available by the Lenders to the Borrowers in three Tranches pursuant to Section 3.2 of this Agreement;

“Loan-to-Value Percentage”	has the meaning set forth in Section 9.3;

“Majority Lenders”	means, at any time, one or more Lenders who have or hold Commitments that exceed 50.1% of the aggregate total Commitments of all Lenders at such time;

“Management Agreement”

means with respect to each Vessel, that certain ship management agreement between each Borrower and the relevant Vessel Manager as in effect on the Effective Date, the form of which has been disclosed to the Facility Agent prior to the Effective Date, or any replacement thereof with the prior written consent of the Facility Agent, such consent not to be unreasonably withheld, conditioned or delayed;

“Material Adverse Effect”	means (i) a material adverse effect on (A) the ability of the Credit Parties, taken as a whole, to meet any of their respective obligations with regard to any Transaction Document, the Loan and the financing arrangements established in connection therewith, or (B) the business, property, assets, liabilities operations, condition (financial or otherwise) or prospects of the Credit Parties, taken as a whole, or (ii) a material impairment of the validity or enforceability of any Transaction Document;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(p);

“Mortgage(s)”	means the first preferred ship mortgage on each of the Vessels executed by the relevant Borrower in favor of the Security Trustee, in substantially the form attached as Exhibit C hereto or such other form reasonably acceptable to the Majority Lenders;

“MTSA”	means the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

“Multiemployer Plan”	means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party, Subsidiary thereof or ERISA Affiliate is making or accruing an obligation to make contributions (or is required to make or accrue an obligation to make contributions) or has within any of the six preceding plan years made or accrued an obligation to make contributions (or has been required to make or accrue an obligation to make contributions);

“Note”	means a promissory note executed by the Borrowers to the Facility Agent or its registered assigns to evidence the Loan, substantially in the form set out in Exhibit A or such other form as the Majority Lenders acting reasonably may agree;

“Obligations”	means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrowers arising under any Transaction Document or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Transaction Documents include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Borrowers under any Transaction Document;

“OFAC”	means the U.S. Department of the Treasury’s Office of Foreign Assets Control;

“Operator”	means, in respect of a Vessel, the Person who operates such Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Parent Guaranty”	means the guaranty by the Parent Guarantor in favor of the Security Trustee, substantially in the form set out in Exhibit B;

“Parent Guarantor”	shall have the meaning ascribed thereto in the preamble;

“Participant”	shall have the meaning ascribed thereto in Section 10(f);

“Patriot Act”	shall have the meaning ascribed thereto in Section 17.10;

“PBGC”	means the Pension Benefit Guaranty Corporation;

“Permitted Indebtedness”	shall have the meaning ascribed thereto in Section 9.2(l);

“Permitted Liens”	shall have the meaning ascribed thereto in Section 9.2(a);

“Person”	means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”	means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which any Credit Party, Subsidiary thereof or ERISA Affiliate is or, within the six-year period prior to the date of this Agreement was, (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Pledge Agreement”	means a pledge agreement pursuant to which the Equity Interests of each Borrower are pledged to the Security Trustee, in substantially the form attached hereto as Exhibit M or some other form reasonably acceptable to the Majority Lenders;

“Prepayment Interest”

means, with respect to any mandatory or voluntary prepayment made pursuant to Sections 5.2 or 5.4,

(a) if such prepayment is made on or after the Drawdown Date but prior to the one-year anniversary of the Drawdown Date, an amount equal to the greater of (i) the amount of unpaid interest which would have accrued until and become payable on the one-year anniversary of the Drawdown Date and (ii) 1.5% of the principal amount of the Loan which was prepaid;

(b) if such prepayment is made on or after first anniversary of the Drawdown Date but prior to the third anniversary of the Drawdown Date, 1.0% of the principal amount of the Loan which was prepaid; and

(c) if such prepayment is made on or after the third anniversary of the Drawdown Date, no prepayment interest shall be payable;

“Prepositioning Date”	has the meaning set forth in Section 4.3;

“Prepositioning Release Date”	has the meaning set forth in Section 4.3;

“Regulation T”	means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation U”	means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Regulation X”	means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time;

“Related Fund”	means, with respect to any Lender that is an investment fund (the “first fund”), any other investment fund that invests in commercial loans which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund;

“Related Party”	means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates;

“Relevant Parent”	shall have the meaning ascribed in the Preamble hereto;

“Relevant Individuals”	means, with respect to any Person, such Person’s directors (or equivalent), officers and employees;

“Repeating Representations”	means those representations and warranties included in Sections 2.1(a) (Due Organization and Power), 2.1(b) (Authorization and Consents), 2.1(c) (Binding Obligations), 2.1(d) (No Violation), 2.1(e) (Filings; Stamp Taxes), 2.1(n) (Pari Passu Ranking), 2.1(w) (Citizenship), 2.1(x) (Investment Company), 2.1(l) (ERISA), 2.1(t) (Solvency) and 2.1(y) (Sanctions and Anti-Money Laundering);

“Required Percentage”	means (a) for the period commencing on the Drawdown Date and ending on the day immediately prior to the first anniversary thereof, 70%, (b) for the period commencing on the first anniversary of the Drawdown Date and ending on the day immediately prior to the second anniversary of the Drawdown Date, 60%, and (c) at any time on or after the second anniversary of the Drawdown Date, 50%;

“Rescindable Amount”	has the meaning ascribed to it in Section 15.17;

“Responsible Officer”	means, as applied to any Person, any individual holding the position of chief executive officer, president, vice president, chief financial officer, secretary or treasurer of such Person (or, in each case, the equivalent thereof) or, with respect to any Person that is not a corporation and/or that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person;

“Restricted Party”	means any of the following currently or in the future: (i) an individual, entity or vessel named on a Sanctions List, or any entity or vessel 50% or more owned or controlled in the aggregate by, directly or indirectly, such individuals or entities, or (ii) (A) an agency or instrumentality of, or an entity or vessel 50% or more owned or controlled by, or acting on behalf of or at the direction of (to the extent acting in such capacity), directly or indirectly, the government of a Sanctioned Country, (B) an entity whose principal office is located in or that is organized under the laws of a Sanctioned Country, or (C) any individual who is national or permanent resident of a Sanctioned Country; provided, however, that to the extent that any individual, entity or vessel is operating in a Sanctioned Country pursuant to and in compliance with a valid specific or general license from OFAC for such operations or otherwise in compliance with the applicable Sanctions Laws, such individual, entity or vessel shall not be deemed to be a “Restricted Party” based on such operations;

“Sanctioned Country”	means a country against which OFAC enforces country-specific Sanctions Laws that broadly prohibit dealings in such country;

“Sanctions Laws”	means (i) all U.S. laws, rules, regulations or Executive Orders relating to economic or financial sanctions or trade embargoes, including, but not limited to any such laws, rules, regulations or Executive Orders administered and enforced by OFAC, and (ii) any similar Singapore, Norwegian State, European Union, United Kingdom, United Nations or other non-U.S. laws, rules, regulation or orders relating to economic or financial sanctions or trade embargoes administered by any other Governmental Authority that are applicable to (A) a Credit Party or any

Subsidiary thereof in the operation of its business or (B) a Lender but only to the extent that compliance with such laws, rules or regulations does not conflict with any of the provisions listed in (i) and (ii)(A) hereof;

“Sanctions List”	means the “Specially Designated Nationals List and Blocked Persons List” maintained by OFAC and any other similar or equivalent list of sanctioned individuals or entities maintained by a Governmental Authority having jurisdiction over any Transaction Party, as the same may be amended, supplemented or substituted from time to time;

“SEACOR ALPS”	means the platform supply vessel named SEACOR ALPS, having IMO No. 9676931, built at COSCO Shipping Heavy Industry (Zhoushan) Co. Ltd., People’s Republic of China, in 2019, owned by SEACOR Alps Borrower;

“SEACOR Alps Borrower”	shall have the meaning ascribed thereto in the preamble;

“SEACOR ANDES”	means the platform supply vessel named SEACOR ANDES, having IMO No. 9676943, built at COSCO Shipping Heavy Industry (Zhoushan) Co. Ltd., People’s Republic of China, in 2020 owned by SEACOR Andes Borrower;

“SEACOR Andes Borrower”	shall have the meaning ascribed thereto in the preamble;

“SEACOR ATLAS”	means the platform supply vessel named SEACOR ATLAS, having IMO No. 9676955, built at COSCO Shipping Heavy Industry (Zhoushan) Co. Ltd., People’s Republic of China, in 2020, owned by SEACOR Atlas Borrower;

“SEACOR Atlas Borrower”	shall have the meaning ascribed thereto in the preamble;

“SEACOR Marine”	means SEACOR Marine LLC, a Delaware limited liability company;

“Security Document(s)”	means the Pledge Agreement, the Mortgages, the Assignments, the Earnings Account Pledge, the Account Control Agreement, and any other documents that may be executed as security for the Obligations;

“Security Trustee”	shall have the meaning ascribed thereto in the preamble;

“SMC”	means the safety management certificate issued in respect of a vessel in accordance with rule 13 of the ISM Code;

“Subsidiary(ies)”	means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person;

“Taxes”	means any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for (i) taxes on or measured by the overall net income of any Creditor, and franchise taxes and branch profits taxes of any Creditor, imposed by its jurisdiction of incorporation or formation, or its principal office or its applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Creditor (unless and only to the specific extent such jurisdiction is asserted by reason of the activities of the Borrowers) or (ii) any taxes imposed under FATCA;

“Total Loss”	means, with respect to a Vessel: (a) actual, constructive or compromised loss of such Vessel; or (b) the requisition for title, nationalization, confiscation or expropriation of such Vessel;

“Total Loss Date”

means, in relation to the Total Loss of a Vessel:

(a) in the case of an actual, constructive or compromised loss of such Vessel, the date which is 180 days after such occurrence; and

(b) in the case of the requisition for title, nationalization, confiscation or expropriation of such Vessel, the date which is 270 days after such occurrence;

“Tranche”

means:

(a) with respect to the SEACOR ALPS, the principal amount of $9,000,000 of the Commitments;

(b) with respect to the SEACOR ANDES, the principal amount of $9,500,000 of the Commitments; and

(c) with respect to the SEACOR ATLAS, the principal amount of $9,500,000 of the Commitments;

“Transaction Document”	means each of this Agreement, the Note, the Security Documents, the Parent Guaranty, any Fee Letter, any Intercompany Subordination Agreement, each Vessel Manager’s Undertaking and any other document designated as such by the Facility Agent and a Credit Party;

“Transaction Party”	means each Credit Party, any Vessel Manager that is a member of the Group or any other member of the Group who executes a Transaction Document;

“Vessel(s)”	means each of the SEACOR ALPS, SEACOR ANDES, and SEACOR ATLAS;

“Vessel Manager”	means SEACOR Marine and/or any other entity controlled by SEACOR Marine which will commercially and technically manage each Vessel at all times, or any other management company appointed by the relevant Borrower and acceptable to the Majority Lenders;

“Vessel Manager’s Undertaking”	means each of the undertakings made or to be made by the Vessel Manager in favor of the Facility Agent in respect of a Vessel, substantially in the form set out in Exhibit K or such other form reasonably acceptable to the Majority Lenders;

“Warehouse Financing Facilities”	means financings of special purpose vehicles, directly or indirectly wholly-owned by the Parent Guarantor or otherwise consolidated in the financial statements of the Parent Guarantor in accordance with GAAP, that are non-recourse to the Parent Guarantor;

“Withdrawal Liability(ies)”	means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA;

1.2 Computation of Time Periods; Other Definitional Provisions. In this Agreement, the Note, and the Security Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Notes or such Security Document, as applicable; references to agreements and other contractual instruments (including any Transaction Document) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of the Transaction Documents); references to any matter that is “approved” or requires “approval” of a party means approval given in the sole and absolute discretion of such party unless otherwise specified; words importing the plural include the singular and vice versa.

1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement, the Notes and the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or the Lenders, as the case may be, under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”) as amended from time to time including amendments to GAAP made as a result of the conformity of GAAP to International Financial Reporting Standards in effect.

1.4 Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of any Credit Party in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that the Facility Agent, Security Trustee or Lenders have knowledge or approves of any noncompliance by such Credit Party with any governmental rule.

1.5 Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document means that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 17.7 of this Agreement, as the case may be, or the correlative provisions of the Security Documents.

2. REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties. In order to induce the Creditors to enter into this Agreement, each Credit Party hereby represents and warrants to the Creditors on the Effective Date that:

(a) Due Organization and Power. Each Credit Party is duly formed or incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power to carry on its business as now being conducted and to enter into and perform its obligations under the Transaction Documents to which it is a party, and has complied in all material respects with all statutory, regulatory and other requirements relative to such business and such agreements;

(b) Authorization and Consents. All necessary corporate or limited liability company action has been taken by each Credit Party to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, such Credit Party to enter into and perform its obligations under the Transaction Documents to which it is a party;

(c) Binding Obligations. Each Transaction Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(d) No Violation. The execution, delivery, and performance by each Credit Party of the provisions of each of the Transaction Documents to which it is party do not contravene any applicable law or regulation that is material to the conduct of such Credit Party’s business or any contractual restriction binding on such Credit Party or its articles of incorporation, certificate of formation, by-laws or operating agreement (or equivalent instruments) thereof;

(e) Filings; Stamp Taxes. Other than the recording of the Mortgages in the relevant Designated Jurisdictions, as the case may be, and the filing of Uniform Commercial Code financing statements in respect of the Assignments and the Pledge Agreement, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of the Transaction Documents to which it is party, that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to the Transaction Documents;

(f) Litigation. There is no action, suit or proceeding pending or, to the knowledge of any Credit Parties, threatened in writing against it or any Credit Party before any court, board of arbitration or administrative agency which is reasonably likely to result in a Material Adverse Effect;

(g) No Default. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement by which it is bound, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect;

(h) Vessels. From and after the Drawdown Date (or the Prepositioning Release Date, as applicable), each Borrower hereby represents and warrants that its Vessel is:

(i)

in the sole and absolute ownership of such Borrower and duly registered in its name under the laws and flag of the relevant Designated Jurisdiction, unencumbered, save and except for the relevant Mortgage recorded against it, the Assignments, Permitted Liens and as permitted hereby and thereby;

(ii)

classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations or adverse notations affecting class; and

(iii)	insured in accordance with the provisions of the relevant Mortgage and the requirements thereof in respect of such insurances will have been complied with;

(i) Insurance. Each Credit Party maintains the insurance required by Section 9.1(t);

(j) Financial Information. The Historical Financial Statements have been prepared in accordance with GAAP and accurately and fairly present in all material respects the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date, no Credit Party has any contingent obligations, liabilities for taxes or other outstanding financial obligations that are not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Credit Parties, taken as a whole;

(k) Tax Returns. Each Credit Party has filed all tax returns required to be filed by it and has paid all Taxes payable by it which have become due, other than those not yet delinquent and except for those (i) Taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books or (ii) where the failure to file or pay would not along or in the aggregate result in a Material Adverse Effect;

(l) ERISA. No ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding exists or has occurred, or is reasonably expected to exist or occur, that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which could reasonably be expected to exist or occur, could reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties is a “benefit plan investor” within the meaning of Section 3(42) of ERISA;

(m) Chief Executive Offices. The chief executive office and chief place of business of each Credit Party (other than the Parent Guarantor) and the office in which the records relating to such party’s earnings and other receivables are kept is located at 5005 Railroad Avenue, Morgan City, Louisiana 70380, and the chief executive office and chief place of business of the Parent Guarantor and the office in which the records relating to its earnings and other receivables are kept is located at 12121 Wickchester Lane, Suite 500, Houston, TX 77079;

(n) Pari Passu Ranking. Its payment obligations under the Transaction Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(o) Equity Ownership. On the Effective Date, (i) the Parent Guarantor indirectly and beneficially owns one hundred percent (100%) of the Relevant Parent, and (ii) the Relevant Parent directly and beneficially owns one hundred percent (100%) of each Borrower;

(p) Environmental Matters and Claims. (a) Except as heretofore disclosed in writing to the Facility Agent or where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect, (i) each of the Borrowers and the Vessel Manager will, when required under applicable law to operate its business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations and conventions relating to pollution prevention, protection of human health (to the extent related to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations and conventions to which either is a party relating to (1) emissions, discharges, releases or threatened releases of pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, the “Environmental Laws”); (ii) each of the Borrowers and the Vessel Manager will, when required under applicable Environmental Law, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and will, when required under applicable Environmental Law be in compliance with all such Environmental Approvals required to operate their business as then being conducted; and (iii) each of the Borrowers and the Vessel Manager has not received any notice of any claim, action or cause of action by any person, entity or Governmental Authority, alleging potential liability for, or a requirement to incur, Governmental Authority investigation costs, cleanup costs, response and/or remedial costs (whether incurred by a Governmental Authority or otherwise), natural resource damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines and penalties, if any, payable by it in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened in writing against any of the Transaction Parties and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Borrowers the adverse disposition of which is reasonably like to result in a Material Adverse Effect;

(q) Liens. As of the Effective Date, no Credit Party (other than the Parent Guarantor) has any Liens that are not Permitted Liens;

(r) Indebtedness. As of the Effective Date, no Credit Party (other than the Parent Guarantor) has Indebtedness that is not Permitted Indebtedness;

(s) No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by it, or to its best knowledge contemplated by any third party, to dissolve or terminate any Credit Party;

(t) Solvency. With respect to each Credit Party, upon the incurrence of any Indebtedness pursuant to this Agreement, (i) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and will not have unreasonably small working capital with which to continue its business and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(u) Compliance with Laws. Each Credit Party is in compliance with all applicable laws of all Governmental Authorities, except where the failure to comply would not alone or in the aggregate result in a Material Adverse Effect;

(v) Citizenship. In the case of each Borrower owning a Vessel registered in the Marshall Islands, it is a “non-resident limited liability company” under the laws of the Republic of the Marshall Islands, as such term is utilized in the Business Corporations Act and Secured Transactions Act of 2007 (in each case, of the Republic of the Marshall Islands);

(w) Investment Company. No Credit Party is required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended);

(x) Use of Proceeds; Margin Stock. The proceeds of the Loan will be used for the purposes set forth in Section 3.1 and will not be used by any Credit Party to purchase or carry margin stock within the meanings of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System;

(y) Sanctions and Anti-Money Laundering Laws.

(i)	Each Credit Party, Subsidiary, director (or equivalent), officer and (to its knowledge) employee thereof is in compliance with applicable Sanctions Laws and Anti-Money Laundering Laws;

(ii)

No Credit Party, Subsidiary, director (or equivalent), officer or (to its knowledge) employee thereof (1) is a Restricted Party, or (2) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it by any Governmental Authority in connection with the enforcement of the Sanctions Laws;

(iii)

No Credit Party, Subsidiary, director (or equivalent), officer or (to its knowledge) employee thereof is engaging in a transaction or dealing with any individual, entity or Sanctioned Country in a manner that would constitute a violation of applicable Sanctions Laws; and

(iv)

None of the Credit Parties, or their respective Subsidiaries and Relevant Individuals are using any proceeds from the Loan, directly or, to its knowledge, indirectly, to lend, contribute, provide or otherwise make available funds (1) to a Restricted Party (except to the extent licensed or otherwise approved by OFAC or other applicable Governmental Authority), (2) to a Person for the purpose of engaging in any activities that would result in a violation of Sanctions Laws or Anti-Money Laundering Laws by any Credit Party or to the knowledge of the Credit Parties, any Relevant Individuals thereof, or (3) for any purposes that would result in a violation of Sanctions Laws or Anti-Money Laundering Laws by any Credit Party or, to the knowledge of the Credit Parties, any Relevant Individuals;

(z) Material Adverse Change. Since December 31, 2022, no event, circumstance or change has occurred that constitutes a Material Adverse Effect; and

(aa) Repetition. The representations and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Loan and the issuance of the Notes. All Repeating Representations shall be deemed to be made by each Credit Party (other than the Parent Guarantor) by reference to the facts and circumstances then existing on the first day of each Interest Period.

3. THE FACILITY

3.1 Purposes. The Borrowers shall apply proceeds of the Loan to refinance the Existing Indebtedness.

3.2 The Loan. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2 and the other Transaction Documents hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will, on the Drawdown Date in a single drawing, make its Commitment in respect of each Tranche available to the Borrowers in the account(s) specified in the Drawdown Notice, in an aggregate amount not to exceed the lesser of (a) $28,000,000 and (b) 55% of the Fair Market Value of the Vessels, as evidenced by valuations delivered prior to delivery of the Drawdown Notice. Any portion of the Commitment that is not utilized on the Drawdown Date shall be automatically cancelled and each Tranche shall be reduced pro rata.

3.3 Drawdown Notice. The Borrowers shall serve a notice by e-mail (a “Drawdown Notice”), substantially in the form of Exhibit G, on the Facility Agent no later than 12:00 p.m. (noon) (New York time) fifteen (15) Banking Days prior to the date of the proposed Drawdown Date. The Drawdown Notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the proposed Drawdown Date which shall be a Banking Day within the Availability Period, (d) specify the principal amount of the Loan and each Tranche to be borrowed, (e) specify the disbursement instructions and (f) be irrevocable.

3.4 Effect of Drawdown Notice. Delivery of the Drawdown Notice shall be deemed to constitute a warranty (a) by each of the Credit Parties that the representations and warranties stated in Section 2 (updated mutatis mutandis) hereof and stated by it in the other Transaction Documents to which it is a party are in each case true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date (unless an earlier date is set forth therein), and (b) that no Event of Default nor any Default has occurred and is continuing.

3.5 Cancellation of Commitments

(a) The Commitments which are unutilized at the end of the Availability Period shall then be automatically cancelled.

(b) The Borrowers may cancel any unused Commitments (in increments of $500,000) upon ten (10) Banking Days’ prior notice to the Facility Agent. No amount of the Commitments so cancelled under this Agreement may be subsequently reinstated.

4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Occurrence of the Effective Date. The occurrence of the Effective Date and the effectiveness of this Agreement shall be expressly subject to the satisfaction, or waiver in accordance with this Agreement, of the following conditions precedent:

(a) Corporate Authority. The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent:

(i)

copies, certified as true and complete by an officer, director or managing member (as applicable) of each Credit Party of the resolutions of the directors, members or managers thereof evidencing approval of the Transaction Documents to which each is a party and authorizing an appropriate person or persons or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(ii)

copies, certified as true and complete by an officer, director or managing member (as applicable) of the relevant Credit Party, of all documents evidencing any other necessary action (including actions by such parties thereto other than the Credit Parties as may be required by the Lenders), approvals or consents with respect to the Transaction Documents ;

(iii)

copies, certified as true and complete by an officer, director or managing member (as applicable) of each Credit Party, of the certificate of formation, articles of incorporation, memorandum of association, operating agreement or by-laws, as the case may be, or equivalent instruments thereof;

(iv)	a copy, certified as true and complete by an officer of the Parent Guarantor, of the corporate organizational chart of the Parent Guarantor showing the Borrowers and the Relevant Parent;

(v)

certificate of an authorized officer, director or managing member (as applicable) of each Credit Party (other than the Parent Guarantor) certifying as to the record ownership of all of its issued and outstanding capital stock or limited liability company membership interests, as the case may be;

(vi)	certificate issued by the jurisdiction of formation or incorporation of each Credit Party as to the good standing thereof;

(vii)

copies, certified as true and complete by an officer, managing member or director (as applicable) of each of the Credit Parties, of the names and true signatures of the officers or directors (as applicable) of such Credit Parties signing each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder; and

(viii)

a certificate signed by the Chairman, President, Executive Vice President, Treasurer, Comptroller, Controller or chief financial officer of (A) the Borrowers (or their managing member, if applicable) to the effect that no Default or Event of Default shall have occurred and be continuing and (B) each of the Credit Parties to the effect that the representations and warranties of such Credit Party contained in this Agreement and the other Transaction Documents are true and correct as of the date of such certificate (unless an earlier date is set forth therein);

(b) Transaction Documents. Each Credit Party, as applicable, shall have duly executed and delivered to the Facility Agent, this Agreement and the Parent Guaranty;

(c) Financial Statements. The Parent Guarantor shall have delivered, to the extent not publicly filed with the SEC, to the Facility Agent the Historical Financial Statements and a Compliance Certificate by the Parent Guarantor;

(d) Consents and Approvals. The Facility Agent shall have received satisfactory evidence that all necessary board of director (or equivalent) consents and approvals in connection with the transactions contemplated by the Transaction Documents have been obtained; and

(e) Process Agent. Each Credit Party (other than those incorporated in the United States) shall have appointed a process agent in the State of New York and the Facility Agent shall have received evidence of the acceptance of such appointment from such process agent in connection with this Agreement and the Parent Guaranty.

4.2 Conditions Precedent to Drawdown Date. The obligation of the Lenders to make the Loan available to the Borrowers under this Agreement shall be expressly and separately subject to the satisfaction, or waiver in accordance with this Agreement, of the following further conditions precedent:

(a) Transaction Documents. Each Credit Party (as applicable) shall have duly executed and delivered each of the following Transaction Documents to the Facility Agent, together with each document required to be delivered under the terms thereof;

(i)	the Note;

(ii)	the Earnings Account Pledge and Account Control Agreement;

(iii)	the Pledge Agreement;

(iv)	the Assignments; and

(v)	the Mortgages;

(b) Fees. The Creditors shall have received payment in full of all fees and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, all fees and expenses due under Section 13;

(c) The Vessels. The Facility Agent shall have received, with respect to each Vessel:

(i)

evidence satisfactory to it that such Vessel is in the sole and absolute ownership of a Borrower and duly registered in such Borrower’s name under the laws and flag of the relevant Designated Jurisdiction, unencumbered, save and except for the relevant Mortgage recorded against it and Permitted Liens;

(ii)

evidence satisfactory to it that such Vessel is classed in the highest classification and rating for vessels of the same age and type with the respective Classification Society without any material outstanding recommendations affecting class;

(iii)	certified copies of any Assignable Charters in place on the Effective Date;

(iv)	an executed copy of the relevant Vessel Manager’s Undertaking relating to such Vessel together with a copy of the Management Agreement;

(v)

the Group’s policy for recycling vessels, stating that scrapping of Vessel will be conducted in compliance with the International Maritime Organization Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and any future guidelines issued by the International Maritime Organization in connection therewith;

(vi)

evidence satisfactory to it that such Vessel is insured in accordance with the provisions of the applicable Mortgage and Section 9.1(t) hereof and all requirements of the applicable Mortgage and Section 9.1(t) hereof in respect of such insurance have been fulfilled (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Facility Agent);

(vii)

if required by the Facility Agent, an inspection report in relation to each Vessel addressed to the Facility Agent, obtained from surveyors appointed by the Facility Agent not more than ten days prior to the Drawdown Date, evidencing that the relevant Vessel is seaworthy and capable of safe operation and is in all other respects satisfactory to the Facility Agent; and

(viii)

evidence that each of the Vessels complies and the Operator complies with the requirements of the ISM Code, ISP Code, Annex VI and MTSA including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto and the Facility Agent shall have received a copy of the DOC, SMC, ISSC and IAPPC for such Vessel;

(ix)

evidence that the Mortgage over such Vessel has been duly recorded under the laws of the relevant Designated Jurisdiction and the Mortgage constitutes a first preferred mortgage lien under the laws of the relevant Designated Jurisdiction;

(d) Insurance Report. The Facility Agent shall have received a detailed report from a firm of independent marine insurance consultants appointed by the Facility Agent in respect of the insurances on each Vessel, in form and substance satisfactory to the Facility Agent, the cost of such report to be for the account of the Borrowers;

(e) Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.3.

(f) Representations and Warranties. The representations stated in Section 2 and in the other Transaction Documents (updated mutatis mutandis to such date) being true and correct as if made on and as of that date (unless an earlier date is set forth therein);

(g) No Event of Default. No Default or Event of Default having occurred and being continuing;

(h) No Change in Laws. The Lenders being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Transaction Party to make any payment as required under the terms of the Transaction Documents;

(i) No Material Adverse Effect. There having occurred no matter or event which might result in a Material Adverse Effect since December 31, 2022;

(j) Refinancing of Existing Indebtedness. Evidence reasonably satisfactory to the Facility Agent that the Existing Indebtedness and any Liens relating thereto shall be discharged and released concurrently with drawdown on the Drawdown Date;

(k) Evidence of Perfection of Security Interest. The Security Trustee shall have received evidence reasonably satisfactory that following the making of the Loan the security interests in the Collateral shall be perfected, including the completion of UCC searches conducted in respect of each Credit Party which is party to a Security Document in the State of Louisiana, the District of Columbia and in such other jurisdictions as the Facility Agent may reasonably require;

(l) Legal Opinions. The Facility Agent shall have received legal opinions addressed to the Lenders from Watson Farley & Williams LLP, counsel to the Credit Parties, as to matters of New York law and Marshall Islands law, as well as such other legal opinions as the Facility Agent may reasonably require, in each case in a form acceptable to the Facility Agent and its counsel; and

(m) Process Agent. Each Credit Party (other than those incorporated in the United States) shall have appointed a process agent in the State of New York and the Facility Agent shall have received evidence of the acceptance of such appointment from such process agent in connection with the Note and the Security Documents.

4.3 Prepositioning of the Loan. If the Lenders, at the request of the Borrowers and on terms (including, for the avoidance of doubt and without limitation, the identity of the bank with which funds are prepositioned and the mechanism pursuant to which the funds are released) acceptable to all the Lenders and the Facility Agent acting in their absolute discretion, preposition the Loan on a Banking Day (the “Prepositioning Date”) with any bank in advance of the conditions precedent being satisfied, the Borrowers: (a) agree the Prepositioning Date shall be the Drawdown Date for all purposes hereunder, including the obligation to pay interest on the Loan from such date at the rate described in Section 6.1, (b) agrees to pay any fees due pursuant to Section 13.1 on the Prepositioning Date, (c) shall, without duplication, indemnify each Creditor against any costs, loss or liability it may incur in connection with such arrangement, and (d) shall, subject to Clause 4.4, cause all remaining conditions precedent which could not be met on the Prepositioning Date to be met on the date of release of such funds (the “Prepositioning Release Date”) (provided that any failure to deliver a Mortgage over each Vessel on the Prepositioning Release Date shall be an automatic Event of Default).

4.4 Satisfaction After Drawdown or Prepositioning Release Date. Without prejudice to any of the other terms and conditions of this Agreement, in the event the Lenders, in their sole discretion, make the Loan prior to the satisfaction of all or any of the conditions referred to in Sections 4.1, 4.2 and 4.3 (other than in the case of a waiver of such conditions in accordance with this Agreement), the Borrowers hereby covenant and undertake to satisfy or procure the satisfaction of such condition or conditions within five (5) Banking Days after the Drawdown Date or the Prepositioning Release Date, as the case may be, (or such longer period as the Majority Lenders, in their sole discretion, may agree).

4.5 Condition Subsequent. The Borrowers shall, no later than three (3) months from the Effective Date, deliver a statement of compliance for the Inventory of Hazardous Materials with respect to each Vessel.

5. REPAYMENT AND PREPAYMENT

5.1 Repayment.

(a) Monthly Installments. The Borrowers shall repay the principal amount of each Tranche on the last Banking Day of each calendar month (each, an “Installment Date”) following the Drawdown Date (provided however that if the Drawdown Date occurs after the 15th day of a calendar month, then the first Installment Date shall be on the last Banking Day of the subsequent calendar month) in (i) an amount equal to $100,000 on the first eight (8) Installment Dates, (ii) an amount equal to $140,000 on the following twenty-four (24) Installment Dates, and (iii) an amount equal to $100,000 on each Installment Date thereafter until the Final Payment Date.

(b) Maturity. The Borrowers shall repay the outstanding principal amount of each Tranche, together with accrued but unpaid interest thereon and any fees and other amounts owing to any Creditor under the Transaction Documents on the Final Payment Date.

(c) Reduction to Repayments from a Reduction of Commitments. If the Loan is made available to the Borrowers in an amount which is less than the total Commitments in accordance with Section 3.2, the repayments in respect of such Tranche (including all amounts due on the Final Payment Date) shall be reduced by the amount of cancellation in inverse order of maturity.

5.2 Voluntary Prepayment. Subject to delivery of the notices and the minimum payment amounts required by this Section 5.2, the Borrowers may, at their option, on any Banking Day, prepay all or any portion of the Loan. The Borrowers shall compensate the Lenders for any loss, cost or expense incurred by them as a result of a prepayment made on any day other than the last day of the applicable Interest Period in accordance with the provisions of Section 5.5. Prepayments made on the last day of the applicable Interest Period shall be without penalty or premium other than Prepayment Interest, if applicable. Any prepayment shall be in a minimum amount of five hundred thousand Dollars ($500,000) or the full amount of the Loan then outstanding. The Borrowers shall deliver to the Facility Agent notice of such prepayment not less than ten (10) Banking Days prior to the date on which the Borrowers intend to make such prepayment (which notice shall be irrevocable and shall specify the date and amount of such prepayment). Any voluntary prepayments shall be applied on a pro rata basis to each Tranche, and applied against the remaining repayments in respect of such Tranche (including all amounts due on the Final Payment Date) in inverse order of maturity. Prepayments of the Loan under this Section 5.2 shall be made together with accrued but unpaid interest thereon and Prepayment Interest.

5.3 Borrowers’ Obligations Absolute. Each Borrower’s obligations to pay each Creditor hereunder and under the Note shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which each Borrower may have or may have had against any Creditor. If (and only if) requested by a Lender, the Borrowers shall promptly deliver to such Lender a Note evidencing such Lender’s portion of the Loan or a Tranche.

5.4 Mandatory Prepayment.

(a) Sale of a Vessel. Immediately upon the sale of a Vessel, (i) the outstanding principal amount of the Tranche relating to such Vessel shall be immediately repaid in full, and (ii) any remaining proceeds from such Vessel sale after the repayment described in clause (i) and net of any commissions which are documented and payable to a Person that is not an Affiliate of the Borrowers and taxes, if applicable (the “Excess Sale Proceeds”) shall be applied towards repayment of the remaining Tranches on a pro rata basis in an amount such that following such prepayment from Excess Sale Proceeds under this clause (ii), the Loan-to-Value Percentage shall equal the lesser of (x) the Loan-to-Value Percentage as in effect immediately prior to the sale of the relevant Vessel (with the Fair Market Value of the Vessel subject to a Mortgage to be determined based on the last delivered appraisals pursuant to Section 9.1(q)) and (y) 50%. The balance of any Excess Sale Proceeds after the satisfaction of clause (ii) of the preceding sentence shall be released to the relevant Borrower. Prepayments under the preceding clause (ii) with Excess Sale Proceeds shall be applied on a pro rata basis to each remaining Tranche, and applied against the remaining repayment installments in respect of each Tranche (including all amounts due on the Final Payment Date) in inverse order of maturity. Prepayment of the Loan under this paragraph (a) shall be made together with accrued but unpaid interest thereon and Prepayment Interest.

(b) Total Loss of a Vessel. In the event of a Total Loss of a Vessel, upon the earlier of (i) the Total Loss Date of such Vessel or (ii) the date on which the insurance proceeds in respect of such Total Loss are received by the relevant Borrower or the Security Trustee as assignee thereof, the outstanding principal amount of the Tranche relating to such Vessel shall be repaid in full. Any such prepayment of the Loan under this paragraph (b) shall be made together with accrued but unpaid interest thereon and Prepayment Interest. To the extent the relevant Borrower shall have received insurance or other proceeds in excess of the principal amount of the Tranche (together with accrued but unpaid interest thereon and Prepayment Interest) relating to such Vessel, such funds will be released to the relevant Borrower.

(c) Change of Control. If a Change of Control occurs, the Borrowers shall immediately repay in full the outstanding principal amount of the Loan, together with accrued but unpaid interest thereon, Prepayment Interest and any fees or other amounts owing to any Creditor.

5.5 Interest and Costs with Prepayments/Application of Prepayments. Any prepayment of the Loan or a Tranche made hereunder (including, without limitation, those made pursuant to Sections 5 and 9.3) shall be subject to the condition that on the date of prepayment by or on behalf of the Borrowers all accrued interest to the date of such prepayment and all Prepayment Interest shall be paid in full with respect to the Loan or a Tranche or portions thereof being prepaid, together with any and all costs or expenses incurred by any Lender in connection with any breaking of funding for prepayments other than on the last day of the applicable Interest Period (as certified by the relevant Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrowers). No amounts pre-paid or repaid will be available for re-borrowing.

5.6 Joint and Several Liability. It is the intent of the parties hereto that the Borrowers shall be jointly and severally obligated hereunder and under the Loans, as co-borrowers under this Agreement, in respect of the principal of and interest on, and all other amounts owing in respect of, the Obligations. In that connection, each Borrower hereby (i) jointly and severally and irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with each other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all such Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them and that the obligations of each Borrower hereunder shall be unconditional irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety, and (ii) further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment or cash collateralization, by acceleration or otherwise), the Borrowers will, jointly and severally, promptly pay the same, without any demand or notice whatsoever. The Borrowers acknowledge and agree that the delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all of the Borrowers for the purpose of binding them and their assets on a joint and several basis for the Obligations.

6. INTEREST AND RATE

6.1 Applicable Rate. The Borrowers shall pay to the Lenders interest on the unpaid principal amount of each Tranche at the Applicable Rate. Accrued interest on each Tranche shall be payable in arrears on the last Banking Day of each Interest Period.

6.2 Default Rate. Notwithstanding the foregoing, the Borrowers agree that after the occurrence and during the continuance of an Event of Default, the Loan and any other outstanding amount under the Transaction Documents shall bear interest at the Default Rate. In addition, each Borrower hereby promises to pay interest at the Default Rate on any other amount payable by the Borrowers hereunder or under any other Transaction Document which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid. Any interest at the Default Rate (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of the then applicable Interest Period but will remain immediately due and payable.

6.3 Maximum Interest. Anything in this Agreement or the Notes to the contrary notwithstanding, the interest rate on the Loan shall in no event be in excess of the maximum rate permitted by applicable law.

7. PAYMENTS

7.1 Place of Payments, No Set Off. All payments to be made hereunder by the Borrowers shall be made to the Facility Agent, not later than 3 p.m. New York time (any payment received after 3 p.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at c/o Hudson Structured Capital Management, 2187 Atlantic St., Stamford, CT 06902, or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction or withholding for, any Taxes; provided, however, that if the Borrowers shall at any time be required by applicable law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received by the Lenders after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders.

7.2 Tax Credits. If a Lender obtains the benefit of a credit against relief or remission for, or repayment of any Tax imposed by any taxing authority for all or part of the Taxes as to which the Borrowers has paid additional amounts as aforesaid, then such Lender shall pay an amount to the Borrowers which such Lender determines will leave it (after such payment) in the same position as it would have been had the Tax payment not been made by the Borrowers. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable and if, in the opinion of such Lender, it is not prejudicial to it, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes. Nothing contained in this clause shall in any way prejudice the right of the Lenders to arrange their tax affairs in such way as they, in their sole discretion, deem appropriate. In particular, a Lender shall not be required to obtain such tax credit if this interferes with the way such Lender normally deals with its tax affairs.

7.3 Exclusion of Gross-up for Taxes. Borrower shall not be required to pay any additional amounts to or for the account of any Lender pursuant to Section 7.1 to the extent that:

(a) the applicable Lender was not an original party to this Agreement and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender became a party to this Agreement withholding of Taxes would have been required on such payment, provided that this exclusion shall not apply to the extent such withholding does not exceed the withholding that would have been applicable if such payment had been made to an applicable Lender that was an original party to this Agreement; or

(b) the applicable Lender has changed its lending office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its lending office withholding of Taxes would have been required on such payment, provided that this exclusion shall not apply to the extent such withholding does not exceed the withholding that would have been applicable to such payment and with respect to which such Lender would have been entitled to receive additional amounts pursuant to Section 7.1 hereof if such Lender had not changed its lending office; or

(c) withholding would not have been required on such payment if such Lender had complied with its obligations to deliver certain tax forms pursuant to Section 7.4 below.

7.4 Delivery of Tax Forms.

(a) On or prior to the Effective Date (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by the Borrowers, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States, any state thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Facility Agent two properly completed and duly executed copies of (as applicable) IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or, upon request of the Borrowers or the Facility Agent, any subsequent versions thereof or successors thereto, in each case claiming a reduced rate (which may be zero) of U.S. federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, on or prior the Effective Date (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by the Borrowers, provide to the Borrowers and the Facility Agent in addition to the applicable IRS Form W-8 required above a certificate representing that such Non- U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of such Credit Party and is not a controlled foreign corporation related to such Credit Party (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Facility Agent in the event any representation in such certificate is no longer accurate.

(b) In the case of a Non-U.S. Lender that is a party to this Agreement on the Effective Date and that fails to provide an IRS Form W-8ECI or the certificate described in the last sentence of Section 7.4(a) with respect to a Credit Party that is a U.S. person , the IRS Form W-8BEN, W-8BEN-E or W-8IMY provided by such Non-U.S. Lender on or prior to the Effective Date claim the benefits of an income tax treaty providing for no U.S. federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments hereunder with respect to such Credit Party.

(c) On or prior to the Effective Date (or in the case of a transferee Lender, the date that it becomes a party to this Agreement), and thereafter when reasonably requested by the Borrowers, each Lender that is not a Non-U.S. Lender shall deliver to the Borrowers and the Facility Agent executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(d) Any Lender shall when reasonably be requested by the Borrowers provide such forms as are necessary to comply with the Common Reporting Standard issued by the Organisation for Economic Cooperation and Development (OECD), or similar legislation, regulations or guidance enacted in any jurisdiction that seeks to implement equivalent tax reporting and/or withholding tax regimes.

7.5 FATCA Information.

(a) Subject to paragraph (c) below, each FATCA Relevant Party, within ten (10) Banking Days of a reasonable request by the Borrowers or the Facility Agent, shall:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is a FATCA Non-Exempt Party; and

(ii)

supply to the requesting party (with a copy to all other FATCA Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “pass-thru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of determining whether any payment to such party may be subject to any FATCA Deduction.

(b) If a FATCA Relevant Party confirms to the Borrowers or the Facility Agent that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall so notify the Borrowers and the Facility Agent reasonably promptly.

(c) Nothing in this Section 7.5 shall obligate any FATCA Relevant Party to do anything which would or, in its reasonable opinion, might, constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided that nothing in this paragraph shall excuse any FATCA Relevant Party from providing a true complete and correct applicable IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d) If a FATCA Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance the provisions of this agreement or the provided information is insufficient under FATCA, then:

(i)	such party shall be treated as if it were a FATCA Non-Exempt Party; and

(ii)

if that party failed to confirm its applicable pass-thru percentage then such party shall be treated for the purposes of any Transaction Document (and payments made thereunder) as if its applicable pass-thru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

7.6 FATCA Withholding.

(a) The Borrowers or the Facility Agent making a payment to any FATCA Non- Exempt Party shall make such FATCA Deduction as it determines is required by law and shall render payment to the IRS or other applicable taxing authority within the time allowed and in the amount required by FATCA.

(b) If a FATCA Deduction is required to be made by the Borrowers or the Facility Agent to a FATCA Non-Exempt Party, the amount of the payment due from the Borrowers or the Facility Agent shall be reduced by the amount of the FATCA Deduction reasonably determined to be required by the Borrowers or the Facility Agent.

(c) Each FATCA Relevant Party shall promptly upon becoming aware that a FATCA Deduction is required with respect to any payment owed to it (or that there is any change in the rate or basis of a FATCA Deduction) notify the Borrowers or the Facility Agent accordingly, and no Credit Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction.

(d) Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the party making such FATCA Deduction shall deliver to the Facility Agent for delivery to the party on account of whom the FATCA Deduction was made evidence reasonably satisfactory to that party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS or other applicable taxing authority.

(e) The Facility Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Lender which relates to a payment by the Credit Parties (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Credit Parties and the relevant Lender.

7.7 FATCA Mitigation. Notwithstanding any other provision of this Agreement, if a FATCA Deduction is or will be required to be made by any party under Section 7.4 in respect of a payment to any FATCA Non-Exempt Lender, the FATCA Non-Exempt Lender may either:

(i)	transfer its entire interest in the Loan to a U.S. branch or Affiliate, or

(ii)

nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Facility Agent and the Borrowers specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non- Exempt Lender’s interest in the Loan.

7.8 Computations; Banking Day.

(a) All computations of interest and fees shall be made by the Facility Agent or the Lenders, as the case may be, on the basis of actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. Each determination by the Facility Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

8. EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) Non-Payment.

(i)

Any payment of principal, interest or fees payable pursuant to this Agreement or any Fee Letter is not made on the due date thereof, unless such failure is caused by an administrative or technical error and payment is made within three (3) Banking Days of its due date; or

(ii)	any payment of any other amount payable pursuant to this Agreement or any other Transaction Document is not made on the due date, and such failure continues for ten (10) days.

(b) Representations. Any representation, warranty or other statement made by any Credit Party in (i) this Agreement, (ii) any of the Security Documents, or (iii) any other instrument, document or other agreement delivered in connection herewith or therewith, proves to have been untrue or misleading in any material respect when made or deemed made; or

(c) Impossibility; Illegality. It becomes impossible or unlawful for any Credit Party to fulfill any of its covenants or obligations under any Transaction Document or for any Creditor to exercise any of the rights vested in it under any Transaction Document; or

(d) Mortgage. There is an event of default (after giving effect to applicable notice and cure periods) under any Mortgage; or

(e) Certain Covenants. (i) Any Credit Party defaults in the performance or observance of any covenant contained in Sections 4.5 (Condition Subsequent), 5.4 (Mandatory Prepayment), 5.5 (Interest and Costs with Prepayments/Application of Prepayments), 9.1(b) (Notice of Default, etc.), 9.1(e) (Corporate Existence), 9.1(k) (Environmental Matters), 9.1(t) (Maintenance of Insurances), 9.1(x) (Sanctions and Anti-Money Laundering Laws), 9.2(a) (Liens), 9.2(b) (Investments), 9.2(d) (Change of Flag, Class, Management or Ownership), 9.2(g) (Sale of Assets), 9.2(i) (Restricted Payments), 9.2(j) (Consolidation and Merger), 9.2(l) (Indebtedness), 9.2(m) (Sanctions and Anti-Money Laundering), 9.2(o) (Use of Proceeds), 9.2(q) (Restrictions on Vessel Employment), 9.3 (Maximum Loan-to-Value Percentage) and sub-sections (a)(iii), (a)(iv)(1), (a)(iv)(2), (a)(v), (a)(xiii), (a)(xiv), (a)(xv), (a)(xvi) (it being understood that for the avoidance of doubt, no Event of Default shall arise until after the date of the expiration of the cure right provided therein), (b)(i), (b)(ii), (b)(iii), (b)(vii), (b)(viii), (b)(x), (b)(xi), (b)(xii), (b)(xiii) and (b)(xiv) of Section 4 of the Parent Guaranty; or

(f) Covenants. Any Credit Party defaults in the performance of any term, covenant or agreement contained in any Transaction Document to which it is a party or in any other instrument, document or other agreement delivered by it in connection herewith or therewith, in each case other than an Event of Default referred to elsewhere in this Section 8.1, or there occurs any other event which constitutes a default by any Credit Party under any Transaction Document to which it is a party and in each case such default continues unremedied for a period of twenty (20) days after the earlier of (x) actual knowledge thereof by a Responsible Officer of such Credit Party or (y) such Credit Party having been notified thereof in writing by the Facility Agent, in each case other than an Event of Default referred to elsewhere in this Section 8.1; or

(g) Indebtedness. (i) Any default occurs in the payment when due (after giving effect to applicable notice and cure periods) of any Indebtedness of any Credit Party (other than the Parent Guarantor), or (ii) any other default occurs in respect of any Indebtedness of such Credit Party (other than the Parent Guarantor), the effect of which default is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness or indebtedness to become due prior to its stated maturity, and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such payment default or other default, exceeds $10,000,000; or

(h) Parent Guarantor Indebtedness. The Parent Guarantor shall be in default in the payment when due (after giving effect to applicable notice and cure periods) of any Indebtedness other than Indebtedness under any Warehouse Financing Facilities, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such payment default, exceeds $25,000,000; or

(i) Bankruptcy. (i) Any Credit Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, receiver manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party thereof any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv)

any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) any Credit Party shall make a general assignment for the benefit of creditors;

(j) Certain ERISA Transactions. An ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding shall exist or occur that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or could reasonably be expected to exist or occur, could reasonably be expected to result in a Material Adverse Effect; or

(k) Judgments and Decrees. Any judgment, order or decree is made the effect whereof would be to render invalid this Agreement or any other Transaction Document or any material provision thereof or any Credit Party asserts in writing that any such agreement or provision thereof is invalid; or one or more judgments or decrees shall be entered against any Credit Party for an aggregate liability (net of amounts paid or covered by insurance) of, in the case of any Credit Party (other than the Parent Guarantor), $10,000,000 or more or, in the case of the Parent Guarantor, $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(l) Invalidity of Transaction Documents. (i) Any Transaction Document or any material provision thereof shall cease, for any reason, to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the obligations in accordance with the terms hereof or thereof), or any action or suit at law or in equity or other legal proceeding to cancel, revoke or rescind any Transaction Document or any material provision thereof shall be commenced by or on behalf of any Transaction Party or any Governmental Authority, or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(m) Business Suspended. Any Credit Party shall be enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting a material part of its business and such order shall continue in effect for more than forty-five (45) days; or

(n) Loss or Suspension of License or Permit. There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Credit Party if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or

(o) Classification Society Report. The Facility Agent shall have received a report by any Classification Society, or by any marine engineer or surveyor following an inspection that a Vessel is not in compliance with the requirements for the highest classification for vessels of like age and type or is not in compliance with the requirements of applicable law for use as intended under this Agreement and action shall not have been commenced within fifteen (15) days after written notice thereof shall have been given by the Facility Agent to the relevant Borrower and such corrective action shall not be diligently prosecuted or completed in a manner and time schedule consistent with industry standard; or

(p) Termination of Operations; Sale of Assets. Any Credit Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets (unless otherwise permitted pursuant to the terms hereof) or all or substantially all of the assets thereof are seized or otherwise appropriated; or

(q) Inability to Pay Debts. Any Credit Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of such Credit Party; or

(r) Material Adverse Change. There has occurred an event or condition that has resulted in a Material Adverse Effect; or

(s) Arrest of a Vessel. Any Vessel shall at any time be subject to an arrest, distress or detention in any place for thirty (30) days or more; or

(t) Restricted Party. Any Transaction Party or any Subsidiary thereof or any Relevant Individuals becomes a Restricted Party; or

(u) Delisting. The Parent Guarantor’s shares cease to be listed on the New York Stock Exchange or another internationally recognized stock exchange.

Upon and during the continuance of any Event of Default, the Lenders’ obligation to make the Loan available shall cease and the Facility Agent, on behalf of the Majority Lenders, may, and shall upon the Majority Lenders’ instruction, by written notice to the Borrowers declare the entire unpaid balance of the then outstanding Loan, accrued interest and any other sums payable by the Borrowers hereunder or under the Notes and under the other Transaction Documents due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (i) or (q) of this Section 8.1, the Loan, accrued interest and any other sums payable by the Borrowers hereunder, under the Notes and under the other Transaction Documents shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrowers all of which are expressly waived. In such event, the Creditors or any Creditor may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement, in the Notes, in any other Transaction Document, or in aid of the exercise of any power granted herein or therein, or the Lenders, a Lender or the Facility Agent may proceed to enforce the payment of the Notes or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Transaction Documents or by applicable law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to the Creditors hereunder and/or under the Notes (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers then or thereafter with any Creditor and every other claim of the Borrowers then or thereafter against any of the Creditors.

8.2 Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the Facility Agent, the Security Trustee or any Lender under or pursuant to any Transaction Document after the happening of any Event of Default (unless cured to the satisfaction of the Lenders) shall be applied by the Facility Agent in the following manner:

(i)

first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Facility Agent or the Security Trustee hereunder, under the Notes and under any of the other Transaction Documents;

(ii)

secondly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the other Creditors in connection with the protection or enforcement of its rights and remedies hereunder, under the Notes and under the other Transaction Documents;

(iii)	thirdly, in or towards payment of any interest owing in respect of the Loan;

(iv)	fourthly, in or towards payment of all other sums which may be owing to any Creditor under any Transaction Document; and

(v)	fifthly, the surplus (if any) shall be paid to the Borrowers or their designee.

8.3 Indemnification. Each Credit Party agrees to severally indemnify and hold the Creditors harmless against any loss, as well as against any costs or expenses (including legal fees and expenses), which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Loan, interest accrued thereon or any other amount payable hereunder, under the Notes related thereto or under any other Transaction Documents, including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Loan or any portion thereof. Any Creditor’s certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Credit Parties.

9. COVENANTS

9.1 Affirmative Covenants. Each Credit Party (other than the Parent Guarantor) hereby covenants and undertakes with the Lenders that, from the Effective Date and so long as any principal, interest or other moneys are owing by it in respect of this Agreement or under any other Transaction Document to which it is a party, that it will:

(a) Performance of Agreements. Duly perform and observe, and procure the observance and performance of all other parties thereto (other than the Creditors) of the terms of the Transaction Documents to which it is a party;

(b) Notice of Default, etc. Promptly upon any Responsible Officer of any Borrower obtaining actual knowledge thereof, inform the Facility Agent of the occurrence of (a) any Default or Event of Default, (b) any litigation, arbitration or governmental proceeding pending or threatened in writing against any Transaction Party not previously disclosed to the Lenders or any development in respect of a previously disclosed litigation, arbitration or governmental proceeding, which if adversely determined could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim or any judgment entered against a Transaction Party, (c) the withdrawal, with respect to the Vessel owned by it, of such Vessel’s rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(c) Financial Information. Deliver to the Facility Agent:

(i)

as soon as available but not later than sixty (60) days after the end of each fiscal quarter of each fiscal year of the Borrowers, quarterly interim financial statements of the Borrowers, including balance sheets, profit and loss statements and cash flow statements, all in reasonable detail, unaudited, but accompanied by the certification of the chief executive officer, chief financial officer or controller (or equivalent) of the Borrowers that such financial statements fairly present the financial condition of the Borrowers as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments; and

(ii)	such other information and data with respect to the Credit Parties as from time to time may be reasonably requested by the Facility Agent or any Lender;

(d) Vessel Covenants. Except as otherwise permitted by this Agreement, with respect to each Vessel owned by it:

(i)	keep the Vessel registered in the name of the applicable Borrower;

(ii)	keep the Vessel in good and safe condition and state of repair (ordinary wear and tear and/or loss or damage by casualty or condemnation excepted);

(iii)

keep the Vessel insured in accordance with the provisions of Section 9.1(t) hereof and of the relevant Mortgage recorded against it and ensure that the requirements thereof in respect of any insurances have been complied with;

(iv)	notify the Facility Agent of all material modifications to the Vessel and of the removal of any parts or equipment from the Vessel; and

(v)	provide the Facility Agent with all reasonably requested Vessel related information;

(e) Corporate Existence. Except as otherwise permitted hereunder, do or cause to be done all things necessary to preserve and keep its separate identity and existence under the laws of its jurisdiction of incorporation or formation and all licenses, franchises, permits and assets necessary to the conduct of its business;

(f) Books and Records. At all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(g) Taxes and Assessments. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon each Borrower’s income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(h) Inspection. Allow, upon ten (10) Banking Days’ notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, at normal business hours, to visit and inspect subject to customary confidentiality arrangements any of its properties, and, on request, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers; provided, that (i) the Facility Agent shall only be allowed to conduct one such inspection per calendar year at the Borrowers’ expense prior to the occurrence of an Event of Default and an unlimited amount of inspections during the continuance of an Event of Default; and (ii) the foregoing inspections by the Facility Agent shall not unreasonably interfere with the conduct of any Borrower’s business (unless an Event of Default has occurred and is continuing);

(i) Inspection and Survey Reports. (i) If the Facility Agent shall so request, the relevant Borrower shall provide the Facility Agent (for distribution to the Lenders) with copies of all internally generated inspection or survey reports on each Vessel owned by it as well as any operating records, including class maintenance, repair and insurance records in respect of the Vessel owned by it; provided, that the Borrowers shall provide (or cause to be provided), upon the reasonable request of the Facility Agent, the Facility Agent with copies of all inspections and survey reports to the extent required to be provided to the Classification Society, and (ii) upon reasonable notice to the relevant Credit Party, each Credit Party shall permit the Facility Agent (acting through surveyors or other persons appointed by it for that purpose) at the cost of the Borrowers to inspect the relevant Vessel and shall afford all proper facilities for such inspections; provided, that (A) the Facility Agent shall only be allowed to conduct one such inspection per calendar year at the Borrowers’ expense prior to the occurrence of an Event of Default and (B) such inspections shall not unreasonably interfere with the operation of any Vessel, any relevant charterer’s quiet enjoyment of the applicable Vessel or that Vessel’s scheduled maintenance and docking schedule;

(j) Compliance with Statutes, Agreements, etc. Except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, do or cause to be done, all things necessary to comply with all contracts or agreements to which it is a party, and all laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(k) Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent notice thereof, specifying in reasonable detail the nature of such condition: (a) its receipt of any written communication that alleges that it is not in compliance with any applicable Environmental Law or Environmental Approval, if such failure to comply would reasonably be expected to have a Material Adverse Effect, (b) any Environmental Claim pending or threatened in writing against any it, which would reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any Material of Environmental Concern that would reasonably be expect to form the basis of any Environmental Claim against it, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(l) ERISA. Forthwith upon learning of the existence or occurrence of any ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which could reasonably be expected to exist or occur, could reasonably be expected to result in a liability to the Credit Parties in the aggregate in excess of $5,000,000, furnish or cause to be furnished to the Facility Agent written notice thereof;

(m) ISM Code, ISPS Code, Annex VI and MTSA Matters. With respect to each Vessel owned by it (i) procure that the Vessel Manager is and shall at all times remain the Operator thereof, (ii) comply with, and procure that the Operator will comply with (in respect of each of the Vessels operated by it) the requirements of the ISM Code, ISPS Code, Annex VI and MTSA in accordance with the implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates, and when required, security plans, pursuant thereto throughout the term of the Loan; (iii) procure that the Operator will immediately inform the Facility Agent if there is any threatened or actual withdrawal of its DOC, SMC, ISSC or IAPPC in respect of any Vessel operated by it; (iv) procure that the Operator will promptly inform the Facility Agent upon the issuance to the relevant Borrower or Operator of a DOC and to any of the Vessels of an SMC, ISSC or IAPPC; and (v) maintain an Inventory of Hazardous Materials onboard at all times;

(n) Vessel Classification. Keep and cause to be kept each Vessel owned by it in a good and efficient state of repair so as to maintain her present class with its Classification Society and so as to comply with the provisions of all laws, regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws of the relevant Designated Jurisdiction, procure that each such Vessel’s Classification Society make available to the Security Trustee, upon its request, such information and documents in respect of such Vessel as are maintained in the records of such Classification Society, and procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of each such Vessel;

(o) Vessel Management. Cause each of the Vessels owned by it to be managed both commercially and technically by the Vessel Manager;

(p) Brokerage Commissions, etc. Indemnify and hold each of the Creditors harmless from any claim for any brokerage commission, fee, or compensation from any broker or third party hired by any Credit Party resulting from the transactions contemplated hereby;

(q) Vessel Valuations. On or prior to the last Banking Day of each March, June, September and December of each calendar year, the Borrowers shall obtain and deliver to the Facility Agent, or the Facility Agent shall obtain, in each case at the Borrowers’ cost, appraisals of the Fair Market Value of the Vessels. If an Event of Default has occurred and is continuing, the Facility Agent may obtain appraisals of the Fair Market Value of the Vessels at the Borrowers’ cost at such further frequency as may be reasonably required by the Majority Lenders (or the Facility Agent may request that the Borrowers deliver such appraisals at the Borrowers’ cost);

(r) Evidence of Current COFR. If the Facility Agent shall so request, provide, if applicable, the Facility Agent with copies of the current Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for any Vessel owned by it;

(s) Additional Charters. Subject to the provisions of Section 9.2(q), if a Vessel is subject to any new Assignable Charter, the relevant Borrower shall, within 30 days of entering into such Assignable Charter, deliver a Charter Assignment (provided that the charterer’s consent to such assignment shall only be required to be obtained by such Borrower on a commercially reasonable efforts basis);

(t) Maintenance of Insurance.

(i)

Maintain with financially sound and reputable insurance companies, insurance on all its properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time; provided, that it is understood and acknowledged that breach of warranty coverage is not required;

(ii)

Maintain, at their own cost and expense, insurance with respect to its business generally and on the Vessels (including, without limitation, insurance required to be maintained under the terms of the relevant Mortgage) against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance including acts of terrorism and piracy and war risks P&I and liability arising out of pollution), and in forms which are acceptable to the Facility Agent and placed through brokers and with insurance companies, underwriters, funds, mutual insurance associations, war risks and protection and indemnity risks associations, or clubs of recognized standing, in each case satisfactory to the Facility Agent. The Security Trustee and Facility Agent may act in all matters relating to insurances, including the granting or withholding of its consents and approvals on advice from an insurance advisor upon whose advice they may rely;

(iii)

Procure that the aggregate Hull and Machinery and Hull and Freight Interest Insurances insured value of each Vessel shall be equal to or greater than the greater of (i) 120% of the aggregate outstanding principal amount of the Loan (when aggregated with the insured value of the other Vessels then financed under this Agreement) and (ii) the Fair Market Value of such Vessel. The Hull and Machinery insured value of each Vessel shall be at least 80% of the Fair Market Value of such Vessel;

(iv)

Acknowledge and agree that the Security Trustee shall place, at the expense of the Borrowers, if required by any Lender, mortgagee’s interest insurance, on conditions acceptable to the Facility Agent in an amount for all Vessels together equal to 120% of the aggregate outstanding amount of the Loan (unless the Security Trustee agrees to a lower amount of coverage), and the Security Trustee on behalf of the Creditors agrees to obtain and maintain the same; and

(v)	Each Borrower shall promptly assign its interest in hull and machinery insurances (if any) to the Facility Agent (or Security Trustee) pursuant to Insurances Assignments;

(u) Maintenance of Properties. Keep all material property necessary in its business in good working order and condition (loss or damage by casualty or condemnation excepted);

(v) Know Your Customer Requirements. Provide all documentation reasonably requested by Lenders in connection with their know your customer requirements, including but not limited to:

(i)	completed bank account opening mandates with telephone and fax indemnities to include the list of all account holders’ authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	certificates of incorporation or similar documents, certified by the respective secretary or assistant secretary of such entity;

(v)	with respect to each Credit Party, such entity’s applicable IRS Form W-8 or W-9 and tax identification number, if applicable;

(vi)	completed form 4-329 for each account signatory;

(vii)	with respect to the Borrowers, certificate of ultimate beneficial ownership, certified by the respective secretary or assistant secretary of such entity; and

(viii)	non-resident declaration forms, if applicable;

(w) Accounts. Maintain the Earnings Account and deposit therein all Assigned Moneys;

(x) Sanctions and Anti-Money Laundering Laws. Remain, and instruct each of its Subsidiaries, the Vessel Manager and any Relevant Individuals thereof to remain, in compliance with applicable Sanctions Laws and Anti-Money Laundering Laws;

(y) Additional Insurances Assignments. If any Credit Party obtains political risk insurance or other similar insurances, it shall enter into Insurances Assignments over such insurances; and

(z) Sustainable Vessel Dismantling In the event that any Borrower undertakes to dismantle, scrap, or recycle, a Vessel owned by it (or to sell such Vessel to an intermediary with the intention of it being dismantled, scrapped or recycled) with the prior written consent of the Facility Agent (or any other vessel owned by it), it shall be dismantled, scrapped or recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009, and/or EU Ship Recycling Regulation, 2013, and to the extent applicable, United States laws, as well as any other applicable vessel dismantling conventions on safe, sustainable, and socially and environmentally responsible dismantling of such Vessel that is taken out of service.

9.2 Negative Covenants. Each Credit Party (other than the Parent Guarantor) hereby covenants and undertakes with the Lenders that so long as any principal, interest or other moneys are owing in respect of this Agreement, under the Notes or any other Transaction Documents, that it will not:

(a) Liens. Create, assume or permit to exist, any Lien whatsoever upon any Collateral, except for the following (collectively, “Permitted Liens”):

(i)	Liens in favor of the Creditors pursuant to the Transaction Documents;

(ii)	Liens pursuant to the Existing Indebtedness which are to be released on the making of the Loan on the Drawdown Date (or the Prepositioning Release Date, as applicable);

(iii)	Liens against a Vessel permitted to exist under the terms of the Mortgage;

(iv)

Liens for Taxes not yet due and payable or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(v)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(vi)	Liens in the ordinary course of business for master’s and crews’ wages and salvage (including contract salvage);

(vii)

other Liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel and which do not in the aggregate materially detract from the value of the Vessels or materially impair the use thereof in the operation of its business and which secure obligations not more than 30 days overdue and which do not result from any default or omission by a Credit Party;

(b) Investments. Make any Investment, except for (a) Investments in cash and Cash Equivalents and (b) in the case of the Relevant Parent, the Equity Interests of each Borrower;

(c) Transaction with Affiliates. Enter into any transaction with an Affiliate, other than (i) Intercompany Debt, (ii) any transaction between or among a Credit Party (other than the Parent Guarantor), (iii) an Approved Intercompany Charter, (iv) a Management Agreement, or (v) an arm’s length transaction or transaction for the benefit of such Credit Party or as otherwise approved by the Majority Lenders, such approval not to be unreasonably withheld, delayed or conditioned;

(d) Change of Flag, Class, Management or Ownership. Change (i) the flag of a Vessel owned by it other than to another Designated Jurisdiction (provided, that a new Mortgage is granted to the Security Trustee and registered with the registry of the new Designated Jurisdiction and any other amendments to the Security Documents which are required to maintain the Collateral in respect of such Vessel are effected in a manner satisfactory to the Majority Lenders) or with the consent of the Majority Lenders, (ii) the Classification Society of a Vessel owned by it other than to another Approved Classification Society, (iii) the technical or commercial management of a Vessel owned by it other than to another Vessel Manager or (iv) the immediate or ultimate ownership of a Vessel owned by it;

(e) Change in Business. Materially change the nature of its business or commence any business materially different from its current business;

(f) Equity Interests. (i) purchase, cancel, redeem or retire any of its Equity Interests, (ii) increase or reduce its authorized Equity Interests; or (iii) issue any additional Equity Interests except to the extent such new Equity Interests are made subject to the terms of the Pledge Agreement immediately upon the issue thereof in a manner satisfactory to the Facility Agent;

(g) Sale of Assets. Sell, assign, transfer, pledge or otherwise convey or dispose of any of the Vessels owned by it or any other of its assets pledged to the Security Trustee pursuant to this Agreement or a Security Document unless the applicable portion of the Loan is repaid in accordance with Section 5.4(a), except for (i) leases of, or charter contracts in respect of, the Vessels in the ordinary course of business and as permitted by Section 9.2(q) (Restrictions on Vessel Employment) and (ii) disposals of property (but not any Vessel) that is no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties, taken as a whole;

(h) Changes to Corporate Form. Change its name, jurisdiction of organization, principal place of business, or type of corporate form unless the Facility Agent shall have received five (5) Banking Days prior written notice of such change;

(i) Restricted Payments. (i) directly or indirectly declare or pay any dividend or make any distribution on account of its Equity Interests, (ii) purchase, repurchase, redeem, retire or otherwise acquire for value any Equity Interests of any Credit Party, or (iii) make any payments in respect of Intercompany Debt (each of the foregoing, a “Restricted Payment”), unless (x) immediately before and after giving effect thereto, an Event of Default shall not occur and be continuing, and (y) the aggregate unrestricted cash balance in the Earnings Account shall be greater than or equal to $2,250,000;

(j) Consolidation and Merger. Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it or enter into any demerger, amalgamation, consolidation or corporate reconstruction or restructuring, other than with the prior written consent of the Majority Lenders;

(k) Change Fiscal Year. Change its fiscal year (other than as may be required to conform to GAAP);

(l) Indebtedness. Create, incur, issue, or otherwise become directly or indirectly liable for any Indebtedness, other than the following (collectively, “Permitted Indebtedness”):

(i)	Indebtedness created pursuant to this Agreement;

(ii)	the Existing Indebtedness provided such Indebtedness is repaid in full on the making of the Loan on the Drawdown Date (or the Prepositioning Release Date, as applicable);

(iii)	Indebtedness (including Intercompany Debt) existing on the Effective Date as set forth on Schedule 2 hereof;

(iv)	Intercompany Debt which arises after the Effective Date; and

(v)	normal trade credits in the ordinary course of business;

(m) Sanctions and Anti-Money Laundering Laws. (i) Engage in a trade or financial transaction or other dealing with any individual, entity or Sanctioned Country that would violate Sanctions Laws; or (ii) take any action or make any omission that results, or is reasonably likely to result, in any Credit Party becoming a Restricted Party (or permit any Subsidiary or Relevant Individuals thereof to take such action or make such omission); or (iii) use any proceeds from the Loan, directly or, to its knowledge, indirectly, (1) to fund any trade or business involving any Restricted Party (except to the extent licensed or approved by OFAC or other applicable Governmental Authority), or (2) for the purpose of engaging in any activities that would result in a violation of Sanctions Laws or Anti-Money Laundering Laws by any Credit Party;

(n) Changes to Management Agreements. Amend, waive, terminate or otherwise modify any Management Agreement without the written consent of the Majority Lenders, such consent not to be unreasonably withheld, conditioned or delayed;

(o) Use of Proceeds. Use the proceeds of the Loan in violation of Regulation T, U or X;

(p) Accounts. Establish any operating accounts or earnings accounts in respect of the Assigned Moneys other than the Earnings Account; and

(q) Restrictions on Vessel Employment. In relation to the Vessel owned by it, (i) let that Vessel on demise or bareboat charter for any period, other than pursuant to an Approved Intercompany Charter, (ii) permanently remove that Vessel from service and placing such Vessel in cold lay-up, or (iii) enter into any Assignable Charter, without the prior consent of the Majority Lenders, such consent not to be unreasonably withheld, delayed or denied.

9.3 Maximum Loan-to-Value Percentage. If the appraisals delivered pursuant to Section 9.1(q) demonstrate that the outstanding principal amount of the Loan is greater than the Required Percentage of the aggregate Fair Market Value of the Vessels subject to a Mortgage (the “Loan-to-Value Percentage”), the Borrowers shall within a period of fifteen (15) days following receipt by the Borrowers of written notice from the Facility Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in absence of manifest error, be deemed to be conclusive and binding on the Borrowers), either (a) pledge (or cause to be pledged) to the Security Trustee additional Collateral satisfactory to the Majority Lenders (the “Additional Collateral”) of sufficient value such that the outstanding principal amount of the Loan is not greater than the Required Percentage of the aggregate Fair Market Value of the Vessels mortgaged to the Security Trustee plus the Additional Collateral or (b) prepay such amount of the Loan (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.5) such that after such prepayment, the Loan-to-Value Percentage is not greater than the Required Percentage.

10.	ASSIGNMENT

(a) This Agreement shall be binding upon, and inure to the benefit of, each of the Credit Parties and each of the Creditors and their respective successors and assigns, except that the Credit Parties may not assign any of their respective rights or obligations hereunder without the written consent of the Lenders.

(b) Each Lender shall be entitled to assign its rights and obligations under this Agreement with the consent of the Borrowers (such consent shall be deemed to have been given if no express refusal is received within five (5) Banking Days) and the Facility Agent; provided, no such consent of the Borrowers shall be necessary in the case of the assignment to (i) to another Lender, (ii) an Affiliate, a Related Fund, another office or branch of any Lender, and (iii) any Person during the continuance of any Event of Default; and, in any case, such Lender shall forthwith give notice of any such assignment to the Borrowers and the Facility Agent and, provided no Event of Default has occurred and is continuing, pay the Facility Agent an assignment fee of $7,500 for each such assignment; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement and any assignee that is not a Lender shall deliver to the Facility Agent an Administrative Questionnaire. Each of the Credit Parties will take all reasonable actions requested by the Facility Agent or any Lender to effect such assignment, including but not limited to, providing the documents required pursuant to Section 9.1(v). No Lender shall assign its rights and obligations under this Agreement to any natural Person, the Borrowers or any of the Borrowers’ Affiliates, or to any Lender that has not previously complied with its funding obligations under this Agreement.

(c) The aggregate amount of the Commitment to be assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan to be assigned of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Facility Agent) shall not be less than $2,000,000, unless each of the Facility Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loan at the time owing to it no minimum amount need be assigned.

(d) The Facility Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of (and stated interest on) the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Facility Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignment fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) In addition, any Lender may at any time sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the terms of this Agreement and that directly affects such Participant.

(g) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amount of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is registered under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as owner of such participant for all purposes of this Agreement notwithstanding any notice to the contrary.

11.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

11.1 Illegality. In the event that by reason of any change in or introduction of any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and the Borrowers to that effect, whereafter the liability of such Lender to make its portion of the Loan available shall forthwith cease and the Borrowers shall be required either to repay to such Lender that portion of the Loan advanced by such Lender within sixty (60) days or, if such Lender so agrees, to repay such portion of the Loan to the Lender on the last day of the calendar month in accordance with and subject to the provisions of Section 11.4. In any such event, but without prejudice to the aforesaid obligations of the Borrowers to repay such portion of the Loan, the Borrowers and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Loan available from another jurisdiction or otherwise restructuring such portion of the Loan on a basis which is not unlawful.

11.2 Increased Costs. (a) If, after the Effective Date, any change in or introduction of applicable law, regulation or regulatory requirement (including any applicable law, regulation or regulatory requirement which relates to capital adequacy or liquidity controls or which affects the manner in which a Lender allocates capital resources under this Agreement), Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, or in the interpretation or application thereof by any governmental or other authority, shall:

(i)

subject any Lender to any Taxes (but excluding Taxes subject to the gross up Section under Section 7.1 and Taxes exempt from gross up pursuant to Section 7.3 or Section 7.6) with respect to its income from the Loan, or any part thereof;

(ii)

impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender; or

(iii)	impose on any Lender any other non-tax condition affecting the Loan or any part thereof,

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining the Loan or any part thereof or to reduce the amount of any payment received by such Lender, then and, in any such case, if such increase or reduction, in the opinion of such Lender, materially affects the interests of such Lender under or in connection with this Agreement:

(b) such Lender shall notify the Facility Agent and the Borrowers of the happening of such event, and

(c) the Borrowers agree forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction in respect of the Loan.

(d) In this Section 11.2,

(i)	“Basel III” means:

(A)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”;

(ii)	“CRD IV” means:

(A)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;

(B)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(C)	any other law or regulation which implements Basel III.

11.3 Lender’s Certificate Conclusive. A certificate or determination notice of the Facility Agent or any Lender, as the case may be, as to any of the matters referred to in this Section 11 shall, absent manifest error, be conclusive and binding on the Borrowers.

11.4 Compensation for Losses. Where the Loan or any portion thereof is to be repaid by the Borrowers pursuant to this Section 11, the Borrowers agree simultaneously with such repayment to pay to the relevant Lenders all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrowers to the relevant Creditor pursuant to this Agreement, together with such amounts as may be necessary and are certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain the Loan or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

12.	CURRENCY INDEMNITY

12.1 Currency Conversion. If, for the purpose of obtaining or enforcing a judgment in any court in any country, it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under any Transaction Document, then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Creditors shall not be entitled to recover under this Section 12.1 any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under any Transaction Document.

12.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but, in any event, not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under the Transaction Documents in Dollars; any excess over the amount due received or collected by any Lender shall be remitted to the Borrowers.

12.3 Additional Debt Due. Any amount due from any Credit Party under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Transaction Documents.

12.4 Rate of Exchange. The term “rate of exchange” in this Section 12 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

13.	FEES AND EXPENSES

13.1 Fees. The Borrowers shall pay all fees in the amount and at the times agreed in any Fee Letter.

13.2 Expenses. The Credit Parties agree, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Facility Agent, the Security Trustee and the Lenders for payment of, (i) the reasonable expenses of the Facility Agent, the Security Trustee and the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Creditors’ rights or remedies with respect thereto or in the preservation of the Creditors’ priorities under the documentation executed and delivered in connection therewith), including, without limitation, all costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable and documented fees and disbursements of Lenders’ counsel in connection therewith, as well as the fees and expenses of any independent appraisers, surveyors, engineers, inspectors and other consultants retained by a Lender in connection with this Agreement and the transactions contemplated hereby and under the Security Documents, (ii) all costs and expenses, if any, in connection with the enforcement of this Agreement, the Notes and the Security Documents and (iii) stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Notes) herein contemplated and to hold the Facility Agent, the Security Trustee and the Lenders free and harmless in connection with any liability arising from the non-payment of any such stamp or other similar taxes. Such stamp or other similar taxes and, if any, interest and penalties related thereto as may become payable after the Effective Date shall be paid immediately by the Borrowers to the Facility Agent, the Security Trustee or the Lenders, as applicable, when liability therefor is no longer contested by the Facility Agent, the Security Trustee or the Lenders or reimbursed immediately by the Borrowers to the Facility Agent, the Security Trustee or the Lenders after payment thereof (if the Facility Agent, the Security Trustee of the Lenders, in their sole discretion, choose to make such payment).

14.	APPLICABLE LAW, JURISDICTION AND WAIVER

14.1 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

14.2 Jurisdiction. Each of the Credit Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on such Credit Party by mailing or delivering the same by hand to such Credit Party at the address indicated for notices in Section 16.1. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by such Credit Party as such, and shall be legal and binding upon such Credit Party for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Credit Parties to the Lenders) against such Credit Party in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. Each Credit Party will advise the Facility Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.

14.3 WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY OF THE CREDIT PARTIES HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

14.4 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE CREDIT PARTIES AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

15.	THE FACILITY AGENT / THE SECURITY TRUSTEE.

15.1 Appointment of Agent. Each of the Lenders hereby irrevocably appoints and authorizes the Facility Agent and the Security Trustee, respectively, to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Facility Agent and the Security Trustee, respectively by the terms hereof and thereof. Neither the Facility Agent, nor the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under any Transaction Document or in connection therewith, except for its or their own gross negligence or willful misconduct.

15.2 Security Trustee as Trustee. Each of the Creditors irrevocably appoints, designates and authorizes the Security Trustee as trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Creditors or any of them or for the benefit thereof under or pursuant to this Agreement or the other Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Creditor in the Transaction Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Creditor or any agent of any Creditor or received or recovered by any Creditor or any agent of any Creditor pursuant to, or in connection with, the Transaction Documents whether from the Borrowers or any other Credit Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Creditor or any agent of any Creditor in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment and declares that it holds all such property on trust for the Creditors on the terms contained in this Agreement and the other Transaction Documents (but shall have no obligations under this Agreement or the other Transaction Documents except those expressly set forth herein and therein). Neither the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Notes or the other Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

15.3 Distribution of Payments. Whenever any payment is received by the Facility Agent or the Security Trustee from the Borrowers or any other Credit Party for the account of the Lenders, or any of them, whether of principal or interest on the Notes, commissions, fees under Section 13, or otherwise, it will thereafter cause like funds relating to such payment to be promptly distributed ratably to the Lenders according to their respective Commitments in respect of a Tranche, in each case to be applied according to the terms of this Agreement. Unless the Facility Agent or the Security Trustee, as the case may be, shall have received notice from the Borrowers prior to the date when any payment is due hereunder that the Borrowers will not make any payment on such date, the Facility Agent or the Security Trustee may assume that the Borrowers have made such payment to the Facility Agent or the Security Trustee, as the case may be, on the relevant date and the Facility Agent or the Security Trustee may, in reliance upon such assumption, make available to the Lenders on such date a corresponding amount relating to such payment ratably to the Lenders according to their respective Commitments. If and to the extent that the Borrowers shall not have so made such payment available to the Facility Agent or the Security Trustee, as the case may be, the Lenders and the Borrowers (but without duplication) severally agrees to repay to the Facility Agent or the Security Trustee, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Lenders until the date such amount is repaid to the Facility Agent or the Security Trustee, as the case may be, as calculated by the Facility Agent or Security Trustee to reflect its cost of funds.

15.4 Holder of Interest. The Facility Agent may treat each Lender as the holder of all of the interest of such Lender in the Loan unless and until the Facility Agent has received a copy of an Assignment and Assumption Agreement evidencing the transfer of all or any part of such Lender’s interest in the Loan.

15.5 No Duty to Examine, Etc. The Facility Agent shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the other Transaction Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with any other Transaction Document and the Facility Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

15.6 Facility Agent and Security Trustee as Lenders. With respect to that portion of the Loan made available by it, each of the Facility Agent and the Security Trustee shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Facility Agent or the Security Trustee, as the case may be, and the term “Lender” or “Lenders” shall include the Facility Agent and the Security Trustee in their capacity as Lenders. Each of the Facility Agent and the Security Trustee and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrowers as if it were not the Facility Agent or the Security Trustee, as the case may be.

15.7 Obligations of Facility Agent and Security Trustee.

(a) The obligations of each of the Facility Agent and the Security Trustee, respectively, under this Agreement and the other Transaction Documents are only those expressly set forth herein and therein.

(b) Neither the Facility Agent nor the Security Trustee shall at any time be under any duty to investigate whether an Event of Default, or a Default, has occurred or to investigate the performance of this Agreement or the other Transaction Documents by any Credit Party.

(c) Promptly upon receipt thereof by the Facility Agent, the Facility Agent shall furnish each Lender with a copy of all financial reports and notices delivered to it by the Borrowers hereunder.

15.8 Discretion of Facility Agents and Security Trustee. (a) Each of the Facility Agent and the Security Trustee, respectively, shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of the Transaction Documents, unless the Facility Agent or Security Trustee, as the case may be, shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that neither the Facility Agent nor the Security Trustee shall be required to take any action which (in the Facility Agent’s and/or the Security Trustee’s sole discretion) may expose such Facility Agent or the Security Trustee, as the case may be, to personal liability or which is contrary to this Agreement or applicable law.

(a) Each of the Facility Agent and the Security Trustee shall in all cases be fully protected in acting or refraining from acting under this Agreement or under any other Transaction Document in accordance with the instructions of the Majority Lenders (or, where expressly required hereby, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

15.9 Assumption re Event of Default. Except as otherwise provided in Section 15.15, the Facility Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Facility Agent has been notified by the Borrowers of such fact or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that the Facility Agent shall have been notified by any party in the manner set forth in the preceding sentence of any Event of Default or of any Default, the Facility Agent shall promptly notify the Lenders and shall take action and assert such rights and/or advise the Security Trustee to take such action or assert such rights under the Transaction Documents as the Majority Lenders shall request in writing.

15.10 No Liability of Agents and the Lenders. Neither the Facility Agent, nor the Security Trustee nor any Lender shall be under any liability or responsibility whatsoever:

(a) to any Credit Party or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lender or any other person of any of its or their obligations under this Agreement or the other Transaction Documents;

(b) to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by any Credit Party of any of its obligations under this Agreement or the other Transaction Documents; or

(c) to any Lender or Lenders for any statements, representations or warranties contained in this Agreement or the other Transaction Documents or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement or the other Transaction Documents or any document or instrument delivered in connection with the transactions hereby contemplated.

15.11 Indemnification of Facility Agent and Security Trustee. The Lenders agree to indemnify each of the Facility Agent and the Security Trustee (to the extent not reimbursed by the Borrowers), pro rata according to the respective amounts of their interests in the Loan, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Facility Agent or the Security Trustee, as the case may be, in any way relating to or arising out of this Agreement or the other Transaction Documents, any action taken or omitted by the Facility Agent or the Security Trustee, as the case may be, hereunder or thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement or the other Transaction Documents, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent’s or Security Trustee’s, as the case may be, gross negligence or willful misconduct.

15.12 Consultation with Counsel. Each of the Facility Agent and the Security Trustee may consult with legal counsel selected by the Facility Agent or Security Trustee, as the case may be and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

15.13 Resignation. Each of the Facility Agent and the Security Trustee may resign at any time by giving sixty (60) days’ written notice (the “Resignation Effective Date”) thereof to the Creditors and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Facility Agent or Security Trustee, as the case may be. If no successor Facility Agent or Security Trustee, as the case may be, shall have been so appointed by the Majority Lenders and shall have accepted such appointment within sixty (60) days after the retiring Facility Agent’s or Security Trustee’s, as the case may be, giving notice of resignation, then the retiring Facility Agent or Security Trustee, as the case may be, may, on behalf of the Creditors, appoint a successor Facility Agent or Security Trustee, as the case may be, which shall be a bank or trust company of recognized standing. The appointment by the Majority Lenders of any successor to the Facility Agent or Security Trustee shall (unless an Event of Default has occurred and is continuing) be subject to the prior written consent of the Borrowers, such consent not to be unreasonably withheld. After any resignation of the Facility Agent or Security Trustee hereunder, the provisions of this Section 15 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Facility Agent or Security Trustee, as the case may be. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

15.14 Representations of Lenders. Each Creditor represents and warrants to each other Creditor that:

(i)

in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers and the other Credit Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Creditor; and

(ii)

so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers and the other Credit Parties.

15.15 Notification of Event of Default. If the Facility Agent has received a notice from the Borrowers or any Creditor about the occurrence of a Default or Event of Default, the Facility Agent shall promptly notify the Creditors of such Default or Event of Default.

15.16 Sharing of Payments, Etc. If any Creditor shall obtain any payment (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Notes or the Security Documents, or otherwise) on account of the amounts advanced and owing to it (other than pursuant to Sections 11.2 or 11.4 or otherwise in respect of any gross up for Taxes pursuant to Section 7.1) in excess of its ratable share of payments on account of the amounts advanced obtained by all the Creditors, such Creditor shall forthwith purchase from the other Creditors such participations in the amounts advanced owing to them as shall be necessary to cause such purchasing Creditor to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Creditor, such purchase from each Creditor shall be rescinded and such Creditor shall repay to the purchasing Creditor the purchase price to the extent of such recovery together with an amount equal to such Creditor’s ratable share (according to the proportion of (i) the amount of such Creditor’s required repayment to (ii) the total amount so recovered from the purchasing Creditor) of any interest or other amount paid or payable by the purchasing Creditor in respect of the total amount so recovered. The Borrowers agree that any Creditor so purchasing a participation from another Creditor pursuant to this Section 15.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Creditor were the direct creditor of the Borrowers in the amount of such participation.

15.17 Erroneous Payments.

(a) With respect to any payment that the Facility Agent makes to any Lender or other Creditor as to which the Facility Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made the corresponding payment to the Facility Agent; (2) the Facility Agent has made a payment in excess of the amount(s) received by it from the Borrowers either individually or in the aggregate (whether or not then owed); or (3) the Facility Agent has for any reason otherwise erroneously made such payment; then each of the Creditors severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount so distributed to such Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Facility Agent, at the Federal Funds Effective Rate. A notice of the Facility Agent to any Person under this clause (a) shall be conclusive, absent manifest error.

(b) Notwithstanding anything to the contrary in this Agreement, if at any time the Facility Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Creditor, whether or not in respect of any obligation or liability due and owing in connection herewith to a Creditor at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Facility Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to the Facility Agent, at the Federal Funds Effective Rate. A notice of the Facility Agent to any Person under this clause (b) shall be conclusive, absent manifest error. To the extent permitted by law, each Lender and each other Creditor irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Facility Agent shall inform each Lender or other Creditor that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 15.17 shall survive the resignation or replacement of the Facility Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

(c) Each Lender or Creditor hereby authorizes the Facility Agent to set off, net and apply any and all amounts at any time owing to such Lender or Creditor under any Transaction Document against any amount due to the Facility Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.

(d) The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrowers or any other Credit Party under the Transaction Documents, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Facility Agent from the Borrowers or any other Credit Party for the purpose of making such Rescindable Amount. For the avoidance of doubt, no provision in this Section 15.17 shall be interpreted to increase (or accelerate the due date for) or have the effect of increasing (or accelerating the due date for), the obligations of the Borrowers or other Credit Party under the Transaction Documents relative to the amount (and/or timing for payment) of the obligations that would have been payable had the erroneous Rescindable Amount not been paid by the Facility Agent.

16.	NOTICES AND DEMANDS

16.1 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic mail or similar writing) and shall be given to the Borrowers and/or the Facility Agent and/or the Security Trustee at its respective address or facsimile number set forth below and to the Creditors at their addresses and facsimile numbers set forth in Schedule 1 hereto or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 16.1 and telephonic confirmation of receipt thereof is obtained, or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section 16.1 or when delivery at such address is refused.

If to the Borrowers:

c/o SEACOR Marine LLC

5005 Railroad Avenue

Morgan City, Louisiana 70380

Attn: Executive Vice President

Facsimile No.: 985-876-5444

E-mail: jllorca@seacormarine.com

With a copy to:

SEACOR Marine Holdings Inc.

5005 Railroad Avenue

Morgan City, Louisiana 70380

Attn: Legal Department

Facsimile No.: 985-876-5444

E-mail: aeverett@seacormarine.com

If to any other Credit Parties:

c/o SEACOR Marine Holdings Inc.

5005 Railroad Avenue

Morgan City, Louisiana 70380

Attn: Legal Department

Facsimile No.: 985-876-5444

E-mail: aeverett@seacormarine.com

If to the Facility Agent or Security Trustee:

Mountain Supply LLC

c/o Hudson Structured Capital Management

2187 Atlantic St.

Stamford, CT 06902

Attn: Jason Braunstein / Ajay Mehra

Email: jason.braunstein@hscm.com / ajay.mehra@hscm.com

17. MISCELLANEOUS

17.1 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Facility Agent and each Creditor and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including, but not limited to, the Earnings Account) and other indebtedness at any time owing by the Facility Agent, such Creditor or such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under the Transaction Documents, irrespective of whether the Facility Agent or such Creditor shall have made any demand under this Agreement and although such obligations may be unmatured. The Facility Agent and each Creditor agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Facility Agent and each Creditor and their respective Affiliates under this Section 17.1 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Facility Agent, such Creditor, the Security Trustee and their respective Affiliates may have. Notwithstanding anything to the contrary set forth in Section 17 or elsewhere herein, the Facility Agent may not discriminate against the Creditors generally in favor of its own interests when exercising setoff rights against amounts received from the Borrowers hereunder, including any amount in any Earnings Account.

17.2 Time of Essence. Time is of the essence with respect to this Agreement but no failure or delay on the part of any of the Facility Agent, the Security Trustee or the other Creditors to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any of the Facility Agent, the Security Trustee or the other Creditors of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

17.3 Invalidity. In case any one or more of the provisions contained in this Agreement or any other Transaction Document would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Borrowers or other applicable Credit Party, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

17.4 References. References herein to Articles, Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement or the other Transaction Documents as applicable, unless the context otherwise requires.

17.5 Further Assurances. Each Credit Party agrees that if this Agreement or any of the other Transaction Documents shall, in the reasonable opinion of the Creditors, at any time be deemed by the Creditors for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Creditors may be required in order to more effectively accomplish the purposes of this Agreement and/or the other Transaction Documents (including, without limitation, to create, perfect, vest in favor of the Security Trustee or protect the priority of security conferred or intended to be conferred by or pursuant to the Transaction Documents).

17.6 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Credit Parties on the one part, and any of the Creditors, on the other part, relating to the transactions contemplated hereby, whether written or oral are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Credit Parties and the Creditors, as the case may be, are parties, which alone fully and completely express the agreements between the Credit Parties and the Creditors.

17.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto. Neither this Agreement, the Notes nor any of the Security Documents nor any terms hereof or thereof may be waived or amended unless such waiver or amendment is approved by the Credit Parties and the Majority Lenders, provided, that no such waiver or amendment shall, without the written consent of each Lender affected thereby, (i) reduce the interest rate (other than any waiver of any default interest) or extend the time of a scheduled payment of principal or interest or fees (but not prepayment) on the Loan or reduce the principal amount of the Loan hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation, (iii) amend, modify or waive any provision of this Section 17.7, (iv) amend the definition of Majority Lenders (including component parts thereof), (v) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Agreement, or (vi) release any Transaction Party from any of its obligations under any Transaction Document except as expressly provided herein or in such Transaction Document; provided, further, that no such waiver or amendment shall amend, modify or otherwise affect the rights or duties of the Facility Agent or the Security Trustee without the prior written consent of the Facility Agent or the Security Trustee acting as such at the effective date of such agreement, as applicable.

17.8 Assumption re Event of Default. The Creditors shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Creditors have been notified by the Borrowers of such fact. In the event that any Creditor shall have been notified, in the manner set forth in the preceding sentence, by the Borrowers of any Event of Default or Default, such Creditor shall promptly notify the Facility Agent in writing, and the Majority Lenders may take action and assert such rights under this Agreement or under any other Transaction Document or as provided for under applicable law as they determine are appropriate.

17.9 Indemnification. Neither any Creditor nor any of its directors, officers, agents or employees shall be liable to any Credit Party for any action taken or not taken thereby in connection herewith in the absence of its own gross negligence or willful misconduct. Each of the Credit Parties hereby jointly and severally agrees to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all claims, losses, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of every nature and character (other than taxes) arising out of, in connection with, or as a result of the execution or delivery of the Transaction Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Transaction Documents or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers of the proceeds of the Loan, (b) the reversal or withdrawal of any provisional credits granted by the Facility Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrowers, (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnitee is a party thereof, (d) any civil penalty or fine assessed by OFAC or another Governmental Authority against the Facility Agent or any other Creditor as a result of conduct of any Credit Party or any Relevant Individuals thereof that violates a Sanctions Law or Anti-Money Laundering Law, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof or (e) with respect to the Credit Parties and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Materials of Environmental Concern or any action, suit, proceeding or investigation brought or threatened with respect to any Materials of Environmental Concern relating, in each case, to any circumstance or occurrence arising in relation to, or during the time of, the management, use, control ownership or operation of property or assets by the Credit Parties, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the relevant Credit Party shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 17.9 caused by an Indemnitee’s own gross negligence or willful misconduct. Notwithstanding anything herein to the contrary, the foregoing indemnification shall not apply to the extent that any claims, damages, expenses, obligations, penalties, actions, judgments, suits or costs arise with respect to any Vessel from and after such time as any Creditor (or any designee thereof) takes possession or control of such Vessel (except to the extent that any such matter arising under subsection 17.9(e) hereof relates to any circumstance or occurrence arising prior to such time). In litigation, or the preparation therefor, the Creditors and their Affiliates shall be entitled to select their own counsel and, if arising after the occurrence and during the continuation of an Event of Default, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. To the extent that the respective interests of the Creditors in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Creditors using their reasonable good faith judgment), the Creditors shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of any Credit Party under this Section 17.9 are unenforceable for any reason, such Credit Party hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 17.9 shall survive payment or satisfaction in full of the Loan and all other obligations under this Agreement and the other Transaction Documents.

17.10 USA Patriot Act Notice; Bank Secrecy Act. The Facility Agent hereby notifies each of the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and such other information that will allow the Creditors to identify each of the Credit Parties in accordance with the Patriot Act. In addition, each of the Credit Parties shall comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

17.11 CEA Eligible Contract Participant. Notwithstanding anything to the contrary in any Transaction Document, no Credit Party shall be deemed to guarantee, become jointly and severally obligated for or pledge assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”) of another Credit Party if at the time that swap is entered into, such Credit Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.

17.12 Confidentiality. Each of the Facility Agent, Security Trustee and the Creditors agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority or government agency purporting to have jurisdiction and/or supervision over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 17.13, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder or (iii) to any credit insurance provider; (g) on a confidential basis to any rating agency in connection with rating the Parent Guarantor or its Subsidiaries or the Loan; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 17.13, or (y) becomes available to the Facility Agent, Security Trustee, any Creditor or any of their respective Affiliates on a non-confidential basis from a source other than a Credit Party. In addition, the Facility Agent, Security Trustee and the Creditors may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Facility Agent, Security Trustee and the Creditors in connection with the administration of this Agreement, the other Transaction Documents, and the Commitments. It is understood and agreed that any Person required to maintain the confidentiality of Information as provided in this Section 17.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

17.13 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that any Credit Party delivers an executed counterpart of this Agreement by facsimile or electronic transmission, such Credit Party shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Credit Party to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

17.14 Headings. In this Agreement, section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

17.15 Publication. The Facility Agent may, at its option and sole expense, publish information about its participation in the Loan and for such purpose only, use the logo and trademark of the Borrowers, the Parent Guarantor or any other Credit Party.

17.16 Termination; Release.

(a) This Agreement shall terminate and the Collateral shall be automatically released from the Lien of this Agreement when the Facility Agent notifies the Borrowers that the principal of and interest and premium (if any) on the Loan, all fees and all other expenses or amounts payable under this Agreement shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of this Agreement or the Security Documents, survive the termination thereof). Upon termination hereof, the security interests granted by the Security Documents shall automatically terminate and all rights to the Collateral shall revert to the applicable Credit Party. Upon termination hereof or any release of Collateral in accordance with the provisions of this Agreement, the applicable Creditor shall promptly execute and deliver to such Credit Party all releases or other documents reasonably necessary and in form reasonably satisfactory to the Credit Party, any vessel registry or other registry, as applicable, and take such reasonable further actions for the release of such Collateral from the security interests created thereby, upon the written request and at the sole cost and expense of the Credit Parties, assign, transfer and deliver to the Credit Parties, against receipt and without recourse to or warranty of any kind (either express or implied) by such Creditor (except that such Creditor has not assigned or otherwise transferred its security interest in the Collateral), such of the Collateral to be released (in the case of a release) as may be in possession or control of such Creditor and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, with such endorsements or proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

(b) If any of the Collateral is sold, transferred or otherwise disposed of by any Credit Party (other than to another Credit Party) in a transaction permitted by this Agreement, then the lien created pursuant to any Security Document in such Collateral shall be released, and the applicable Creditor, at the request and sole expense of such Credit Party, shall promptly execute and deliver to such Credit Party all releases or other documents reasonably necessary and in form reasonably satisfactory to the Credit Party and take such reasonable further actions for the release of such Collateral from the security interests created thereby, provided that the applicable Credit Party shall have delivered to such Creditor, at least five (5) Banking Days (or such shorter period of time acceptable to such Creditor) prior to the date of the proposed release, a certificate of a Responsible Officer of such Credit Party with request for release identifying the relevant Collateral and certifying that such transaction is in compliance with this Agreement and the Security Documents.

18. GUARANTEE AND INDEMNITY.

18.1 Guarantee and Indemnity. In order to induce the Lenders to make the Loan to the Borrowers, the Relevant Parent irrevocably and unconditionally:

(a) guarantees to each Creditor, as a primary obligor and not merely as a surety, punctual payment and performance by the Borrowers of all their respective obligations under the Transaction Documents;

(b) undertakes with each Creditor that whenever any of the Borrowers y does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise) under or in connection with any Transaction Document, the Relevant Parent shall immediately on demand pay that amount as if it were the primary obligor; and

(c) agrees with each Creditor that if any Obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Creditor immediately on demand against any cost, loss or liability it incurs as a result of any of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by the Relevant Parent under this indemnity will not exceed the amount it would have had to pay under this Section 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2 Continuing Guarantee. This guarantee is a continuing guarantee that shall remain in full force and effect until the irrevocable payment and performance in full by any Credit Party under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee constitutes a guarantee of punctual performance and payment and not merely of collection.

18.3 Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of any Credit Party or any security for those obligations or otherwise) is made by a Creditor in whole or in part on the basis of any payment, security or other disposition which is rescinded, discharged, avoided or reduced, or must be restored or returned, upon insolvency, bankruptcy, reorganization, liquidation, administration or otherwise, without limitation, then the liability of the Relevant Parent under this Section 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4 Waiver of Defenses. The obligations of the Relevant Parent under this Section 18 and in respect of any security provided by or pursuant to the Security Documents are irrevocable, absolute and unconditional and shall not be affected or discharged by an act, omission, matter or thing which, but for this Section 18.4, would reduce, release or prejudice any of its obligations under this Section 18 or in respect of any security provided by or pursuant to the Security Documents (without limitation and whether or not known to it or any Creditor) including (and the Relevant Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to):

(a) any time, waiver or consent granted to, or composition with, any Credit Party or other person;

(b) the release of any other Credit Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Credit Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any collateral;

(d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure, shareholders, members or status of a Credit Party or any other person (including without limitation any change in the holding of such Credit Party’s or other person’s Equity Interests);

(e) any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(f) any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

(g) any bankruptcy, insolvency or similar proceedings;

(h) any election of remedies by a Creditor that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Relevant Parent or other rights of the Relevant Parent to proceed against any Credit Party, any other guarantor or any other person or entity or any collateral;

(i) any right of set-off or counterclaim against or in respect of the obligations of the Relevant Parent hereunder; or

(j) any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Credit Party.

18.5 Other Waivers. The Relevant Parent hereby unconditionally and irrevocably waives: promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice and this guarantee and any requirement that a Creditor protect, secure, perfect or insure any security, Lien or any property subject thereto or exhaust any right or take any action against a Credit Party, any other guarantor or any other person or entity or any collateral;

(b) any right to revoke this guarantee; and

(c) any duty on the part of a Credit Party to disclose to the Relevant Parent any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of that Credit Party or any of their respective Subsidiaries now or hereafter known by any Creditor.

18.6 Acknowledgment of Benefits. The Relevant Parent acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Transaction Documents and that the waivers set forth in this Section 18 are knowingly made in contemplation of such benefits.

18.7 Immediate Recourse. The Relevant Parent waives any right it may have of first requiring any Creditor (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Transaction Document or to enforce any security provided by or pursuant to the Security Documents) before claiming or commencing proceedings under this Section 18. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

18.8 Appropriations. Until all amounts which may be or become payable by the Borrowers under or in connection with the Transaction Documents have been irrevocably paid in full, each Creditor (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Creditor (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Relevant Parent shall not be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from the Relevant Parent or on account of the Relevant Parent’s liability under this Section 18.

18.9 Deferral of Relevant Parent’s Rights. All rights which the Relevant Parent at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrowers, any other guarantor or their respective assets shall be fully subordinated to the rights of the Creditors under the Transaction Documents and until all obligations under the Transaction Documents are paid in full and unless the Facility Agent otherwise directs, the Relevant Parent will not exercise its rights which it may have (whether in respect of any Transaction Document to which it is a party or any other transaction) by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Section 18:

(a) to be indemnified by any Credit Party;

(b) to claim any contribution from any third party providing security for, or any other guarantor of, any Credit Party’s obligations under the Transaction Documents;

(c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditors under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by any Creditor;

(d) to bring legal or other proceedings for an order requiring any Credit Party to make any payment, or perform any obligation, in respect of which the Relevant Parent has given a guarantee, undertaking or indemnity under Section 18.1;

(e) to exercise any right of set-off against any Credit Party; and/or

(f) to claim or prove as a creditor of any Credit Party in competition with any Creditor.

If the Relevant Parent receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Creditors by the Credit Party under or in connection with the Transaction Documents to be repaid in full on trust for the Creditors and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with the terms of this Agreement.

18.10 Additional Security. This guarantee and any other security or Lien given by the Relevant Parent is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or security or any other right of recourse now or subsequently held by any Creditor or any right of set-off or netting or right to combine accounts in connection with the Transaction Documents.

18.11 Independent Obligations. The obligations of the Relevant Parent under or in respect of this guarantee are independent of any other obligations of any other Credit Party under or in respect of the Transaction Documents, and a separate action or actions may be brought and prosecuted against the Relevant Parent to enforce this guarantee irrespective of whether any action is brought against any other Credit Party or whether any other Credit Party is joined in any such action or actions.

18.12 Limitation of Liability. The Relevant Parent and each of the Creditors hereby confirms that it is its intention that the obligations under this guarantee not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, the Relevant Parent and each of the Creditors hereby irrevocably agrees that the obligations guaranteed by the Relevant Parent under this guarantee shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Relevant Parent that are relevant under such laws, result in the obligations of the Relevant Parent in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

18.13 Applicability of Provisions of Guarantee to Other Security. Sections 18.2, 18.3, 18.4, 18.5, 18.6, 18.7, 18.8, 18.9, 18.10, 18.11 and 18.12 shall apply, with any necessary modifications, to any security or Lien which the Relevant Parent creates (whether at the time at which it signs this Agreement or at any later time) to secure the obligations under the Transaction Documents or any part of them.

19. SUBORDINATION OF INTERCOMPANY DEBT.

19.1 Subordination.

(a) Subordination of Liabilities. Each Credit Party, for itself, its successors and assigns, hereby subordinates its claims with respect to all Intercompany Debt, and all amounts owing in respect thereof (all such claims and amounts in respect of such Intercompany Debt, “Subordinated Indebtedness”), of any other Credit Party owing to it, whether now existing or hereafter arising, to the prior payment in full in cash of all obligations due to the Creditors under any Transaction Document always subject to and in accordance with the subordination provisions set forth in this Section 19.1 (including any exceptions); provided, that notwithstanding anything contained herein to the contrary, each Credit Party may repay any Intercompany Debt in full or in part subject to Section 9.2(i) hereof.

(b) Payor Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances.

(i) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all obligations owing in respect of the Senior Indebtedness shall first be paid in full in cash in accordance with the terms thereof, before any payment of any kind or character, whether in cash, property, securities or otherwise, is made on account of the Subordinated Indebtedness then outstanding.

(ii) No Credit Party that is a payor under any Intercompany Debt shall, directly or indirectly (and no person or other entity on behalf of such Credit Party may), make any payment of any Subordinated Indebtedness until all Senior Indebtedness has been paid in full in cash if any Event of Default has occurred and is continuing or would result therefrom. Each Credit Party that is a holder of the Subordinated Indebtedness hereby agrees that, so long as any such Event of Default has occurred and is continuing, it will not sue for, or otherwise take any action to enforce the payor’s obligations to pay, amounts owing in respect of the Subordinated Indebtedness. Each Credit Party that is a holder of the Subordinated Indebtedness understands and agrees that to the extent that sub-clause (i) of this clause (b) or this sub-clause

(ii) prohibits the payment of any Subordinated Indebtedness, such unpaid amount shall not constitute a payment default under the Subordinated Indebtedness and the holder(s) of the Subordinated Indebtedness may not sue for, or otherwise take action to enforce the payor’s obligation to pay such amount, provided that such unpaid amount shall remain an obligation of the payor to the holder(s) of the Subordinated Indebtedness pursuant to the terms of the Subordinated Indebtedness. Notwithstanding the foregoing, so long as an Event of Default is not continuing, each Credit Party will be entitled to make (and any person or other entity on behalf of the such Credit Party shall be entitled to make) and the holder(s) of any Subordinated Indebtedness will be entitled to receive, payments of principal and/or interest under the Subordinated Indebtedness.

(iii) In the event that, notwithstanding the provisions of the preceding sub-clauses (i) and

(ii) of this clause (b), any Credit Party that is a payor under any Subordinated Indebtedness (or any Person on behalf of such Credit Party) makes (or the holder(s) of the Subordinated Indebtedness receives) any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said sub-clause (i) or (ii), such payment shall be held by the holder(s) of the Subordinated Indebtedness, in trust for the benefit of, and shall be paid forthwith over and delivered to, the Facility Agent, for application pro rata to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(c) Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of a Credit Party. Upon any distribution of assets of any Credit Party upon dissolution, winding up, liquidation or reorganization of such Credit Party (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness in accordance with the terms thereof (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before the holder(s) of the Subordinated Indebtedness is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;

(ii) any payment or distributions of assets of such Credit Party of any kind or character, whether in cash, property or securities to which the holder(s) of any outstanding Subordinated Indebtedness would be entitled except for the provisions of this Section 19.1, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Facility Agent, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

(iii) in the event that, notwithstanding the foregoing provisions of this clause (c), any payment or distribution of assets of such Credit Party of any kind or character, whether in cash, property or securities, shall be received by the holder(s) of the Subordinated Indebtedness on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash in accordance with the terms thereof, such payment or distribution shall be received and held in trust for and shall be paid over to the Facility Agent for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash in accordance with the terms thereof, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

(d) Obligation of the Payor Unconditional. Nothing contained in this Section 19.1 or in the Subordinated Indebtedness is intended to or shall impair, as between the payor of any Subordinated Indebtedness on the one hand and the holder(s) of the Subordinated Indebtedness on the other hand, the obligation of the payor, which is absolute and unconditional, to pay to the holder(s) of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder(s) of the Subordinated Indebtedness and creditors of the payor other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder(s) of the Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law upon an event of default under the Subordinated Indebtedness, subject to the provisions of this Section 19.1 and the rights, if any, under this Section 19.1 of the holders of Senior Indebtedness in respect of cash, property, or securities of the payor of any Subordinated Indebtedness received upon the exercise of any such remedy. Upon any distribution of assets of the payor of any Subordinated Indebtedness referred to in this Section 19.1, the holder(s) of the Subordinated Indebtedness shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder(s) of the Subordinated Indebtedness, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of such payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 19.1.

(e) Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act in good faith by any such holder, or by any noncompliance by any Credit Party with the terms and provisions of the Subordinated Indebtedness, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder(s) of the Subordinated Indebtedness with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, increase or otherwise alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder(s) of the Subordinated Indebtedness.

(f) Senior Indebtedness. The term “Senior Indebtedness” shall mean all obligations of the Credit Parties under, or in respect of, this Agreement and each other Transaction Document.

[Signature Pages Follow]

IN WITNESS whereof, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

SEACOR MARINE HOLDINGS INC., as Parent Guarantor

By:	/s/ Jesus Llorca
Name: Jesus Llorca
Title: Executive Vice President and
Chief Financial Officer

SEACOR MARINE ALPINE LLC, as Relevant Parent

By:	/s/ Jesus Llorca
Name: Jesus Llorca
Title: Vice President

SEACOR ALPS LLC, as Borrower

By:	/s/ Jesus Llorca
Name: Jesus Llorca
Title: Vice President

SEACOR ANDES LLC, as Borrower

By:	/s/ Jesus Llorca
Name: Jesus Llorca
Title: Vice President

SEACOR ATLAS, as Borrower

By:	/s/ Jesus Llorca
Name: Jesus Llorca
Title: Vice President

MOUNTAIN SUPPLY LLC,
By: NORTHERN SHIPPING FUND IV LP as Sole Manager

By: NORTHERN SHIPPING FUND IV GP LLC its General Partner

By:	/s/ Sybren Hoekstra
Name: Sybren Hoekstra
Title: Secretary

SCHEDULE 1

Lenders and Commitments

Name of Lender and Notice Details	Tranche			Total Commitment
	SEACOR ALPS	SEACOR ANDES	SEACOR ATLAS
Mountain Supply LLC c/o Hudson Structured Capital Management 2187 Atlantic St. Stamford, CT 06902 Attn: Jason Braunstein / Ajay Mehra Email: jason.braunstein@hscm.com / ajay.mehra@hscm.com	$9,000,000	$9,500,000	$9,500,000	$28,000,000
Total	$9,000,000	$9,500,000	$9,500,000	$28,000,000

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SCHEDULE 2

Indebtedness

Revolving Promissory Note dated as of February 26, 2019 (as amended and supplemented from time to time) in a principal amount of up to US$45,000,000 made by SEACOR Marine International Holdings LLC and payable to the order of SEACOR Marine Holdings Inc.

Revolving Promissory Note dated as of February 26, 2019 (as amended and supplemented from time to time) in a principal amount of up to US$45,000,000 made by SEACOR Marine Alpine LLC and payable to the order of SEACOR Marine International Holdings LLC

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Exhibit A

Form of Note

5

PROMISSORY NOTE

SEACOR ANDES LLC,

SEACOR ALPS LLC, and

SEACOR ATLAS LLC,

as Borrowers

in favor of

MOUNTAIN SUPPLY LLC,

as Facility Agent

[        ], 2023

PROMISSORY NOTE

U.S. $28,000,000	[ ], 2023
New York, New York

FOR VALUE RECEIVED, the undersigned, SEACOR ALPS LLC, SEACOR ANDES LLC and SEACOR ATLAS LLC, each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), with offices at 5005 Railroad Avenue, Morgan City, Louisiana 70380, as borrowers, hereby promise to pay to MOUNTAIN SUPPLY LLC, as facility agent for the benefit of the Lenders (as defined below), or its registered assigns, at its office at 2187 Atlantic St. Stamford, CT 06902, or as it may otherwise direct, the principal sum of Twenty Eight Million United States Dollars (U.S. $28,000,000) or, if less, such portion of the unpaid principal amount of the Loan from time to time outstanding made available by the Lenders to the Borrowers pursuant to the Credit Agreement dated as of [             ], 2023 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, (i) the Borrowers, as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”), and (iv) MOUNTAIN SUPPLY LLC as facility agent for the Creditors (in such capacity, the “Facility Agent”), and as security trustee for the Creditors (in such capacity, the “Security Trustee”). The Borrowers shall repay the indebtedness represented by this Note as provided in Section 5 of the Credit Agreement. This Note may be prepaid on such terms as provided in the Credit Agreement.

Words and expressions used herein (including those in the foregoing paragraph) and defined in the Credit Agreement shall have the same meaning herein as therein defined.

The Borrowers shall also pay interest on such portion of the Loan from the date of drawdown until payment in full at the rates determined from time to time in accordance with Section 6 of the Credit Agreement, which provisions are incorporated herein with full force and effect as if they were fully set forth herein. Any principal payment not paid when due, whether on an installment payment date or by acceleration, shall bear interest thereafter at the Default Rate. All interest shall accrue and be calculated on the actual number of days elapsed and on the basis of a 360-day year.

Both principal and interest are payable in Dollars to the Facility Agent, for the account of the Lenders, as the Facility Agent may direct, in immediately available same day funds.

If this Note or any payment required to be made hereunder becomes due and payable on a day which is not a Banking Day, the due date thereof shall be extended until the next following Banking Day and interest shall be payable during such extension at the rate applicable immediately prior thereto, unless such next following Banking Day falls in the following calendar month, in which case the due date thereof shall be adjusted to the immediately preceding Banking Day.

This Note is the Note referred to in the Credit Agreement and is entitled to the security and benefits therein provided, including, but not limited to, such security as provided in the relevant Security Documents. Upon the occurrence of any Event of Default under Section 8 of Credit Agreement, the principal hereof and accrued interest hereon may be declared to be (or, with respect to certain Events of Default, automatically shall become) immediately due and payable.

In the event that any holder of this Note shall institute any action for the enforcement or the collection of this Note, there shall be immediately due and payable, in addition to the unpaid balance hereof, all late charges and all costs and expenses of such action, including reasonable attorneys’ fees.

Each Borrower hereby waives presentment, protest, demand for payment, diligence, notice of dishonor and of nonpayment, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, hereby waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, exemption and homestead now provided or which may hereafter be provided by any federal or state statute, including, without limitation, exemptions provided by any federal or state statute, including, without limitation, exemptions provided by or allowed under any federal or state bankruptcy or insolvency laws, both as to themselves and as to all of their property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof and hereby consent to any extensions of time, renewals, releases of any party this Note, waiver or modification that may be granted or consented to by the holder of this Note.

Each Borrower agrees that its liabilities hereunder are absolute and unconditional without regard to the liability of any other party and that no delay on the part of the holder hereof in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

If at any time this transaction would be usurious under applicable law, then regardless of any provision contained in the Credit Agreement or this Note or any other agreement made in connection with this transaction, it is agreed that (a) the total of all consideration which constitutes interest under applicable law that is contracted for, charged or received upon the Credit Agreement, this Note or any other agreement shall under no circumstances exceed the maximum rate of interest authorized by applicable law, if any, and any excess shall be credited to the Borrowers and (b) if the Lenders elect to accelerate the maturity of, or if the Borrowers prepay the indebtedness described in this Note, any amounts which because of such action would constitute interest may never include more than the maximum rate of interest authorized by applicable law and any excess interest, if any, provided for in the Credit Agreement, in this Note or otherwise, shall be credited to the Borrowers automatically as of the date of acceleration or prepayment.

THE UNDERSIGNED AND, BY ITS ACCEPTANCE HEREOF, THE FACILITY AGENT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ARISING IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Borrowers have executed and delivered this Note on the date and year first above written.

SEACOR ALPS LLC, as Borrower

By
Name:
Title:

SEACOR ANDES LLC, as Borrower

By
Name:
Title:

SEACOR ATLAS LLC, as Borrower

By
Name:
Title:

[Signature Page to Promissory Note]

Exhibit B

Form of Parent Guaranty

6

Execution Version

GUARANTY

by

SEACOR MARINE HOLDINGS INC.

in favor of

MOUNTAIN SUPPLY LLC,

as Security Trustee

June 16, 2023

1

GUARANTY

This GUARANTY (this “Guaranty”), dated as of June 16, 2023, is made by SEACOR MARINE HOLDINGS INC., a corporation incorporated and existing under the laws of the State of Delaware (the “Parent Guarantor”), in favor of MOUNTAIN SUPPLY LLC, as security trustee (the “Security Trustee”) for the Creditors under the Credit Agreement referred to in Recital (A) below.

WITNESSETH THAT:

WHEREAS:

(A) Pursuant to the credit agreement dated as of June 16, 2023 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) SEACOR Alps LLC, SEACOR Andes LLC and SEACOR Atlas LLC, each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) the Parent Guarantor and SEACOR Marine Alpine LLC, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately, a “Lender”), and (iv) Mountain Supply LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors (in such capacity, the “Security Trustee”), the Lenders have provided to the Borrowers a senior secured term loan facility in the aggregate amount of up to $28,000,000 (the “Loan”).

(B) It is a condition precedent under the Credit Agreement that the Parent Guarantor enter into this Guaranty and otherwise agree to be bound by the terms of this Guaranty.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which the Parent Guarantor hereby acknowledges, the Parent Guarantor hereby agrees as follows:

1. DEFINITIONS

1.1 Specific Definitions. In this Guaranty, unless the context otherwise requires:

“Acceptable Accounting Firm” means (i) Grant Thornton LLP and any other “big four” accounting firm or (ii) such other independent certified public accountants of recognized national standing selected by the Parent Guarantor, and reasonably satisfactory to the Facility Agent.

“Cash Equivalents” means any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three (3) months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three (3) months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

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“Cash and Cash Equivalents” means, on any date of determination, the sum of (a) cash and (b) Cash Equivalents, in each case that are held by the Parent Guarantor and its Subsidiaries on a consolidated basis free and clear of all Liens (other than Liens pursuant to the Transaction Documents and any statutory Liens in favor of a bank (including rights of set-off) incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts.

“Consolidated Book Equity” means the consolidated book equity of the Parent Guarantor, calculated in accordance with GAAP and reflected on the balance sheet of the Parent Guarantor.

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Parent Guarantor and its Subsidiaries on a consolidated basis for that accounting period:

(a)	plus, to the extent reducing consolidated net income, the sum, without duplication, of:

(i)	provisions for all federal, state, local and foreign income taxes and any tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)

Any net after tax extraordinary, nonrecurring or unusual loss, expense or charge (less all fees and expenses relating thereto) including without limitation any severance, relocation, office or facility closure or other restructuring charge or restructuring expense, in an aggregate amount not to exceed $8,000,000 while the Loan is outstanding; and

(iv)

depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses;

(b)

minus, to the extent added in computing the consolidated net income of the Parent Guarantor for that accounting period, any non-cash income or non-cash gains (excluding any such non cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Net Interest Expense” means the aggregate of all interest payments in respect of outstanding Indebtedness thereof that are due from the Parent Guarantor and its Subsidiaries on a consolidated basis during the relevant accounting period, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Parent Guarantor.

“DPA Obligations” has the meaning given to such term in the SMFHI Credit Agreement.

“Financial Covenants” means the covenants set forth in Section 4(a)(xiv), Section 4(a)(xv) and Section 4(a)(xvi) of this Guaranty.

“Gross Interest Bearing Debt” means, on any date of determination, the total amount of Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis outstanding on such date minus the aggregate amount of Indebtedness under all Warehouse Financing Facilities and the DPA Obligations.

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“Lease Obligations” means the amount of all lease or charter obligations calculated in accordance with GAAP and reflected on the balance sheet of any Credit Party.

“SMFHI” means SEACOR Marine Foreign Holdings Inc., a Marshall Islands corporation and a wholly owned subsidiary of the Parent Guarantor.

“SMFHI Credit Agreement” means that certain amended and restated credit agreement dated as of September 29, 2022, as may be further amended, modified or supplemented from time to time, made by and among, inter alia, SMFHI as borrower, the Parent Guarantor as parent guarantor, the subsidiary guarantors from time to time party thereto, the lenders and swap banks from time to time party thereto, and DNB Bank ASA, New York Branch as facility agent and security trustee.

“Total Capital” means the sum of the liabilities (other than Indebtedness under all Warehouse Financing Facilities and the DPA Obligations) and shareholders’ equity of the Parent Guarantor and its Subsidiaries on a consolidated basis, in each case determined in accordance with GAAP.

“Total Debt” means, for any accounting period, the sum of the following for the Parent Guarantor and its Subsidiaries determined (without duplication) on a consolidated basis for such period and in accordance with GAAP consistently applied: (i) Gross Interest Bearing Debt and (ii) Lease Obligations.

“Unconsolidated JV Investments” means the amount of “investments, at equity, and advances to 50% or less owned companies” reflected on the consolidated balance sheet of the Parent Guarantor excluding any increase to such amount after March 31, 2023 in respect of any profits of such companies.

“Warehouse Financing Facilities” has the meaning given to such term in the SMFHI Credit Agreement.

1.2 Defined Expressions. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein, including in the preamble and recitals hereof.

2. GUARANTY

(a) The Parent Guarantor hereby unconditionally and irrevocably:

(i) guarantees to the Security Trustee for the account of the Creditors, as a primary obligor and not merely as a surety, punctual payment and performance by the Borrowers of all their respective payment and performance obligations under the Transaction Documents;

(ii) undertakes with the Security Trustee on behalf of the Creditors that whenever any of the Borrowers does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise) under or in connection with any Transaction Document, the Parent Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and

(iii) agrees with the Security Trustee on behalf of the Creditors that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Creditor immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by such Parent Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guaranty if the amount claimed had been recoverable on the basis of a guarantee (all obligations referred to in clauses (i) through (iii) above are herein referred to as the “Obligations”).

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(b) This Guaranty is a guaranty of payment and not of collection and the Parent Guarantor expressly agrees that it shall not be necessary or required that any of the Creditors exercise any right, assert any claim or demand or enforce any remedy whatsoever against the Borrowers or any other Person before or as a condition to the obligations of the Parent Guarantor hereunder. This Guaranty is a primary obligation of the Parent Guarantor and shall be an absolute, unconditional, present, and continuing obligation and shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction, or defense based on any claim the Parent Guarantor or any other person may have against the Borrowers or any other person, and shall not be released, discharged or affected by any circumstance whatsoever, including without limitation: (a) the unenforceability, invalidity, irregularity or lack of genuineness of the Credit Agreement, the Note, any other Transaction Document or any of the obligations under the Credit Agreement, the Note and the other Transaction Documents; (b) any amendment, modification, termination, or removal of, or addition or supplement to, the Credit Agreement, the Note or any other Transaction Document, or any change in time, manner, or place of payment or performance of any Obligation; (c) any assignment, mortgage, release, exchange, addition, or transfer of any Collateral; (d) any failure, refusal, omission or delay on the part of the Borrowers or any other Person to conform or comply with any term of the Credit Agreement, the Note or any other Transaction Document or any other agreement; (e) any waiver, consent, extension, indulgence, surrender, settlement, subordination, release, compromise, or other agreement, or the exercise or non-exercise of any right or remedy thereunder, with or without consideration; (f) the occurrence and/or continuance of any bankruptcy, insolvency, reorganization, liquidation, arrangement, adjustment of debt, relief of debtors, dissolution, or similar proceeding with respect to the Borrowers, or any other Person, including without limitation any modification of the Borrowers’ obligations under the Credit Agreement, the Note or any other Transaction Document in connection with any such proceeding; (g) any defect in the title, condition, compliance with specifications, design, operation, or fitness for use of, or any damage to or loss of, or governmental prohibition or restriction, condemnation, requisition, or seizure of, any Collateral for any reason; (h) any merger, consolidation, restructuring, termination of existence, sale of assets, or change in the ownership of any membership interests or shares of capital stock of either of the Borrowers or the Parent Guarantor; (i) any present or future law, regulation, or order in any jurisdiction (whether of right or in fact) or any agency thereof affecting any term of any Obligation or any rights of any of the Creditors with respect thereto, including, without limitation, any law, regulation or order purporting to vary the terms of payment or to restrict the right or power of the Borrowers or of the Parent Guarantor to make payment of its Obligations to the Creditors; or (j) any other circumstances whatsoever which might otherwise constitute a defense available to, or a discharge of, the Borrowers or the Parent Guarantor.

3. REPRESENTATIONS AND WARRANTIES

(a) The Parent Guarantor hereby makes all of the representations and warranties expressly applicable to the Parent Guarantor set forth in Section 2 of the Credit Agreement as if they were set forth in this Guaranty.

4. COVENANTS

(a) The Parent Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Creditors that from the date hereof and so long as any principal, interest or other monies are owing by the Borrowers under or in connection with the Credit Agreement, the Note, the other Transaction Documents, or any of them, it will:

(i) duly perform and observe the terms of this Guaranty;

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(ii) obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its obligations under this Guaranty and, if this Guaranty shall, in the reasonable opinion of the Creditors, at any time be deemed by the Creditors for any reason insufficient in whole or in part to carry out the purposes of this Guaranty hereof, it will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the Creditors may be required in order to accomplish the purposes of this Guaranty;

(iii) promptly upon any Responsible Officer of the Parent Guarantor obtaining actual knowledge thereof, inform the Facility Agent of the occurrence of (a) any Default or Event of Default, (b) any litigation, arbitration or governmental proceeding pending or threatened in writing against it not previously disclosed to the Lenders or any development in respect of a previously disclosed litigation, arbitration or governmental proceeding, which if adversely determined could reasonably be expected to have a Material Adverse Effect, including but not limited to, in respect of any Environmental Claim or any judgment entered against it and (c) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(iv) deliver to the Facility Agent:

(1) as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year of the Parent Guarantor ending after the Effective Date, complete copies of the consolidated financial reports of the Parent Guarantor (together with a calculation of Cash and Cash Equivalents and a Compliance Certificate), all in reasonable detail, which shall include at least the consolidated balance sheet of the Parent Guarantor as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm;

(2) as soon as available but not later than sixty (60) days after the end of each of the first three full quarters of each fiscal year of the Parent Guarantor ending after the Effective Date, a quarterly interim consolidated balance sheet of the Parent Guarantor (together with a Compliance Certificate), and the related consolidated profit and loss statements and sources and uses of funds, all in reasonable detail, unaudited, but accompanied by the certification of the chief executive officer, chief financial officer or controller of the Parent Guarantor that such financial statements fairly present the financial condition of Parent Guarantor as at the dates indicated, subject to changes resulting from audit and normal year-end adjustments;

(3) as soon as they become available, but in any event prior to each fiscal year beginning after the Effective Date, the consolidated budget including the annual cash flow projections of the Parent Guarantor;

(4) such other information and data with respect to Parent Guarantor or any of its Subsidiaries as from time to time may be reasonably requested by the Facility Agent or any Lender;

(5) upon the request of the Facility Agent, such other information and data with respect to Parent Guarantor or any of its Subsidiaries as from time to time delivered to the lenders under the SMFHI Credit Agreement; and

(6) on a quarterly basis, together with the delivery of each Compliance Certificate, (A) the aggregate amount outstanding of all payments, contributions and loans made by the Parent Guarantor and its Subsidiaries that are Credit Parties to or on behalf of any DPA SPV pursuant to the DPA Parent Guarantees or otherwise, (B) the DPA SPV EBITDA, (C) the ratio of the DPA SPV EBITDA to the debt service obligations of the DPA SPVs, and (D) beginning with the fiscal quarter during which the relevant DPA and DPA Parent Guarantee are executed, the unaudited accounts for each such DPA SPV;

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provided that any delivery requirement under this Section 4(a)(iv) shall be deemed satisfied by the posting of such information, materials or reports as applicable on EDGAR or any successor website maintained by the SEC;

(v) except as otherwise permitted by the Credit Agreement or hereunder, do or cause to be done all things necessary to preserve and keep its separate identity and existence under the laws of its jurisdiction of incorporation and all licenses, franchises, permits and assets necessary to the conduct of its business;

(vi) at all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(vii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(viii) allow, upon ten (10) Banking Days’ notice from the Facility Agent, any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, at normal business hours, to visit and inspect any of its properties, and, on request and subject to customary confidentiality arrangements, to examine its books of account, records, reports, agreements and other papers and to discuss its affairs, finances and accounts with its officers; provided that (i) the Facility Agent shall only be allowed to conduct one such inspection per calendar year prior to the occurrence of an Event of Default and an unlimited amount of inspections during the continuance of an Event of Default; and (ii), the foregoing inspections by the Facility Agent shall not unreasonably interfere with the conduct of the Parent Guarantor’s or any of its Subsidiary’s business (unless, with respect to Transaction Parties only, an Event of Default has occurred and is continuing);

(ix) except where failure to comply would not alone or in the aggregate result in a Material Adverse Effect, do or cause to be done, all things necessary to materially comply with all contracts or agreements to which it is a party, and all laws, and the rules and regulations thereunder, applicable to it, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters;

(x) promptly upon the occurrence of any of the following conditions, provide to the Facility Agent notice thereof, specifying in reasonable detail the nature of such condition: (a) its receipt of any written communication that alleges that it is not in compliance with any applicable Environmental Law or Environmental Approval, if such failure to comply would reasonably be expected to have a Material Adverse Effect, (b) any Environmental Claim pending or threatened against it, which would reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any Material of Environmental Concern that would reasonably be expect to form the basis of any Environmental Claim against it, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, it will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection 4(a)(x);

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(xi) forthwith upon learning of the existence or occurrence of any ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding that, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred, or which could reasonably be expected to exist or occur, could reasonably be expected to result in a liability to the Parent Guarantor in the aggregate in excess of $5,000,000, furnish or cause to be furnished to the Facility Agent written notice thereof;

(xii) provide all documentation reasonably requested by Lenders in connection with their know your customer requirements;

(xiii) remain, and instruct each other Credit Party, any Vessel Manager who is a Transaction Party and any Related Party thereof to remain, in compliance with applicable Sanctions Laws and Anti-Money Laundering Laws;

(xiv) at all times maintain a minimum balance of Cash and Cash Equivalents equal to the greater of (i) Thirty Five Million Dollars ($35,000,000) and (ii) 7.5% of Total Debt;

(xv) maintain as of the last day of each fiscal quarter of each fiscal year of the Parent Guarantor a ratio of (x) Gross Interest Bearing Debt to (y) Total Capital not exceeding 60%; and

(xvi) maintain as of the last day of each fiscal quarter described below a ratio of (x) Consolidated EBITDA to (y) Consolidated Net Interest Expense of not less than (a) 1.50:1.00 for each four consecutive fiscal quarters ending on or before June 30, 2023, and (b) 2.00:1.00 for each four consecutive fiscal quarters of the Parent Guarantor thereafter;

provided, that notwithstanding the foregoing, if on any date on which the ratio under Section 4(a)(xvi) is to be tested, Consolidated EBITDA is less than, but at least 20% of, the amount necessary for the Parent Guarantor to be in compliance with the required ratio level applicable for such date, the Parent Guarantor may (A) cause to be contributed an amount of Cash and Cash Equivalents (which shall be through the sale or issuance of equity of the Parent Guarantor or any other capital contribution to the Parent Guarantor) or (B) designate an existing amount of Cash and Cash Equivalents in excess of the Cash and Cash Equivalents that the Parent Guarantor is required to maintain under Section 4(a)(xiv) (the “Cure Amount” and, such contribution or designation, the “Cure Right”) as an increase to Consolidated EBITDA for such testing period and for calculating Consolidated EBITDA in each subsequent testing period which includes the fiscal quarter for which the Cure Right is exercised; provided, further, that (i) the Parent Guarantor shall have provided notice to the Facility Agent that it is exercising the Cure Right, (ii) such amounts are contributed or designated, as the case may be, on or prior to the fifteenth (15th) Banking Day after each such testing date (it being understood and agreed that until such date, neither the Facility Agent nor any Lender shall be permitted to exercise any rights on account of any actual or prospective breach of this Section 4(a)(xvi) and that such breach shall be deemed cured immediately upon the contribution or designation of the Cure Amount), (iii) in each period of four (4) consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Cure Right is exercised and (iv) the Cure Right shall not be exercised in more than four (4) fiscal quarters over the term of this Guaranty.

(b) The Parent Guarantor hereby covenants and undertakes with the Security Trustee on behalf of the Creditors that, from the date hereof and so long as any principal, interest or other monies are owing by any of the Credit Parties under or in connection with the Credit Agreement, the Note, the other Transaction Documents or any of them, it will not, without the prior written consent of the Security Trustee on behalf of the Creditors other than as expressly permitted by the terms of the Credit Agreement and the other Security Documents:

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(i) create, assume or permit to exist, or permit any of its Subsidiaries to create, assume or permit to exist, any Lien (other than Permitted Liens) upon any property or assets of such Subsidiary that are subject to a Lien pursuant to the Security Documents;

(ii) make any new Investment in any Person which is not a Subsidiary of the Parent Guarantor and which is not consolidated on the balance sheet of the Parent Guarantor if, before or after giving effect to such Investment:

(1) there shall have occurred an Event of Default described in sub-sections (a) and (i) of Section 8.1 of the Credit Agreement that is continuing,

(2) the Parent Guarantor shall not be in compliance with the Financial Covenants, or

(3) the aggregate amount of Unconsolidated JV Investments shall exceed 30% of the Consolidated Book Equity of the Parent Guarantor;

(iii) ensure that the aggregate amount of all Lease Obligations incurred by the Parent Guarantor and its Subsidiaries shall not exceed $75,000,000;

(iv) enter into any transaction with an Affiliate, other than on an arms-length basis other than transactions for its benefit; provided, that the foregoing restriction shall not apply to (i) any transaction between or among the Parent Guarantor and any other Credit Party; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Parent Guarantor and its Subsidiaries; (iii) compensation arrangements for officers and other employees of the Parent Guarantor and its Subsidiaries entered into in the ordinary course of business; (iv) transactions expressly permitted by the Credit Agreement, including but not limited to pursuant to Section 9.2(c) thereof;

(v) materially change the nature of its business or commence any business materially different from its current business;

(vi) change its name or principal place of business unless the Facility Agent shall have received five (5) Banking Days’ prior written notice of such change;

(vii) make any Restricted Payment unless both before and after giving effect thereto, (1) there shall not have occurred an Event of Default that is continuing and (2) the Parent Guarantor and its Subsidiaries are in compliance with the Financial Covenants; provided, , that in the event a Cure Amount is contributed or designated in connection with the Parent Guarantor’s exercise of the Cure Right, no dividends or distributions may be made by the Parent Guarantor unless and until the Financial Covenants are satisfied without giving effect to such Cure Amount;

(viii) consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it or enter into any demerger, amalgamation, consolidation or corporate reconstruction or restructuring, excluding any transaction where the Parent Guarantor is the surviving entity;

(ix) change its fiscal year (other than as may be required to conform to GAAP);

(x) sell, assign, transfer, pledge or otherwise convey or dispose of any of its shares of or interest in any of the other Credit Parties or allow any other Credit Party to do the same;

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(xi) create, incur, issue, or otherwise become directly or indirectly liable for any Indebtedness, unless both before and after giving effect thereto (1) no Event of Default described in sub-sections (a) and (i) of Section 8.1 of the Credit Agreement shall have occurred and be continuing and (2) the Parent Guarantor shall be in compliance with the Financial Covenants; provided, that the foregoing restriction shall not apply to Indebtedness incurred in the ordinary course of business, including Indebtedness in respect of or arising from (A) non-speculative interest rate hedges and foreign exchange transactions, (B) letters of credit or similar instruments, or (C) contracts entered into with respect to the chartering of vessels or the acquisition of equipment (other than any vessel);

(xii) (1) engage in a trade or financial transaction or other dealing with any individual, entity or Sanctioned Country that would violate Sanctions Laws; or (2) use any proceeds from the Loan, directly or, to its knowledge, indirectly, (A) to fund any trade or business involving any Blocked Person (except to the extent licensed or approved by OFAC or other applicable Governmental Authority), or (B) for the purpose of engaging in any activities that would result in a violation of Sanctions Laws or Anti-Money Laundering Laws by any Credit Party;

(xiii) allow any Change of Control to occur under paragraphs (a) or (b) of the defined term “Change of Control”; and

(xiv) create, assume or permit to exist, any Lien on any of the Equity Interests of any Credit Party without the consent of the Lenders.

5. PAYMENTS

5.1 Payment. (a) All payments by the Parent Guarantor under this Guaranty shall be made in the same manner as the Borrowers are required to make payments under the Credit Agreement as specifically set forth therein.

(a) On all sum or sums for which the Parent Guarantor is liable hereunder interest shall be due at the Default Rate specified in Section 6 in the Credit Agreement from the due date thereof under the Credit Agreement until the date of payment of such amount by the Parent Guarantor.

5.2 Taxes; Withholdings. Should the Parent Guarantor be compelled by law, regulation, decree, order or stipulation to make any deduction or withholding on account of any present or future taxes (including, without limitation, property, sales, use, consumption, franchise, capital, occupational, license, value added, excise, stamp, levies and imposts taxes and customs and other duties), assessments, fees (including, without limitation, documentation, license, filing and registration fees), deductions, withholdings and charges, of any kind or nature whatsoever, together with any penalties, fines, additions to tax or interest thereon, however imposed, withheld, levied, or assessed by any country or governmental subdivision thereof or therein, any international authority or any other taxing authority (“Taxes”) from any payment due under this Guaranty for the account of the Creditors, the sum due from the Parent Guarantor in respect of such payment shall be increased by such additional amounts necessary to ensure that, after the making of such deduction or withholding with respect to Taxes, each of the Creditors receives a net sum equal to the sum which it would have received had no such deduction or withholding with respect to Taxes been made and the Parent Guarantor shall indemnify each of the Creditors against any losses or costs incurred by it by reason of any failure of the Parent Guarantor to make any such deduction or withholding or by reason of any such additional payment not being made to the relevant Creditor on the due date for such payment. The Parent Guarantor will deliver to the relevant Creditor evidence satisfactory to such Creditor including all relevant tax receipts that such Tax has been duly remitted to the appropriate authority. Notwithstanding the preceding sentence, the Parent Guarantor shall not be required to pay additional amounts or otherwise indemnify any Creditor for or on account of:

(i) Taxes based on or measured by the overall net income of any Creditor or Taxes in the nature of franchise taxes or taxes for the privilege of doing business imposed by any jurisdiction or any political subdivision or taxing authority therein unless such are imposed as a result of the activities of the Credit Parties within the relevant taxing jurisdiction; or

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(ii) Taxes imposed by any jurisdiction or any political subdivision or taxing authority therein on such Creditor that would not have been imposed but for such Creditor’s being organized in or conducting business in or maintaining a place of business in the relevant taxing jurisdiction, or engaging in activities or transactions in the relevant taxing jurisdiction that are unrelated to the transactions contemplated by the Credit Agreement, but only to the extent such Taxes are not imposed as a result of the activities of the Credit Parties within the relevant taxing jurisdiction or the legal status of the Credit Parties under the laws of the taxing jurisdiction.

5.3 Delivery of Tax Forms. Section 7.4 of the Credit Agreement (Delivery of Tax Forms) is incorporated herein by reference with necessary changes to substitute the Parent Guarantor for the Borrowers.

5.4 FATCA Information; FATCA Withholding. Sections 7.5 and 7.6 of the Credit Agreement (FATCA Information) and (FATCA Withholding), respectively, are incorporated herein by reference with necessary changes to substitute the Parent Guarantor for the Borrowers.

6. PRESERVATION OF RIGHTS

(a) The Parent Guarantor hereby consents that from time to time, without notice to or further consent of the Parent Guarantor, the time for the performance and/or observance by the Borrowers, or any of them, of any of the agreements, covenants or conditions in the Credit Agreement, the Note or the other Transaction Document, or any of them, on the part of the Borrowers, or any of them, to be performed and/or observed may be waived or the time of performance thereof extended by any of the Creditors and payment of any sums owing or payable under any such document may be extended or any such document may be renewed in whole or in part or modified in any respect or any collateral or arrangement provided for by any such document as security for any obligation contemplated by any such document may be exchanged, surrendered, released or otherwise dealt with as the Creditors may determine, that the time for the making of any payment of any obligation hereby guaranteed may be accelerated in accordance with any agreement between any of the Creditors and the Borrowers, or any of them, and that any of the acts mentioned in any of said documents may be done and that any document or security therefor may be released in whole or in part without affecting the obligations of the Parent Guarantor hereunder.

(b) The Parent Guarantor hereby waives, to the extent permitted by applicable law: (i) any notice required by law or otherwise to preserve any rights hereunder or under the Credit Agreement, the Note or any other Transaction Document against the Parent Guarantor or against the Borrowers, or any of them, including without limitation: (A) acceptance, presentment, demand, protest, or proof of nonperformance of any Obligation, (B) notice of the sale of any Collateral or the transfer the Credit Parties, or any of them, of any interest in any Collateral or the Credit Agreement, the Note or any other Transaction Document, (C) notice of the acceptance of this Guaranty and of any change in any of the Credit Parties’ financial condition, (D) notices of the creation, renewal, extension, or accrual of any Obligation or any of the matters referred to in Section 2 hereof, or any notice of or proof of reliance by any of the Creditors upon this Guaranty or acceptance of this Guaranty (the Obligations, and any of them, shall conclusively be deemed to have been created, contracted, incurred or renewed, extended, amended or waived in reliance upon this Guaranty and all dealings between the Credit Parties or the Parent Guarantor and the Creditors shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty), and (E) notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights of any of the Creditors against the Parent Guarantor; (ii) the prior exercise of any remedy contained in the Credit Agreement, the Note or any other Transaction Document or otherwise available to the Creditors; (iii) any requirement of diligence on the part of any Person including without limitation diligence in making any claim or commencing suit hereon or on the Credit Agreement, the Note or any other Transaction Document, and any requirement to mitigate damages or exhaust remedies under the

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Credit Agreement, the Note or any other Transaction Document; (iv) the right to interpose all substantive and procedural defense of the law of guaranty, indemnification, suretyship, or other applicable law except the defense of prior payment or prior performance by any of the Credit Parties or the Parent Guarantor of the Obligations; (v) all rights and remedies accorded by applicable laws to guarantors or sureties, including any extension of time conferred by any law now or hereafter in effect; (vi) any right or claim of right to cause a marshaling of any of the Credit Parties’ assets or to cause any of the Creditors to proceed against any of the Credit Parties or any collateral held by any of the Creditors at any time or in any particular order; (vii) rights to the enforcement, assertion, or exercise by any of the Creditors of any right, power, privilege, or remedy conferred herein or in the Credit Agreement, the Note or any other Transaction Document or otherwise; (viii) notices of the sale, transfer or other disposition of any right, title to, or interest in the Credit Agreement, the Note or any other Transaction Document; and (ix) any other right whatsoever which might otherwise constitute a discharge, release, or defense of the Parent Guarantor hereunder or of any of the Credit Parties under the Credit Agreement, the Note or any other Transaction Document or which might otherwise limit recourse against the other Credit Parties. No failure to exercise and no delay in exercising, on the part of any of the Creditors, any right, power, or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof, or the exercise of any other power or right. The obligations of the Parent Guarantor hereunder shall not be affected by receipt by any of the Creditors of any proceeds of any security at any time held by any of the Creditors. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c) The Parent Guarantor agrees that so long as any of the Credit Parties remains under any actual or contingent liability under the Credit Agreement, the Note and the other Transaction Documents any rights which the Parent Guarantor may at any time have by reason of the performance by the Parent Guarantor of its obligations hereunder (i) to be indemnified by any of the Credit Parties and/or (ii) to claim any contribution from the Borrowers or any other guarantor of the Borrowers’ obligations under the Credit Agreement, the Note or the other Transaction Documents and/or (iii) to take the benefit (in whole or in part) of any security taken pursuant to this Guaranty or the Credit Agreement, the Note or any other Transaction Documents by, all or any of the persons to whom the benefit of the Parent Guarantor’s obligations are given, shall be exercised by the Parent Guarantor in such manner and upon such terms as the Creditors may require and further agrees to hold any monies at any time received by it as a result of the exercise of any such rights or otherwise for and on behalf of and to the order of the Creditors for application in or towards payment of any sums at any time owed by the Credit Parties under the Credit Agreement, the Note or the other Transaction Documents.

(d) The Parent Guarantor further agrees that its liabilities hereunder shall be unconditional irrespective of any other circumstance which might otherwise constitute a discharge at law or in equity of a guarantor or surety. The Parent Guarantor further guarantees that all payments made by the Borrowers, the Parent Guarantor or any of them, to any of the Creditors on any obligation hereby guaranteed will, when made, be final and agrees that, if any such payment is recovered from, or repaid by, any of the Creditors in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against the Borrowers, the Parent Guarantor or any of them, this Guaranty shall continue to be fully applicable to such obligation to the same extent as though the payment so recovered or repaid had never been originally made on such obligation.

(e) The Creditors may enforce the obligations of the Parent Guarantor hereunder without in any way first pursuing or exhausting any other rights or remedies which the Creditors may have against any of the other Credit Parties, or against any other person, firm or corporation, or against any security any of the Creditors may hold.

(f) The Parent Guarantor hereby irrevocably waives all rights of subrogation (whether contractual, under Section 509 of Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (herein called the “Bankruptcy Code”), under common law, or otherwise) to the claims of any of the Creditors against the Credit Parties, or any of them, and all contractual,

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statutory or common law rights of contribution, reimbursement, indemnification and similar rights and “claims” (as such term is defined in the Bankruptcy Code) against the Credit Parties, or any of them, which arise in connection with, or as a result of, this Guaranty, until such time as the obligations of the Credit Parties under or in connection with the Credit Agreement, the Note and the other Transaction Documents have been indefeasibly paid in full.

(g) The Parent Guarantor shall not assign, transfer, hypothecate or dispose of any claim that it has or may have against the Credit Parties, or any of them, while any indebtedness of the Credit Parties to any of the Creditors remains unpaid, without the written consent of the Creditors.

(h) Any delay in or failure to exercise any right or remedy of any of the Creditors shall not be deemed a waiver of any obligation of the Parent Guarantor or right of any of the Creditors. This Guaranty may be modified, and the Creditors’ rights hereunder waived, only by an agreement in writing signed by the Creditors.

(i) Notice of acceptance by the Creditors of this Guaranty and of the incurring of any or all of the obligations hereby guaranteed is hereby waived by the Parent Guarantor, and this Guaranty and all of the terms and provisions hereof shall immediately be binding upon the Parent Guarantor from the date of execution hereof.

7. BENEFIT OF GUARANTY; ASSIGNMENT

This Guaranty shall inure to the benefit of the Creditors, their successors and assigns, and shall bind the successors and assigns of the Parent Guarantor.

8. WAIVER OF JURY TRIAL; GOVERNING LAW; JURISDICTION

EACH OF THE PARENT GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, THE SECURITY TRUSTEE AND EACH OF THE OTHER CREDITORS, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY.

TO THE EXTENT THAT THE PARENT GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE PARENT GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

THIS GUARANTY AND ALL RIGHTS, OBLIGATIONS AND LIABILITIES ARISING HEREUNDER SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK.

Unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code shall have the meanings therein stated.

Any legal action or proceeding against the Parent Guarantor with respect to this Guaranty or the obligations guaranteed hereby may be brought in the courts of the State of New York, United States of America, the United States Federal Courts in such State, or in the courts of any other appropriate jurisdiction, as the Creditors may elect, and the Parent Guarantor hereby irrevocably submits to the jurisdiction of such courts for the purpose of any such action or proceeding. The Parent Guarantor hereby agrees that service of process in any such action or proceeding brought in New York may be made upon it

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by serving a copy of the summons and other legal process in any such action or proceeding on the Parent Guarantor by mailing or delivering the same by hand to the Parent Guarantor at the address indicated for notices in Section 9 hereof. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Parent Guarantor as such, and shall be legal and binding by the Parent Guarantor for all the purposes of any such action or proceeding. In the event that the Parent Guarantor shall not be conveniently available for such service, the Parent Guarantor hereby irrevocably appoints Farkouh, Furman & Faccio, LLP, 460 Park Avenue, New York, NY 10022, Attention: Fred Farkouh as its agent for service of process in respect of the proceeding before such courts (and agrees that service on such agent shall be deemed personal service).

9. NOTICES

Notices and other communications hereunder shall be delivered in accordance with Section 16.1 of the Credit Agreement.

10. HEADINGS

In this Guaranty, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Guaranty has been duly executed by the Parent Guarantor as of the date first set forth above.

SEACOR MARINE HOLDINGS INC.

By:
Name:	Jesus Llorca
Title:	Executive Vice President and Chief Financial Officer

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Accepted and Agreed:

MOUNTAIN SUPPLY LLC, as Security Trustee

By:
Name:
Title:

16

Exhibit C

Form of Mortgage

7

FIRST PREFERRED MORTGAGE

- on the -

Marshall Islands Flag Vessel

[VESSEL],

[OWNER],

as Owner

to

MOUNTAIN SUPPLY LLC,

as Security Trustee,

as Mortgagee

[                                 ], 2023

THIS FIRST PREFERRED MORTGAGE is made on [         ] day of [         ] 2023 (the “Mortgage”) by [OWNER], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Owner”) in favor of MOUNTAIN SUPPLY LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as security trustee for the Creditors (as defined in the Credit Agreement (as hereinafter defined)) (the “Mortgagee”).

W H E R E A S:

A. The Owner is the sole owner of the whole of the vessel [VESSEL], Official No. [OFFICIAL NUMBER], of [GROSS TONS] gross tons and [NET TONS] net tons, and registered and documented in the name of the Owner under the laws and flag of the Republic of the Marshall Islands.

B. By a senior secured credit agreement dated as of [             ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement” copy of the form of which, without schedules or exhibits other than Schedule 1, is annexed hereto as Exhibit A and made a part hereof) made by and among (i) [OWNER], [             ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands and [             ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Borrowers), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware, and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together, with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately , a “Lender”), (iv) the Mortgagee, as facility agent for the Creditors (in such capacity, the “Facility Agent”), and as security trustee for the Creditors, the Lenders agreed to make available to the Borrowers a senior secured term loan facility in the principal amount of up to $28,000,000 (the “Loan”), the obligations of the Borrowers to repay the Loan being evidenced being evidenced by that certain promissory note dated [the date hereof], executed by the Borrowers to the order of the Facility Agent for the benefit of the Lenders (the “Note”), a copy of the form of which is attached hereto as Exhibit B. The Loan, and interests, fees and commissions thereon are to be repaid and paid, as the case may be, as provided in the Credit Agreement.

C. Pursuant to Section 15.2 of the Credit Agreement, each of the Creditors has appointed the Mortgagee as security trustee on its behalf with regard to, inter alia, the security conferred on such Creditors pursuant to the Credit Agreement, the Note and the other Transaction Documents.

D. It is a condition to the effectiveness of the Credit Agreement that, among other things, the Owner executes and delivers this Mortgage.

E. The Owner, in order to secure the payment and performance of the Obligations (as defined herein) and to secure the performance and observance of and compliance with the covenants, terms and conditions in the Note, the Credit Agreement and in this Mortgage contained, expressed or implied to be performed, observed and complied with by and on the part of the Owner, has duly authorized the execution and delivery of this Mortgage under and pursuant to Chapter 3 of the Maritime Act 1990 of the Republic of Marshall Islands, as amended (the “Maritime Law”).

N O W, T H E R E F O R E, T H I S M O R T G A G E

W I T N E S S E T H:

	1.1	Definitions: In this Mortgage, unless the context otherwise requires:

(A)	(i)	“Earnings” means (i) all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel, (ii) all remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to the Owner arising from the use or employment of the Vessel, (iii) all moneys or other compensation payable by reason of requisition for title or for hire or other compulsory acquisition of the Vessel, and (iv) all proceeds of all of the foregoing;

(ii)	“Event of Default” means any of the events of default set out in Section 7 of this Mortgage;

(iii)

“Insurances” includes all policies and contracts of insurance and reinsurance, including all entries of the Vessel in a protection and indemnity or war risks association or club which are from time to time taken out or entered into in respect of the Vessel, the Vessel’s hull and machinery, and all benefits thereof, including, without limitation, all claims of whatsoever nature, as well as return premiums, or otherwise howsoever in connection with the Vessel;

(iv)

“Requisition Compensation” means all moneys or other compensation payable and belonging to the Owner during the Security Period by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

(v)	“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by this Mortgage by payment in full of the Obligations;

(vi)	“Total Loss” means any of the:

(a)	actual, constructive or compromised or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel (otherwise than by requisition for hire) which shall continue for thirty (30) days; and

(c)

capture, seizure, arrest, detention or confiscation of the Vessel by any government or by Persons acting or purporting to act on behalf of any government unless the Vessel be released and restored to the Owner from such capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof; and

(vii)

“Vessel” means the whole of the vessel described in Recital A hereof and includes her engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable or other stores, freights, belongings and appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to said Vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid except such equipment or stores which, when placed aboard said Vessel, do not become the property of the Owner.

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(B)	In Section 5(B) hereof:

(i)

“excess risks” means the proportion of claims for general average and salvage charges and under the ordinary running-down clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

(ii)

“protection and indemnity risks” means the usual risks covered by a United States or an English or another protection and indemnity association or club acceptable to the Mortgagee including the proportion not recoverable in case of collision under the ordinary running-down section; and

(iii)	“war risks” means the risk of mines and all risks excluded from the standard form of United States marine policy by the War, Strikes and Related Exclusion clause.

1.2 Other Defined Terms. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein. For the purposes of this Mortgage, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Owner.

1.3 Credit Agreement Prevails. This Mortgage shall be read together with the Credit Agreement but in case of any inconsistency or conflict between the two, the provisions of the Credit Agreement shall prevail to the extent not contrary to any relevant legal requirement relating to the creation, validity and enforceability of the security interests purported to be created pursuant to this Mortgage and provided further that this Section 1.3 shall not be construed to limit in any way any covenant or obligation of the Owner under this Mortgage or to affect the governing law provision found in Section 24 of this Mortgage.

2. Grant of Mortgage; Representations and Warranties.

2.1 In consideration of the premises and of other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, and in order to secure the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in the Credit Agreement, the Note, this Mortgage and the other relevant Transaction Documents contained, the Owner has granted, conveyed and mortgaged and does by these presents grant, convey and mortgage to and in favor of the Mortgagee, its successors and assigns, the whole of the Vessel TO HAVE AND TO HOLD the same unto the Mortgagee, its successors and assigns, forever, upon the terms set forth in this Mortgage for the enforcement of the payment of the Obligations and to secure the performance and observance of and compliance with the covenants, terms and conditions in this Mortgage, the Credit Agreement, the Note and the other relevant Transaction Documents contained;

PROVIDED, ONLY, and the conditions of these presents are such that, if the Owner and/or its successors or assigns shall pay or cause to be paid to the Mortgagee or the Creditors, as the case may be, their respective successors and assigns, the Obligations as and when the same shall become due and payable in accordance with the terms of this Mortgage, the Credit Agreement, the Note and the other relevant Transaction Documents and shall perform, observe and comply with all and singular of the

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covenants, terms and conditions in this Mortgage, the Credit Agreement, the Note and the other relevant Transaction Documents contained, expressed or implied, to be performed, observed or complied with by and on the part of the Owner or its successors or assigns, all without delay or fraud and according to the true intent and meaning hereof and thereof, then, these presents and the rights of the Mortgagee under this Mortgage shall cease and desist and, in such event, the Mortgagee agrees by accepting this Mortgage, at the expense of the Owner, to execute all such documents as the Owner may reasonably require to discharge this Mortgage under the laws of the Republic of the Marshall Islands; otherwise to be and remain in full force and effect.

2.2 The Owner hereby represents and warrants to the Mortgagee that:

(A) the Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

(B) the Owner lawfully owns the whole of the Vessel free from any security interest, debt, lien, mortgage, charge, encumbrance or other adverse interest, other than the encumbrance of this Mortgage and except as permitted by Section 5(O) hereof; and

(C) the Vessel is tight, staunch and strong and well and sufficiently tackled, appareled, furnished and equipped and in all respects seaworthy and in the highest possible classification and rating for vessels of the same age and type with the respective Classification Society without any material outstanding recommendations or adverse notations affecting class.

3. Payment of Obligations. The Owner hereby further covenants and agrees to pay when due the Obligations to the Creditors or their successors or assigns in the manner provided for and in the terms of the Credit Agreement, this Mortgage and the other Transaction Documents.

4. Covenants Regarding Security Granted Hereunder. It is declared and agreed that:

(A) The security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment of the Obligations and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured.

(B) Any settlement or discharge under this Mortgage between the Mortgagee and the Owner shall be conditional upon no security or payment to the Mortgagee or the other Creditors, related to or which reduces the obligations secured hereby, by the Owner or any other Person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, and if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Owner on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

(C) The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, including without limitation, and whether or not known to or discoverable by the Owner, the Mortgagee or any other Person:

(i) any time or waiver granted to, or compromise with, the Owner or any other Person; or

(ii) the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Owner or any other Person; or

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(iii) any legal limitation, disability, dissolution, incapacity or other circumstances relating to the Owner or any other Person; or

(iv) any amendment or supplement to the Credit Agreement, the Note or any other relevant Transaction Document; or

(v) the unenforceability, invalidity or frustration of any obligations of the Owner or any other Person under the Credit Agreement, the Note or any other relevant Transaction Document.

(D) The Owner acknowledges and agrees that it has not received any security from any Person for the granting of this Mortgage and it will not take any such security without the prior written consent of the Mortgagee, and the Owner will hold any security taken in breach of this provision in trust for the Mortgagee.

(E) Until the Obligations have been unconditionally and irrevocably paid and discharged in full to the satisfaction of the Mortgagee, the Owner shall not by virtue of any payment made under the Credit Agreement, the Note, this Mortgage or any other relevant Transaction Document on account of such moneys and liabilities or by virtue of any enforcement by the Mortgagee of its right under or the security constituted by this Mortgage:

(i) be entitled to exercise any right of contribution or indemnity from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement; or

(ii) exercise any right of set-off or counterclaim against any such co-surety; or

(iii) receive, claim or have the benefit of any payment, distribution, security or indemnity from any such co-surety; or

(iv) unless so directed by the Mortgagee (which the Owner shall prove in accordance with such directions), claim as a creditor of any such co-surety in competition with the Mortgagee (or any trustee or agent on its behalf).

The Owner shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

(F) The Owner hereby irrevocably subordinates all of its rights of subrogation (whether contractual, statutory, under common law or otherwise) to the claims of the Mortgagee against any Person and all contractual, statutory or common law rights of contribution, reimbursement indemnification and similar rights and claims against any Person which arise in connection with, or as a result of, the Credit Agreement, this Mortgage or any other relevant Transaction Document until full and final payment of all of the Obligations.

5. Affirmative Covenants and Insurances. The Owner further covenants with the Mortgagee and undertakes at all times throughout the Security Period:

(A) to maintain:

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(i) its existence as a limited liability company of the Republic of the Marshall Islands;

(ii) its good standing under the laws of the Republic of the Marshall Islands; and

(iii) a registered address as required by the laws of the Republic of the Marshall Islands;

(B) (i) To insure and keep the Vessel insured or cause or procure the Vessel to be insured and to be kept insured at no expense to the Mortgagee (or, with regard to the insurance cover described in (d) below, to reimburse the Mortgagee therefor), in regard to:

(a)

all fire and usual marine risks (including increased value, which shall not exceed thirty percent (30%) of the total hull and machinery coverage) on an agreed value basis; which hull and machinery insured value shall be at least 80% of the Fair Market Value of the Vessel in accordance with Section 9.1(t)(iii) of the Credit Agreement;

(b)

war risks on an agreed value basis (including war protection and indemnity liability with a separate limit not less than hull value) covering, inter alia, the perils of confiscation, terrorism, piracy, expropriation, nationalization, seizure and blocking;

(c)

protection and indemnity risks (including pollution risks and including protection and indemnity war risks in excess of the amount for war risks (hull)) [to the highest amount available in the market for the full value and tonnage of the ship, as approved in writing by the Mortgagee, and, in case of oil pollution liability risks, at the highest level of cover from time to time available under basic protection and indemnity clubs entry, currently One Billion United States Dollars ($1,000,000,000); and

(d)

Mortgagee’s interest including mortgagee’s interest additional perils (pollution) risks and, on demand, reimburse the Security Trustee for all premiums, costs and expenses paid or incurred by the Mortgagee from time to time;

(ii) with respect to the Vessel, to effect the Insurances aforesaid or to cause or procure the same to be effected:

(a)

in the cases of the Insurances referred to in sub-sections (i) (a), (b) and (d) above and Total Loss, (A) in such amounts on an agreed value basis as shall be at least equivalent to the higher of (I) the Fair Market Value of the Vessel and (II) One Hundred Twenty percent (120%) of the aggregate outstanding principal amount of the Loan (when aggregated with the insured value of the other Vessels then financed under the Credit Agreement), (B) all such insurance shall be payable in lawful money of the United States of America, and (C) upon such terms (including provisions as to named insureds and loss payees and prior notice of cancellation) and with such deductibles as shall from time to time be approved by the Mortgagee in the reasonable exercise of its judgment;

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(b)

in the case of the protection and indemnity Insurances referred to in sub-section (i)(c) above, in respect of the Vessel’s full tonnage, and in an amount equal to the highest level of cover commercially available as at the date of this Mortgage and to include provisions as to loss payees and prior notice of cancellation in form and substance satisfactory to the Mortgagee; and

(c)

with insurance companies, underwriters, funds, mutual insurance associations, war risks and protection and indemnity risks associations or clubs of recognized standing, in each case, acceptable to the Mortgagee (hereinafter called “the Insurers”);

(iii) to renew or replace all such Insurances or cause or procure the same to be renewed or replaced before the relevant policies or contracts expire and to procure that the Insurers or the firm of insurance brokers referred to herein below shall promptly confirm in writing to the Mortgagee as and when each such renewal or replacement is effected;

(iv) to procure, if instructed by any Lender, concurrently with the execution hereof and thereafter at intervals of not more than twelve (12) calendar months, a detailed report from a firm of independent marine insurance brokers, appointed by the Facility Agent, with respect to the Insurances together with their opinion to the Mortgagee that the Insurances comply with the provisions of this Section 5(B), such report and opinion to be addressed and delivered promptly to the Mortgagee and the costs of such report and opinion procured concurrently with the execution hereof to be for the account of the Owner;

(v) to cause the said independent marine insurance brokers or the Insurers to agree to use reasonable efforts to advise the Mortgagee promptly of any failure to renew any of the Insurances and of any default in payment of any premium and of any other act or omission on the part of the Owner of which they have knowledge and which might, in their opinion, invalidate or render unenforceable, or cause the lapse of or prevent the renewal or extension of, in whole or in part, any Insurances on the Vessel;

(vi) to cause the said independent marine insurance brokers to agree to mark their records and to use their best efforts to advise the Mortgagee, at least fourteen (14) days prior to the expiration date of any of the Insurances, that such Insurances have been renewed or replaced with new insurance which complies with the provisions of this Section 5(B);

(vii) duly and punctually to pay or to cause duly and punctually to be paid all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Mortgagee and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(viii) to execute or use reasonable efforts to cause to be executed such guarantees as may from time to time be required by any relevant protection and indemnity association or club;

(ix) to procure that all policies, binders, cover notes or other instruments of the Insurances referred to in subsections (i)(a) and (b) above shall be taken out in the name of the Owner, with the Mortgagee as an additional assured (without liability for premiums), as its or their respective interests may appear, and shall incorporate a loss payable clause naming the Mortgagee as loss payee prepared in compliance with the terms of this Mortgage and such loss payable clause to be in any event in

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form and substance acceptable to the Mortgagee and all policies, binders, cover notes or other instruments referred to in subsection (i) shall (a) provide for prior notice of at least fourteen (14) days (except war risks which shall be seven (7) days unless terminated automatically in accordance with the provisions of the automatic termination and cancellation clauses contained in such policies) to be given to the Mortgagee before cancellation of insurance for any reason whatsoever and for a waiver of liability for payment of premiums as to the Mortgagee; provided, however, that unless otherwise required by the Mortgagee by notice to the underwriters, although all losses under such Insurances are payable to the Mortgagee, in case of any such losses involving any damage to the Vessel the underwriters may pay direct for the repair, salvage and other charges involved or, if the Owner shall have first fully repaired the damage or paid all of the salvage and other charges may pay the Owner as reimbursement therefor, provided, further, however, that if such damage involves a loss in excess of U.S.$500,000, or its equivalent, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee, and (b) in the event that the Vessel shall be insured under any form of fleet cover, undertakings that the brokers, underwriters, association or club (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance;

(x) to procure that all entries, policies, binders, cover notes or other instruments of the Insurances referred to in sub-section (i)(c) above incorporate a loss payable clause naming the Mortgagee as loss payee prepared in compliance with the terms of this Mortgage and such loss payable clause to be in any event in form and substance acceptable to the Mortgagee and shall provide for prior notice of at least fourteen (14) days to be given to the Mortgagee before cancellation of insurance for any reason whatsoever and for a waiver of liability for payment of premiums, backcalls and assessments as to the Mortgagee, it being agreed that although such insurance is payable to the Mortgagee so long as no Event of Default has occurred and is continuing under this Mortgage, any loss payments under any such insurance on the Vessel may be paid directly to the Owner to reimburse it for any loss, damage or expenses incurred by it and covered by such insurance or to the Person to whom any liability covered by such insurance has been incurred;

(xi) not to reduce the coverage of any Insurances without the Mortgagee’s prior written approval;

(xii) to procure that all policies, bindings, cover notes or other instruments of the Insurances referred to in sub-section (i)(d) to the extent obtained by the Owner shall be taken out in the name of the Mortgagee and shall incorporate a loss payable clause naming the Mortgagee as loss payee and shall provide for prior notice of at least fourteen (14) days to be given to the Mortgagee before cancellation of insurance for any reason whatsoever and for a waiver of liability for payment of premiums as to the Mortgagee and the Lenders;

(xiii) to procure that Certificates of Insurance or summaries or copies of all such instruments of Insurances as are referred to in sub-sections (ix) and (x) above shall be from time to time deposited with the Mortgagee within thirty (30) days after placement of the relevant Insurances, provided, however, that originals or copies of all such instruments of Insurances as are referred to in sub-sections (ix) and (x) above shall be made available to the Mortgagee upon request by the Mortgagee;

(xiv) not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of all policies, binders, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Mortgagee and/or the Insurers may prescribe;

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(xv) to do all things necessary and proper, and execute and deliver all documents and instruments to enable the Mortgagee to collect or recover any moneys to become due the Mortgagee in respect of the Insurances; and

(xvi) to provide, within a reasonable period of time after a written request therefor, such additional insurances as the Mortgagee may from time to time reasonably require on account of such insurances being required by any applicable law, regulation, public body, classification society or similar relevant authority or such insurances in the reasonable opinion of the Mortgagee being customary or recommended for vessels of a similar type or vessels employed in a similar trade, in which case the provisions of this clause B shall be applicable, if appropriate.

(C) To keep and to cause to be kept the Vessel in a good and efficient state of repair so as to enable her to maintain her present class with its Classification Society and so as to enable her to comply with the provisions of all laws, regulations and other requirements (statutory or otherwise) from time to time applicable to vessels registered under the laws of the Republic of the Marshall Islands, to procure that the Vessel’s Classification Society make available to the Mortgagee, upon its request, such information and documents in respect of the Vessel as are maintained in the records of such Classification Society, and to procure that all repairs to or replacements of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel;

(D) To submit or to cause the Vessel to be submitted on a timely basis to such periodic or other surveys as may be required for classification purposes and, if reasonably requested by the Mortgagee, to supply or to cause to be supplied to the Mortgagee copies of all survey and inspection reports and confirmations of class issued in respect thereof and to procure that the Classification Society provides the Mortgagee with the same rights and privileges to its records relating to the Vessel as given to the Owner;

(E) To permit the Mortgagee, by surveyors or other Persons appointed by it in its behalf, to board the Vessel at all reasonable times for the purpose of inspecting her condition or for the purpose of satisfying themselves in regard to proposed or executed repairs and to afford or to cause to be afforded all proper facilities for such inspections, provided that such inspections will not unreasonably interfere with the normal operations of the Vessel and cause no undue delay to the Vessel;

(F) (i) To pay and discharge or to cause to be paid and discharged all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Vessel except to the extent permitted by Section 5(O) hereof and (ii) in event of arrest of the Vessel pursuant to legal process or in event of her detention in exercise or purported exercise of any such lien as aforesaid to procure the release of the Vessel from such arrest or detention within fifteen (15) Business Days of receiving notice thereof by providing bail or otherwise as the circumstances may require;

(G) Not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the laws of the Republic of the Marshall Islands or the United States of America or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation or to destruction, seizure or confiscation and in event of hostilities in any part of the world (whether war be declared or not), not to employ the Vessel or suffer her employment in carrying any contraband goods or to enter or trade to any zone which is declared a war zone by any government or by the Vessel’s war risks Insurers unless the required extra war risk insurance cover has been obtained for the Vessel;

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(H) Promptly to furnish or to use its best efforts to cause promptly to be furnished to the Mortgagee all such information as the Mortgagee may from time to time reasonably request regarding the Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever pertaining to the Vessel;

(I) Promptly after learning of the same to notify or cause to be notified the Mortgagee forthwith in writing of:

(i) any accident to the Vessel involving repairs the cost whereof will or is likely to exceed five percent (5%) of the insured value of the Vessel;

(ii) any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss;

(iii) any material requirement or recommendation made by any Insurer or Classification Society or by any competent authority which is not complied with in accordance with reasonable commercial practices;

(iv) any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or her Earnings; and

(v) any occurrence of circumstances forming the basis of an Environmental Claim.

(J) To keep or to cause to be kept proper books of account of the Owner in respect of the Vessel and her Earnings and, if reasonably requested by the Mortgagee, to make or to cause to be made such books available for inspection on behalf of the Mortgagee and furnish or cause to be furnished satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being regularly paid and that all deductions from crew’s wages in respect of any tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

(K) To assign and provide that Requisition Compensation is applied in accordance with Section 8 hereof as if received in respect of the sale of the Vessel;

(L) Not, without the previous consent in writing of the Mortgagee, materially alter the structure of the Vessel or its equipment or remove any material parts of the Vessel to the extent such action could reasonably be expected to reduce the value of the Vessel;

(M) Intentionally omitted;

(N) To keep the Vessel registered under the laws of the Republic of the Marshall Islands;

(O) To keep and to cause the Vessel to be kept free and clear of all liens, charges, mortgages and encumbrances except in favor of the Mortgagee, and except for crew’s wages remaining unpaid in accordance with reasonable commercial practices or for collision or salvage, liens in favor of suppliers of necessaries or other similar liens arising in the ordinary course of its business, accrued for not more than thirty (30) days (unless any such lien is being contested in good faith and by appropriate proceedings or other acts and the Owner shall have set aside on its books adequate reserves with respect to such lien and so long as such deferment in payment shall not subject the Vessel to forfeiture or loss) or liens for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles

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satisfactory to the Mortgagee, or in respect of which a bond or other security has been posted by or on behalf of the Owner with the appropriate court or other tribunal to prevent the arrest or secure the release of the Vessel from arrest, and not, except in favor of the Mortgagee, to pledge, charge, assign or otherwise encumber (in favor of any Person other than the Mortgagee) her Insurances, Earnings or Requisition Compensation or to suffer the creation of any such pledge, charge, assignment or encumbrance as aforesaid to or in favor of any Person other than the Mortgagee;

(P) Not, without the previous consent in writing of the Mortgagee (and then only subject to such terms and conditions as the Mortgagee may impose), to sell, abandon or otherwise dispose of the Vessel or any interest therein;

(Q) To pay promptly to the Mortgagee all moneys (including fees of counsel) whatsoever which the Mortgagee shall or may expend, be put to or become liable for, in or about the protection, maintenance or enforcement of the security created by this Mortgage or in or about the exercise by the Mortgagee of any of the powers vested in it hereunder and to pay interest thereon at the Default Rate from the date whereon such expense or liability was incurred by the Mortgagee;

(R) To comply with all declaration and reporting requirements imposed by the protection and indemnity club or insurers including, without limitation, the quarterly declarations required by the U.S. Oil Pollution Section 20/2/91, and to pay all premiums required to maintain in force the necessary U.S. Oil Pollution Cover;

(S) To comply with and satisfy all the requisites and formalities established by the laws of the Republic of the Marshall Islands to perfect this Mortgage as a legal, valid and enforceable first and preferred lien upon the Vessel and to furnish to the Mortgagee from time to time such proofs as the Mortgagee may reasonably request for its satisfaction with respect to the compliance by the Owner with the provisions of this Section 5(S);

(T) Not without the previous consent of the Mortgagee in writing, which consent shall not be unreasonably withheld, to let the Vessel or permit the Vessel to be let on demise charter (other than any demise charter to a company related to the Owner or any of its members) for any period;

(U) To place or to cause to be placed and at all times and places to retain or to cause to be retained a properly certified copy of this Mortgage on board the Vessel with her papers and cause this Mortgage to be exhibited to any and all Persons having business with the Vessel which might give rise to any lien thereon other than liens for crew’s wages and salvage, and to any representative of the Mortgagee on demand; and to place and keep or to cause to be placed and kept prominently displayed in the chart room and in the Master’s cabin of the Vessel a framed printed notice in plain type in English of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, reading as follows:

“NOTICE OF MORTGAGE

This Vessel is owned by [OWNER] (the “Owner”) and is subject to a first preferred mortgage (the “First Mortgage”) in favor of MOUNTAIN SUPPLY LLC, as security trustee and mortgagee, under the authority of Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands, as amended. Under the terms of the First Mortgage, neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any power, right or authority whatever to create, incur or permit to be imposed upon this Vessel any lien or encumbrance except for crew’s wages and salvage.”

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(V) to retain a manager of the Vessel, if any, as required under the Credit Agreement.

6. Mortgagee’s Right to Cure. Without prejudice to any other rights of the Mortgagee hereunder:

(i) in the event that the provisions of Section 5(B) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty, but not obligated, to effect and thereafter to replace, maintain and renew all such Insurances upon the Vessel as it in its sole discretion may deem advisable;

(ii) in the event that the provisions of Section 5(C) and/or 5(D) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty, but not obligated, to arrange for the carrying out of such repairs and/or surveys as it deems expedient or necessary; and

(iii) in the event that the provisions of Section 5(F) hereof or any of them shall not be complied with, the Mortgagee shall be at liberty, but not obligated, to pay and discharge all such debts, damages and liabilities as are therein mentioned and/or to take any such measures as it deems expedient or necessary for the purpose of securing the release of the Vessel;

Any and all expenses incurred by the Mortgagee (including fees of counsel) in respect of its performances under the foregoing sub-sections (i), (ii) and (iii) shall be paid by the Owner on demand, with interest thereon at the rate provided for in Section 5(Q) hereof from the date when such expenses were incurred by the Mortgagee.

7. Events of Default and Remedies.

(A) Each of the following events shall constitute an “Event of Default”:

(i) a default in the payment when due (together with any applicable grace period) of all or any part of the Obligations; or

(ii) an event of default stipulated in Section 8.1 of the Credit Agreement shall occur and be continuing; or

(iii) a default by the Owner occurs in the due and punctual observance of any of the covenants contained in subsections (A)(i), (B) (other than subclauses (iv), (vi) and (xiii) thereof), (F), (G), (I), (K), (L), (M), (N), (O), (P), (R), (S), (T), (U) or (V) of Section 5 of this Mortgage; or

(iv) a default by the Owner occurs in the due and punctual observance of any of the covenants contained in subsections (C), (D), (E), (H), (J), or (Q) or subclauses (ii) and (iii) of subsection (A) and subclauses (iv), (vi) or (xiii) of subsection (B) of Section 5 of this Mortgage and such default continues unremedied for a period of thirty (30) days; or

(v) it becomes impossible or unlawful for the Owner to fulfill any of the covenants and obligations contained in this Mortgage and the Mortgagee reasonably considers that such impossibility or illegality will have a material adverse effect on its rights under this Mortgage or the enforcement thereof.

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(B) If any Event of Default shall occur and be continuing, the Mortgagee shall be entitled:

(i) to demand payment by written notice to the Owner of the Obligations, whereupon such payment shall be immediately due and payable, anything contained in the Credit Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents to the contrary notwithstanding and without prejudice to any other rights and remedies of the Mortgagee or the Creditors, as the case may be, under the Credit Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents, provided, however, that if, before any sale of the Vessel, all defaults shall have been remedied in a manner satisfactory to the Mortgagee, the Mortgagee may waive such defaults by written notice to that effect to the Owner; but no such waiver shall extend to or affect any subsequent or other default or impair any rights and remedies consequent thereon;

(ii) at any time and as often as may be necessary to take any such action as the Mortgagee may in its discretion deem advisable for the purpose of protecting the security created by this Mortgage and each and every expense or liability (including reasonable fees of counsel) so incurred by the Mortgagee in or about the protection of such security shall be repayable to it by the Owner promptly after demand, together with interest thereon at the rate provided for in Section 5(Q) hereof from the date whereon such expense or liability was incurred by the Mortgagee. The Owner shall promptly execute and deliver to the Mortgagee such documents or cause promptly to be executed and delivered to the Mortgagee such documents, if any, and shall promptly do and perform such acts, if any, as in the opinion of the Mortgagee or its counsel may be necessary or advisable to facilitate or expedite the protection, maintenance and enforcement of the security created by this Mortgage;

(iii) to exercise all the rights and remedies in foreclosure and otherwise given to the Mortgagee by any applicable law, including those under the provisions of the Maritime Law;

(iv) to take possession of the Vessel, wherever the same may be, without prior demand and without legal process (when permissible under applicable law) and cause the Owner or other Person in possession thereof forthwith upon demand of the Mortgagee to surrender to the Mortgagee possession thereof as demanded by the Mortgagee, and by notice to the Owner, request that the crew be ordered to remain onboard the Vessel, that the Master of the Vessel be ordered to sail the Vessel at the cost of the Owner to any port designated by the Mortgagee and/or that the Owner take such action regarding the Vessel as may be requested by the Mortgagee;

(v) to require that all policies, contracts and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such adjusters, brokers or other insurers as the Mortgagee may nominate;

(vi) to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Owner) all such proceedings in connection therewith as the Mortgagee in its absolute discretion deems advisable and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

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(vii) to discharge, compound, release or compromise claims against the Owner in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

(viii) to take appropriate judicial proceedings for the foreclosure of this Mortgage and/or for the enforcement of the Mortgagee’s rights hereunder or otherwise; recover judgment for any amount due by the Owner in respect of the Credit Agreement, the Note, this Mortgage, or any of the other relevant Transaction Documents and collect the same out of any property of the Owner;

(ix) to sell the Vessel at public auction, free from any claim of or by the Owner of any nature whatsoever by first giving notice of the time and place of sale with a general description of the property in the following manner:

(a)	by publishing such notice for ten (10) consecutive days in a daily newspaper of general circulation published in New York City;

(b)	if the place of sale should not be New York City, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

(c)	by sending a similar notice by facsimile confirmed by registered mail to the Owner at its address hereinafter set forth at least fourteen (14) days prior to the date of sale;

Such sale of the Vessel may be held at such place as the Mortgagee in such notices may have specified, or such sale may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale and without further notice or publication the Mortgagee may make such sale at the time and place to which the same shall be so adjourned; and such sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at such sale.

(x) pending sale of the Vessel (either directly or indirectly) to manage, charter, lease, insure, maintain and repair the Vessel and to employ or lay up the Vessel upon such terms, in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purpose aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangements respecting the Vessel, her insurance, management, maintenance, repair, classification and employment in all respects as if the Mortgagee were the owner of the Vessel and without being responsible for any loss thereby incurred;

(xi) to recover from the Owner on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the powers vested in the Mortgagee under Section 7(B)(x) above with interest thereon at the rate provided for in Section 5(Q) hereof from the date when such losses were incurred by the Mortgagee; and

(xii) to recover from the Owner on demand all expenses, payments and disbursements (including reasonable fees and expenses of counsel) incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers vested in it hereunder together with interest thereon at the rate provided for in Section 5(Q) hereof from the date when such expenses, payments or disbursements were incurred by it;

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PROVIDED, ALWAYS, that any sale of the Vessel or any interest therein by the Mortgagee pursuant to and in compliance with Section 7(B)(ix) above shall operate to divest all right, title and interest of the Owner, its successors and assigns, in or to the Vessel so sold and upon such sale the purchaser shall not be bound to see or inquire whether the Mortgagee’s power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property, subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

(C) Notwithstanding the foregoing, it is understood that a Total Loss of the Vessel which is covered by the insurance maintained by Owner pursuant to Section 5(B) hereof shall not be deemed to be a default under this Mortgage, the Credit Agreement, the Note or any of the other relevant Transaction Documents, or any of them.

8. Application of Proceeds. The proceeds of any sale made either under the power of sale hereby granted to the Mortgagee or under a judgment or decree in any judicial proceedings for the foreclosure of this Mortgage or for the enforcement of any remedy granted to the Mortgagee hereunder, any net earnings arising from the management, charter or other use of the Vessel by the Mortgagee under any of the powers herein contained or by law provided and the proceeds of any and all Insurances and any claims for damages on account of the Vessel or the Owner of any nature whatsoever and any Requisition Compensation, shall be applied in accordance with Section 8.2 of the Credit Agreement,

In the event that the proceeds are insufficient to pay in full the Obligations, the Mortgagee shall be entitled to collect the balance from the Owner or any other Person liable therefor.

9. No Waiver. No delay or omission of the Mortgagee or the other Creditors to exercise any right or power vested in it under the Credit Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents, or any of them shall impair such right or power or be construed as a waiver thereof or as acquiescence in any default by the Owner hereunder, nor shall the acceptance by the Mortgagee of any payments in connection with this Mortgage from any source be deemed a waiver hereunder. However, if at any time after an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to any foreclosure proceedings the Owner cures all Events of Default and pays all expenses, advances and damages to the Mortgagee consequent on such Events of Default, with interest at the rate provided for in Section 5(Q) hereof from the date when such expenses, advances and damages were incurred, then the Mortgagee may accept such cure and payment and restore the Owner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

10. Delegation of Power. The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by this Mortgage (including the power vested in it by virtue of Section 12 hereof) in such manner and upon such terms and to such Persons as the Mortgagee in its absolute discretion may deem advisable.

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11. Indemnity. Without prejudice to any other rights and remedies of the Mortgagee under the Credit Agreement, the Note, this Mortgage or any of the other relevant Transaction Documents, the Owner hereby agrees and undertakes to indemnify the Mortgagee against all obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in good faith in respect of, in relation to or in connection with the Vessel or otherwise howsoever in relation to or in connection with the enforcement of the Mortgagee’s rights hereunder or under the Credit Agreement, the Note or any of the other relevant Transaction Documents.

12. Power of Attorney.

(A) The Owner hereby irrevocably appoints the Mortgagee as its attorney-in-fact for the duration of the Security Period to do in its name or in the name of the Owner all acts which the Owner, or its successors or assigns, could do in relation to the Vessel, including without limitation, to demand, collect, receive, compromise, settle and sue for (insofar as the Mortgagee lawfully may) all freights, hire, earnings, issues, revenues, income and profits of the Vessel, and all amounts due from underwriters under the Insurances as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due to the Owner or in respect of the Vessel, and to make, give and execute in the name of the Owner, acquittance, receipts, releases or other discharges for the same, whether under seal or otherwise, to take possession of, sell or otherwise dispose of or manage or employ, the Vessel, to execute and deliver charters and a bill of sale with respect to the Vessel, and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and all other instruments in writing with respect to the foregoing. PROVIDED, HOWEVER, that, unless the context otherwise permits under this Mortgage, such power shall not be exercisable by or on behalf of the Mortgagee unless and until any Event of Default stipulated in Section 7(A) hereof shall occur and be continuing and shall not be exercisable after all defaults have been cured.

(B) The exercise of the power granted in this Section 12 by or on behalf of the Mortgagee shall not require any Person dealing with the Mortgagee to conduct any inquiry as to whether any such Event of Default has occurred and is continuing, nor shall such Person be in any way affected by notice that any such Event of Default has not occurred nor is continuing, and the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

13. Appointment of Receiver. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and of the freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.

14. Commencement of Proceedings. The Mortgagee shall have the right to commence proceedings in the courts of any country having competent jurisdiction and in particular the Mortgagee shall have the right to arrest and take action against the Vessel at whatever place the Vessel shall be found lying and for the purpose of any action which the Mortgagee may bring before the local court for the jurisdiction of such court or other judicial authority and the Owner agrees that for the purpose of proceedings against the Vessel any writ, notice, judgment or other legal process or documents may be served upon the Master of the Vessel (or upon anyone acting as the Master) and that such service shall be deemed good service on the Owner for all purposes.

15. Partial Invalidity. In the event that any provision or provisions of this Mortgage shall be declared invalid, void or otherwise inoperative by any present or future court of competent jurisdiction in any country, the Owner will, without prejudice to any other right and remedy of the Mortgagee under the Credit Agreement, the Note, this Mortgage, the other relevant Transaction Documents or any of them,

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execute and deliver such other and further instruments and do such things as in the reasonable opinion of the Mortgagee or its counsel will be necessary or advisable to carry out the true intent and spirit of this Mortgage. In any event, any such declaration of partial invalidity shall not affect the validity of any other provision or provisions of this Mortgage, or the validity of this Mortgage as a whole.

16. Cumulative Remedies. Each and every power and remedy in this Mortgage specifically given to the Mortgagee shall be in addition to every other power and remedy herein or in the Credit Agreement, the Note or the other relevant Transaction Documents specifically given or now or hereafter existing at law, in equity, admiralty, or by statute, and each and every power and remedy whether specifically in this Mortgage or in the Credit Agreement, the Note or the other relevant Transaction Documents given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any such power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy under the Credit Agreement, the Note, this Mortgage or any other relevant Transaction Documents.

17. Recordation of Mortgage. For the purpose of recording this First Preferred Mortgage as required by Chapter 3 of the Maritime Act 1990 of the Republic of the Marshall Islands, as amended, the total amount is Twenty-Eight Million United States Dollars (U.S.$28,000,000) and interest, expenses and performance of mortgage covenants. It is not intended that this Mortgage shall include property other than the Vessel and it shall not include property other than the Vessel as the term “vessel” is used in the Maritime Law. Notwithstanding the foregoing, for property other than the Vessel, if any should be determined to be covered by this Mortgage, the discharge amount is zero point zero one percent (0.01%) of the total amount.

18. No Waiver of Preferred Status. Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage under the laws of the Republic of the Marshall Islands or under the corresponding provisions of any other jurisdiction in which it is sought to be enforced and that, if any provision or portion thereof herein shall be construed to waive the preferred status of this Mortgage, then such provision to such extent shall be void and of no effect.

19. Counterparts. This Mortgage may be executed in any number of counterparts each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

20. Notices. Notices and other communications under this Mortgage shall be in writing and may be given by facsimile as follows:

If to the Owner -

[OWNER]

c/o SEACOR Marine LLC

5005 Railroad Avenue

Morgan City, Louisiana 70380

Attn: Executive Vice President

Facsimile No.: 985-876-5444

E-mail: jllorca@seacormarine.com

c/o SEACOR Marine Holdings Inc.

5005 Railroad Avenue

Morgan City, Louisiana 70380

Attn: Legal Department

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Facsimile No.: 985-876-5444

E-mail: aeverett@seacormarine.com

If to the Mortgagee -

Mountain Supply LLC

c/o Hudson Structured Capital Management

2187 Atlantic St.

Stamford, CT 06902

Attn: Jason Braunstein / Ajay Mehra

Email: jason.braunstein@hscm.com / ajay.mehra@hscm.com

or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.

Every notice or other communication shall, except so far as otherwise expressly provided by this Mortgage, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day), in the case of a facsimile when such facsimile is transmitted to the facsimile number specified herein and telephonic confirmation of receipt thereof is obtained, and in the case of a letter, at the time of receipt thereof.

21. Rights of Owner. Unless one or more Events of Default shall have occurred and be continuing, the Owner (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of substantially equal value to the Owner, which shall forthwith become subject to the lien of this Mortgage.

22. Waiver; Amendment. None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Owner and the Mortgagee.

23. Successors and Assigns. All the covenants, promises, stipulations and agreements of the Owner and all the rights and remedies of the Mortgagee contained in this Mortgage shall bind the Owner, its successors and assigns, and shall inure to the benefit of the Mortgagee, its successors and assigns, whether so expressed or not.

24. Applicable Law. This Mortgage shall be governed by, and construed in accordance with, the laws of the Republic of the Marshall Islands.

25. Headings. In this Mortgage, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Owner has executed this Mortgage by its duly authorized representative on the day and year first above written.

[OWNER]

By:
Name:
Title:

ACKNOWLEDGMENT OF THE FIRST PREFERRED MARSHALL ISLANDS MORTGAGE

)

: ss:

)

On                         , 2023, before me personally appeared                         , to me known, who being by me duly sworn, did depose and say that he/she resides at                      that he/she is the Attorney-in-Fact of [            ], the corporation described in and which executed the foregoing instrument, and that he/she signed his/her name thereto pursuant to authority granted to him/her by authorized signatories of the said company.

Marshall Islands Special Agent

Exhibit A

Credit Agreement

Exhibit D

Form of Earnings Assignment

8

ASSIGNMENT OF EARNINGS

given by

[ASSIGNOR]

in favor of

MOUNTAIN SUPPLY LLC,

as Security Trustee

[            ], 2023

[VESSEL]

ASSIGNMENT OF EARNINGS

[VESSEL]

THIS ASSIGNMENT OF EARNINGS (this “Assignment”) is made as of [                 ], 2023, by [ASSIGNOR], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), in favor of MOUNTAIN SUPPLY LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as security trustee for the Creditors (the “Assignee”).

W I T N E S S E T H T H A T:

WHEREAS:

(A) The Assignor is the sole owner of the whole of the Marshall Islands flag vessel m.v. [VESSEL], Official No. [OFFICIAL NUMBER] (the “Vessel”);

(B) By a senior secured credit agreement dated as of [                 ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) the Assignor, [     ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands and [                 ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Borrowers), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together, with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately , a “Lender”), (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), and as security trustee for the Creditors, the Lenders made available to the Borrowers a senior secured term loan facility in the initial principal amount of $28,000,000 (the “Facility”); and

(C) it is a condition precedent to, among other things, the Lenders making the Facility available to the Borrowers under the Credit Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor under or in connection with the Credit Agreement, the Note and the other Transaction Documents this Assignment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by the Assignor:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein, including in the preamble and recitals of this Assignment.    For the purposes of this Assignment, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.

2. Grant of Security. As security for the payment and performance of the Obligations, the Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in and to (i) all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel, (ii) all remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to the Assignor arising from the use or employment of the Vessel, (iii) all moneys or other compensation payable by reason of requisition for title or for hire or other compulsory acquisition of the Vessel, and (iv) all proceeds of all of the foregoing.

3. Notice of Assignment. The Assignor will, promptly upon the occurrence and during the continuance of an Event of Default, give notice, in the form annexed hereto as Exhibit 1 of this Assignment to any charterer or contractee of the Vessel. If such notice is provided, Assignee shall rescind it promptly after the cure or waiver of the underlying Event(s) of Default so long as no other Event of Default has occurred and is continuing.

4. Payment. The Assignor shall cause all sums payable to the Assignor and assigned hereby, whether as charterhire, freight, indemnities or otherwise, to be paid directly to the Assignee or, in the case of payments made to an agent of the Assignor, to be transferred promptly upon receipt by such agent, to the Earnings Account or to such other account as the Assignee shall direct for the account of the Assignor.

5. Performance under Charters; No Duty of Inquiry. The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all its obligations under all charters and contracts pertaining to the Vessel to which it is a party. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under all charters and contracts pertaining to the Vessel to which it is a party to perform the obligations assumed by it thereunder, and the Assignee shall have no obligation or liability under any such charter or contract by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to any such charter or contract or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.

6. Requisition. The Assignor shall promptly notify the Assignee in writing of the commencement and termination of any period during which the Vessel may be requisitioned.

7. Employment of Vessel. The Assignor hereby further covenants and undertakes promptly to furnish the Assignee with all such information as it may from time to time reasonably require regarding the employment, position and engagements of the Vessel, however not to unreasonably interfere with the conduct of the Assignor’s business.

8. Negative Pledge. The Assignor does hereby warrant and represent that it has not transferred, assigned, pledged or otherwise disposed of, and hereby covenants that it will not transfer, assign, pledge or otherwise dispose of so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the moneys and claims hereby assigned to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in a material alteration or material impairment of the rights hereby assigned or any of the rights created in this Assignment.

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9. Power of Attorney. Upon and during the continuance of an Event of Default, the Assignor does hereby irrevocably appoint and constitute the Assignee as the Assignor’s true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.

10. Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in the Credit Agreement.

11. Further Assurances. The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may deem necessary in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

12. Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor under or in connection with the Credit Agreement or any document delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

13. Invalidity. If any provision of this Assignment shall at any time for any reason be declared invalid, void, unenforceable or otherwise inoperative by a court of competent jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole opinion of the Assignee, acting reasonably, shall be required in order to ensure and give effect to the full intent of this Assignment.

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14. Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Credit Agreement, the Note and any other relevant Transaction Document and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured.

15. Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.

16. Termination. If the Assignor shall pay and discharge all of its obligations under or in connection with the Credit Agreement, the Note and the other relevant Transaction Documents, or is released therefrom in accordance with the terms thereof, or if there is a Total Loss (as such term is defined in the Mortgage) of the Vessel and the Assignor has substituted acceptable collateral for the Vessel in accordance with the Credit Agreement, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate. Upon any such termination, the Assignee will, at the Assignor’s expense, execute and deliver to the Assignor such documents as the Assignor shall reasonably request to evidence such termination.

17. WAIVER OF JURY TRIAL. THE ASSIGNOR, AND BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.

18. Notices. Notices and other communications hereunder shall be in writing and may be sent in accordance with the Credit Agreement.

19. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

20. Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Assignee under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing by certified mail, signature required, or delivering the same by hand to the Assignor at the address indicated for notices in the Credit Agreement. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Assignee) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Assignee may bring any legal action or proceeding in any other appropriate jurisdiction.

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21. Counterparts. This Assignment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

22. Headings. In this Assignment, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the day and year first above written.

[ASSIGNOR]

By
Name:
Title:

EXHIBIT 1

EARNINGS ASSIGNMENT NOTICE

TO:

TAKE NOTICE:

(a)

that by an Assignment of Earnings dated as of [                         ], 2023 made by us to MOUNTAIN SUPPLY LLC, as security trustee (the “Assignee”), we, the owner of the Marshall Islands flag vessel [VESSEL] (the “Vessel”), Official No. [OFFICIAL NUMBER], have assigned to the Assignee, as from the date of said assignment, a security interest in all our right, title and interest in and to:

(i)

all moneys and claims for moneys due and to become due thereto, whether as charter hire, freights, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any bareboat, time or voyage charter, contract of affreightment or other contract for the use or employment of the Vessel;

(ii)

all remuneration for salvage and towage services, demurrage and detention moneys and any other earnings whatsoever due or to become due to the undersigned arising from the use or employment of the Vessel,

(iii)	all moneys or other compensation payable by reason of requisition for title or for hire or other compulsory acquisition of the Vessel; and

(iv)	all proceeds of all of the foregoing.

(b) until further notice by the Assignee, that you are hereby irrevocably authorized and instructed to pay as from the date hereof all of such aforesaid moneys to the Assignee, for the account of the undersigned (Account No.                             ), at the above address of the Assignee (or at such other place as the Assignee may direct).

DATED THIS         day of                          , 20     .

[ASSIGNOR]

By
Name:
Title:

Exhibit E

Form of Insurances Assignment

9

ASSIGNMENT OF INSURANCES

given by

[ASSIGNOR]

in favor of

MOUNTAIN SUPPLY LLC,

as Security Trustee

[                ], 2023

[VESSEL]

ASSIGNMENT OF INSURANCES

[VESSEL]

THIS ASSIGNMENT OF INSURANCES (this “Assignment”) is made as of [                 ], 2023, by [ASSIGNOR], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), in favor of MOUNTAIN SUPPLY LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as security trustee for the Creditors (the “Assignee”).

W I T N E S S E T H T H A T:

WHEREAS:

A. The Assignor is the sole owner of the whole of the Marshall Islands flag vessel [VESSEL], Official No. [OFFICIAL NUMBER] (the “Vessel”);

B. By a senior secured credit agreement dated as of [                 ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) the Assignor, [     ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands and [                 ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Borrowers), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together, with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately , a “Lender”), (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors, the Lenders made available to the Borrowers a senior secured term loan facility in the principal amount of $28,000,000 (the “Facility”);

C. It is a condition precedent to, among other things, the Lenders making the Facility available to the Borrowers under the Credit Agreement that the Assignor execute and delivers to the Assignee, as security for the obligations of the Assignor under or in connection with the Credit Agreement, the Note and the other Transaction Documents, this Assignment.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein, including in the preamble and recitals of this Assignment. For the purposes of this Assignment, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.

2. Grant of Security. As security for the payments and performance of the Obligations, the Assignor as legal and beneficial owner does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in, to and under all policies and contracts of insurance, including the Assignor’s rights under all entries in any Protection and Indemnity Association or Club, which are from time to time taken out by or for the Assignor in respect of the Vessel, the Vessel’s hull and machinery, and all the benefits thereof including, without limitation, all claims of whatsoever nature, as well as return premiums (all of which are herein collectively called the “Insurances”), and in and to all moneys and claims for moneys in connection therewith and all proceeds of all of the foregoing.

3. Notices; Loss Payable Clauses.

(A) All Insurances, except entries in Protection and Indemnity Associations or Clubs, or insurances effected in lieu of such entries, relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form of Exhibit 1 hereto or in such other form as the Assignee may agree.

(B) All entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form of Exhibit 2 hereto or in such other form as the Assignee may agree.

4. Covenants and Undertakings. The Assignor hereby covenants with the Assignee that:

(A) It will do or permit to be done each and every act or thing which the Assignee may from time to time require to be done for the purpose of enforcing the Assignee’s rights under this Assignment and will allow its name to be used as and when required by the Assignee for that purpose; and

(B) It will forthwith give notice in the form set out in Exhibit 3 attached hereto, or cause its insurance brokers to give notice, of this Assignment to all insurers, underwriters, clubs and associations providing insurance in connection with the Vessel and procure that such notice is endorsed on all the policies and entries of insurances in respect of the Vessel.

5. No Duty of Inquiry. The Assignee shall not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or take any other action to collect any moneys or to enforce any rights and benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled hereunder except such reasonable action as may be requested by any underwriter, association or club. The Assignor shall remain liable to perform all the obligations assumed by it in relation to the property hereby assigned and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever (including, without limitation, any obligation or liability with respect to the payment of premiums, calls, assessments or any other sums at any time due and owing in respect of the Insurances) in the event of any failure by the Assignor to perform such obligations.

6. Negative Pledge. The Assignor does hereby warrant and represent that it has not transferred, assigned, pledged or otherwise disposed of, and hereby covenants that it will not transfer, assign, pledge or otherwise dispose of so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the moneys and claims hereby assigned, to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in a material alteration or material impairment of the rights hereby assigned or any of the rights created in this Assignment.

7. Power of Attorney. Upon and during the continuance of an Event of Default, the Assignor hereby irrevocably appoints and constitutes the Assignee as the Assignor’s true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.

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8. Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in the Credit Agreement.

9. Further Assurances. The Assignor agrees that any time, and from time to time, upon the written request of the Assignee it will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may deem necessary in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

10. Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor under or in connection with the Credit Agreement or any document delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

11. Invalidity. If any provision of this Assignment shall at any time for any reason be declared invalid, void, unenforceable or otherwise inoperative by a court of competent jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole opinion of the Assignee, acting reasonably, shall be required in order to ensure and give effect to the full intent of this Assignment.

12. Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Credit Agreement, the Note and any other relevant Transaction Document and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured.

13. Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.

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14. Termination. If the Assignor shall pay and discharge all of its obligations under or in connection with the Credit Agreement, the Note and the other relevant Transaction Documents or is released therefrom in accordance with the terms thereof, or if there is a Total Loss (as defined in the Mortgage) of the Vessel and the Assignor has substituted acceptable collateral for the Vessel in accordance with the Credit Agreement, all the right, title and interest herein assigned shall revert to the Assignor, and this Assignment shall terminate. Upon any such termination, the Assignee will, at the Assignor’s expense, execute and deliver to the Assignor such documents as the Assignor shall reasonably request to evidence such termination.

15. WAIVER OF JURY TRIAL. THE ASSIGNOR, AND BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.

16. Notices. Notices and other communications hereunder shall be in writing and may be sent in accordance with the Credit Agreement.

17. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

18. Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Assignee under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing by certified mail, signature required, or delivering the same by hand to the Assignor at the address indicated for notices in Section 16. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Assignee) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Assignee may bring any legal action or proceeding in any other appropriate jurisdiction.

19. Counterparts. This Assignment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

20. Headings. In this Assignment, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the day and year first above written.

[ASSIGNOR]

By
Name:
Title:

5

EXHIBIT 1

LOSS PAYABLE CLAUSE

Hull and Machinery

Loss, if any, payable to MOUNTAIN SUPPLY LLC, as security trustee and as mortgagee (the “Mortgagee”), for distribution by it to itself and to [ASSIGNOR], as owner (the “Owner”), as their respective interests may appear, or order, except that, unless underwriters have been otherwise instructed by notice in writing from the Mortgagee, in the case of any loss involving any damage to the Vessel or liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor; provided, however, that if such damage involves a loss of more than

U.S. $500,000 or its equivalent, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.

In the event of the actual total loss or agreed, compromised or constructive total loss of the Vessel, unless the Vessel has been replaced with other acceptable collateral granted to the Mortgagee, payment shall be made to the Mortgagee, for distribution by it to itself and to the Owner as their respective interests appear.

The Mortgagee shall be advised:

(1) except with respect to any war risk cover, at least fourteen (14) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least fourteen (14) days before cancellation of this insurance may take effect and with respect to war risk cover, except as otherwise provided by the automatic termination provisions of the war risk policy, at least seven (7) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least seven (7) days before cancellation of this insurance may take effect;

(2) of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

(3) of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

EXHIBIT 2

LOSS PAYABLE CLAUSE

Protection and Indemnity

Payment of any recovery that [ASSIGNOR] (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by him shall be made to the Owner or to his order unless and until the Association receives notice from MOUNTAIN SUPPLY LLC, as security trustee and as mortgagee (the “Mortgagee”), that the Owner is in default under the Mortgage, in which event all recoveries shall thereafter be paid to the Mortgagee for distribution by it to itself and the Owner, as their respective interests may appear, or order; provided always that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until after the expiry of two business days from the receipt of such notice.

The Mortgagee shall be advised:

(1) except with respect to any war risk cover, at least fourteen (14) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least fourteen (14) days before cancellation of this insurance may take effect and with respect to war risk cover, except as otherwise provided by the automatic termination provisions of the war risk policy, at least seven (7) days before cancellation of this insurance may take effect before its scheduled termination date for non-payment of insurance premiums and otherwise at least seven (7) days before cancellation of this insurance may take effect;

(2) of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

(3) of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

EXHIBIT 3

NOTICE OF ASSIGNMENT OF INSURANCES

TO:

TAKE NOTICE:

(a)

that by an Assignment of Insurances dated as of [                    ], 2023 made by us to MOUNTAIN SUPPLY LLC, as security trustee (the “Assignee”), a copy of which is attached hereto, we have assigned to the Assignee as from the date of said assignment, inter alia, all our right, title and interest in, to and under all policies and contracts of insurance, including our rights under all entries in any Protection and Indemnity Association or Club, which are from time to time taken out by us in respect of the Marshall Islands flag vessel [VESSEL] (the “Vessel”), Official No. [OFFICIAL NUMBER], and its earnings and all the benefits thereof including all claims of whatsoever nature (all of which together are hereinafter called the “Insurances”).

(b)	that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under

(i)

all Insurances, except entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Exhibit 1 of the Assignment of Insurances;

(ii)

all entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries relating to the Vessel in accordance with the loss payable clause in Exhibit 2 of the Assignment of Insurances;

(c)	that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.

DATED AS OF THE         day of                         , 20     .

ASSIGNOR

By
Name:
Title:

Exhibit F

Form of Charter Assignment

10

ASSIGNMENT OF CHARTER

given by

[ASSIGNOR]

in favor of

MOUNTAIN SUPPLY LLC,

as Security Trustee

[                    ], 2023

[VESSEL]

ASSIGNMENT OF CHARTER

[VESSEL]

THIS ASSIGNMENT OF CHARTER (this “Assignment”) is made as of [    ], 2023, by [ASSIGNOR], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), in favor of MOUNTAIN SUPPLY LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as security trustee for the Creditors (the “Assignee”).

W I T N E S S E T H   T H A T:

WHEREAS:

(A) The Assignor is the sole owner of the whole of the Marshall Islands flag vessel m.v. [VESSEL], Official No. [OFFICIAL NUMBER] (the “Vessel”);

(B) Pursuant to a [charter] dated [                ] (as amended or otherwise modified from time to time, the “Charter”), the Assignor agreed to let to and [CHARTERER] (the “Charterer”) agreed to hire the Vessel for the period and on the terms and conditions set forth therein;

(C) By a senior secured credit agreement dated as of [                 ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) Assignor, [            ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands and [                 ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Borrowers), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), r and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together, with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately , a “Lender”), (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), and as security trustee for the Creditors, the Lenders made available to the Borrowers a senior secured term loan facility in the principal amount of up to $28,000,000 (the “Facility”); and

(D) It is a condition precedent to, among other things, the Lenders making the Facility available to the Borrowers under the Credit Agreement that the Assignor executes and delivers to the Assignee, as security for the obligations of the Assignor under the Credit Agreement, the Note and the other Transaction Documents, this Assignment.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, by the Assignor:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein, including in the preamble and recitals of this Assignment. For the purposes of this Assignment, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.

2. Grant of Security. As security for the payments and performance by the Credit Parties for the indebtedness, liabilities and obligations of the Assignor from time to time under the Credit Agreement, the Note and the other relevant Transaction Documents, the Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee, for the benefit of the Assignee and its successors and assigns, and does hereby grant the Assignee a security interest in, all of the Assignor’s right, title and interest in and to the following personal property (hereinafter collectively referred to as the “Assigned Property”): (i) all of the Assignor’s right, title and interest in and to the Charter and all supporting obligations related thereto, (ii) all of the Assignor’s right, title and interest in and to all accounts and payment intangibles now or hereafter due under the Charter, including, without limitation, all rents, charter hire, additional hire payments, and supplemental hire payments, all purchase option price payments, stipulated loss value payments, and all claims for money, distributions, indemnities, losses or damages (including liquidated damages), arising out of or related to the Charter, to the present or future use, operation or management of the Vessel pursuant to the Charter, or to any breach thereof and (iii) all proceeds of all of the foregoing.

3. Notice of Assignment. The Assignor shall (a) promptly give notice in the form annexed hereto as Exhibit 1 of this Assignment to the Charterer; and (b) procure the execution by such Charterer of (to the extent such Charterer is an affiliate of the Assignor but otherwise use its commercially reasonable efforts to procure) its acknowledgement of this Assignment in the form annexed hereto as Exhibit 2 and deliver such acknowledgment to the Assignee.

4. Representations. The Assignor represents and, so long as any obligations of the Borrower under the Credit Agreement remain unpaid, shall be deemed continuously to represent and warrant that (a) the Charter is genuine and enforceable in accordance with its terms against the obligors thereunder; (b) the Assignor is the beneficial owner of the Vessel and the Assigned Property is free and clear of all security interests, liens or other encumbrances except those in favor of the Assignee; (c) neither any charterer nor any other obligor with respect to any Assigned Property (each such obligor under the Assigned Property, including any charterer, hereinafter, the “Account Debtor”) has any defense, set-off, claim or counterclaim which can be asserted against Assignor, whether in any proceeding to enforce the Assigned Property or otherwise; (d) the Assignor is authorized to enter into this Assignment and into the Charter; (e) to the knowledge of the Assignor no event has occurred which is a default or an event of default, or with the passing of time or the giving of notice or both would be a default or an event of default, under the Charter.

5. Covenants. The Assignor (a) will defend the Assigned Property against the claims and demands of all other parties, including, without limitation, defenses, set-offs, claims and counterclaims asserted by any charterer or any other Account Debtor against the Assignor, the Vessel or the Assignee; (b) will keep the Assigned Property free of all security interests or other liens, mortgages, chattel mortgages and encumbrances, except those in favor of the Assignee, and will not sell, transfer, assign, deliver or otherwise dispose of any Assigned Property or any interest therein without the prior written consent of the Assignee (and the Assignor will, at the Assignee’s request, mark all or any Assigned Property and/or records related thereto to indicate the interests of the Assignee); (c) will notify the Assignee immediately of any default by any charterer or other Account Debtor in payment or other performance of its obligations with respect to any Assigned Property; (d) without the Assignee’s prior written consent, will not make or agree to make any material alteration, material modification, termination, cancellation of, or substitution for, or credits, discounts, adjustments, offsets or allowances on, the Charter or any other Assigned Property; (e) will promptly furnish the Assignee with all such information as it may from time to time reasonably require regarding the employment, position and engagements of the Vessel, however not to unreasonably interfere with the conduct of the Assignor’s

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business and (f) in connection herewith, will execute and deliver to the Assignee such assignments, notices and other documents, pay all costs of title searches and filing financing statements, assignments and other documents in all public offices reasonably requested by the Assignee, and do such other things as the Assignee may reasonably request in connection with this Assignment.

6. Payment. The Assignor shall cause all sums payable to the Assignor under the Charter and assigned hereby, whether as charterhire, freight, indemnities or otherwise, to be paid to the Earnings Account as soon as possible after being earned. Upon the occurrence and during the continuance of any Event of Default, the Assignee may notify all or any Account Debtors of the existence of this Assignment, and the Assignee may direct such Account Debtors, including, without limitation, any charterer, to make all payments on or in respect to the Assigned Property to the Assignee.

7. Performance under Charter; No Duty of Inquiry. The Assignor hereby undertakes that, notwithstanding the assignment herein contained, it shall punctually perform all its obligations under the Charter and contracts pertaining to the Vessel to which it is a party. It is hereby expressly agreed that, anything contained herein to the contrary notwithstanding, the Assignor shall remain liable under all charters and contracts pertaining to the Vessel to which it is a party to perform the obligations assumed by it thereunder, and the Assignee shall have no obligation or liability under any such Charter or contract by reason of or arising out of the assignment contained herein, nor shall the Assignee be required to assume or be obligated in any manner to perform or fulfill any obligation of the Assignor under or pursuant to any such Charter or contract or to make any payment or make any inquiry as to the nature or sufficiency of any payment received by the Assignee, or, unless and until indemnified to its satisfaction, to present or file any claim or to take any other action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled hereunder or pursuant hereto at any time or times.

8. Power of Attorney. Upon the occurrence of an Event of Default and so long as such Event of Default shall be continuing, the Assignor does hereby irrevocably appoint and constitute the Assignee as the Assignor’s true and lawful attorney-in-fact with full power (in the name of the Assignor or otherwise) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith, and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable and otherwise to do any and all things which the Assignor itself could do in relation to the property hereby assigned including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.

9. Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Assignment shall be dealt with as provided in the Credit Agreement.

10. Further Assurances. The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may deem necessary in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

11. Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the

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Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor under or in connection with the Credit Agreement or any document delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

12. Invalidity. If any provision of this Assignment shall at any time for any reason be declared invalid, void, unenforceable or otherwise inoperative by a court of competent jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole opinion of the Assignee, acting reasonably, shall be required in order to ensure and give effect to the full intent of this Assignment.

13. Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Assignor under the Credit Agreement, the Note and any other relevant Transaction Document and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the moneys hereby secured.

14. Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.

15. Termination. If the Assignor shall pay and discharge all of its obligations under or in connection with the Credit Agreement, the Note and the other relevant Transaction Documents, or is released therefrom in accordance with the terms thereof, or if there is a Total Loss (as such term is defined in the Mortgage) of the Vessel and the Assignor has substituted acceptable collateral for the Vessel in accordance with the Credit Agreement, all of the right, title and interest herein assigned shall revert to the Assignor and this Assignment shall terminate. Upon any such termination, the Assignee will, at the Assignor’s expense, execute and deliver to the Assignor such documents as the Assignor shall reasonably request to evidence such termination.

16. WAIVER OF JURY TRIAL. EACH OF THE ASSIGNOR, AND BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.

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17. Notices. Notices and other communications hereunder shall be in writing and may be sent in accordance with the Credit Agreement.

18. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

19. Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Assignee under this Assignment or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing by certified mail, signature required, or delivering the same by hand to the Assignor at the address indicated for notices in the Credit Agreement. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Assignee) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Assignee may bring any legal action or proceeding in any other appropriate jurisdiction.

20. Counterparts. This Assignment may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

21. Headings. In this Assignment, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the day and year first above written.

[ASSIGNOR]

By
Name:
Title:

EXHIBIT 1

CHARTER ASSIGNMENT NOTICE

TO:

TAKE NOTICE:

(a)

that by an Assignment of Charter dated as of [                ] made by us to MOUNTAIN SUPPLY LLC, as security trustee (the “Assignee”), we, the beneficial owner of the Marshall Islands flag vessel [VESSEL] (the “Vessel”), Official No. [OFFICIAL NUMBER], have assigned to the Assignee, as from the date of said assignment, a security interest in all our right, title and interest in, to and under that certain charter party dated [                ] between us as owner and [CHARTERER] as charterer for the Vessel (the “Charter”) including without limitation:

(i)	all of the Assignor’s right, title and interest in and to the Charter and all supporting obligations related thereto

(ii)

all of the Assignor’s right, title and interest in and to all accounts and payment intangibles now or hereafter due under the Charter, including, without limitation, all rents, charter hire, additional hire payments, and supplemental hire payments, all purchase option price payments, stipulated loss value payments, and all claims for money, distributions, indemnities, losses or damages (including liquidated damages), arising out of or related to the Charter, to the present or future use, operation or management of the Vessel pursuant to the Charter, or to any breach thereof; and

(iii)	all proceeds of all of the foregoing.

(b)

until further notice by the Assignee, that you are hereby irrevocably authorized and instructed to pay as from the date hereof all amounts from time to time due and payable to, or receivable by, us under the Charter to our account as follows:

Bank:

Swift:

Account No:

Beneficiary:

Please confirm your consent to the Assignment by executing and returning the Consent and Agreement attached below.

DATED THIS             day of                 , 20     .

[ASSIGNOR]

By
Name:
Title:

EXHIBIT 2

CONSENT AND AGREEMENT

MOUNTAIN SUPPLY LLC,

as Security Trustee

[                 ]

[                ]

Telephone No.: [                ]

Attention: [                 ]

Email: [                 ]

Date: [                 ]

The undersigned refers to the notice (the “Notice”) given to it by [ASSIGNOR] (the “Assignor”) in respect of the Assignment of Charter dated [                ], 2023 (the “Assignment”) made by the Assignor to and in favor of you (the “Assignee”). Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Notice.

The undersigned, as Charterer, in consideration of one dollar ($1.00) lawful money of the United States of America paid to us, hereby acknowledges receipt of the Notice, consents and agrees to the Assignment and to all of the respective terms thereof and hereby confirms and further agrees that:

(a)	The Charter is in full force and effect and is the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms.

(b)

As from the date hereof and so long as the Assignment is in effect, the undersigned will pay all amounts from time to time due and payable to, or receivable by, the Assignor under the Charter to the following account:[2]

Bank:

Swift:

Account No:

Beneficiary:

or to such other account as the Assignee may direct by notice in writing to us from time to time, all such payments to be made in immediately available funds by wire transfer on the day when such payment is due in accordance with the terms of the Charter.

(c)	Upon receipt by the undersigned of notice from the Assignee that an event of default has occurred and is continuing in respect of the Assignment:

(i)

the undersigned acknowledges and agrees that the Assignee shall have the right but not the obligation to perform the Assignor’s obligations under the Charter and to exercise the Assignor’s rights under the Charter;

2 NTD: To be provided

(ii)

the undersigned shall deliver to the Assignee at its address above copies of all notices and other instruments, certificates, reports and communications required or permitted to be given or made to the Assignor pursuant to the Charter; and

(iii)	the undersigned shall fully cooperate with the Assignee in exercising rights available to the Assignee under the Assignment.

This Consent and Agreement shall be governed by the laws of the State of New York and may be relied on by the Assignor and the Assignee.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has caused this Consent and Agreement to be duly executed

[CHARTERER]

By
Name:
Title:

Exhibit G

Form of Drawdown Notice

11

Drawdown Notice

[            ], 2023

MOUNTAIN SUPPLY LLC

as Facility Agent

c/o Hudson Structured Capital Management 2187 Atlantic St.

Stamford, CT 06902

Attn: Jason Braunstein / Ajay Mehra

Email: jason.braunstein@hscm.com / ajay.mehra@hscm.com

Ladies and Gentlemen:

Please be advised that, in accordance with Section 3.3 of the Credit Agreement dated [_____ ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, (i) SEACOR ALPS LLC, SEACOR ANDES LLC and SEACOR ATLAS LLC, each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware, and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”), and (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), and as security trustee for the Creditors (in such capacity, the “Security Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby request that the Loan be advanced to the Borrower as follows:

Drawdown Date:	____________, 2023
Amount of the Loan and each Tranche to be borrowed:	US$____________ SEACOR Alps: US$____________ SEACOR Andes: US$____________ SEACOR Atlas: US$____________

Disbursement Instructions:	See Exhibit 1

The undersigned hereby represents and warrants that (a) the representations and warranties stated in Section 2 of the Credit Agreement (updated mutatis mutandis) are true and correct on the date hereof and will be true and correct on the Drawdown Date specified above as if made on such date unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and (b) no Event of Default has occurred and is continuing or will have occurred and be continuing on the Drawdown Date, and no event has occurred or is continuing which, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

The undersigned authorizes you to deduct the outstanding fees referred to in Section 13.1 of the Credit Agreement from the amount of the Loan.

This Drawdown Notice is effective upon receipt by you and shall be irrevocable.

[Signature Page Follows]

2

Very truly yours,

SEACOR ALPS LLC

By:
Name:
Title:

SEACOR ANDES LLC

By:
Name:
Title:

SEACOR ATLAS LLC

By:
Name:
Title:

Exhibit 1

Disbursement Instructions

Exhibit H

Form of Assignment and Assumption Agreement

12

ASSIGNMENT AND ASSUMPTION AGREEMENT

between

[NAME OF ASSIGNOR]

and

[NAME OF ASSIGNEE]

__________ ___, 20__

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of _______ __, 20     among [NAME OF ASSIGNOR], a [bank]/[corporation] organized under the laws of [JURISDICTION OF ASSIGNOR] (the “Assignor”), and [NAME OF ASSIGNEE], a [bank]/[corporation] organized under the laws of [JURISDICTION OF ASSIGNEE] (the “Assignee”), supplemental to:

(i) that certain senior secured credit agreement dated [                ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among, (i) SEACOR ALPS LLC, SEACOR ANDES LLC and SEACOR ATLAS LLC, each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”), and (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors (in such capacity, the “Security Trustee”), pursuant to which the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the aggregate amount of up to Twenty-Eight Million United States Dollars (U.S. $28,000,000);

(ii) the promissory note from the Borrowers in favor of the Facility Agent dated as of [____________ ], 2023 (the “Note”) evidencing the Loan; and

(iii) the Security Documents and any other Transaction Documents (as such terms are defined in the Credit Agreement).

Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meaning when used herein.

In consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Pursuant to Section 10 of the Credit Agreement, the Assignor hereby sells, transfers and assigns [•]% of its Commitment (the “Assigned Commitment”) under the Credit Agreement and an undivided share of its right, title and interest in, to and under the Credit Agreement, under the Note (including, without limitation, its interest in the indebtedness evidenced by the Note), under the Security Documents, and any other Transaction Documents to the Assignee to the extent of the Assigned Commitment, including a share of the rights of the Assignor with respect to all Commitments under the Credit Agreement equal to the proportion that the amount of the Assigned Commitment bears to the aggregate amount of all Commitments under the Credit Agreement. Simultaneously herewith, the Assignee shall pay to the Assignor an amount equal to US$[•], which amount constitutes the product derived by multiplying (a) US$[•], being the sum of the present outstanding principal balance of the Loan by the Assignor, by (b) the Assignor’s percentage of interest that the Assigned Commitment bears to the Assignor’s Commitment.

2. The Assignee hereby assumes, and shall be fully liable for, the obligations of the Assignor in respect of the Assigned Commitment under the Credit Agreement (including, but not limited to, the obligation to advance its respective percentage of the Loan as and when required) and undertakes to observe and perform all of the covenants and obligations on the part of the Lenders under the Credit Agreement and to be bound by all of the covenants, obligations, undertakings and provisions contained in the Credit Agreement, any Security Document, and any other Transaction Documents as are expressed to be binding on the Lenders and shall hereinafter be deemed a “Lender” for all purposes of the Credit Agreement, the Note, the Security Documents, any other Assignment and Assumption Agreement(s) and any other Transaction Documents, the Assignee’s Commitment thereunder being U.S.$[•] in respect of the Loan.

3. The Assignee shall pay an administrative fee of U.S.$7,500 to the Facility Agent to reimburse the Facility Agent for its cost in processing the assignment and assumption herein contained.

4. All references in the Note, in each of the Security Documents, and in any of the other Transaction Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as assigned and assumed pursuant to the terms hereof.

5. The Assignee, by entering into this Agreement, agrees to the terms of Section 15.14 of the Credit Agreement as if fully incorporated herein.

6. The Assignee irrevocably designates and appoints the Facility Agent and the Security Trustee as its agent and trustee and irrevocably authorizes the Facility Agent and the Security Trustee to take such action on its behalf and to exercise such powers on its behalf under the Credit Agreement, under the Note, under the other Security Documents, and under any other Transaction Documents, each as supplemented hereby, as are delegated to the Facility Agent and the Security Trustee by the terms of each thereof, together with such powers as are reasonably incidental thereto all as provided in Section 15 of the Credit Agreement.

7. Every notice or demand under this Agreement shall be in writing and may be given by telecopy and shall be sent as follows:

If to the Assignor:

[NAME OF ASSIGNOR]

[ADDRESS]

Facsimile No.:

Attention:

If to the Assignee

[NAME OF ASSIGNOR]

[ADDRESS]

Facsimile No.:

Attention:

Every notice or demand hereunder shall be deemed to have been received at the time of receipt thereof.

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8. EACH OF THE ASSIGNOR AND, BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law.

10. This Agreement may be executed in several counterparts with the same effect as if the parties executing such counterparts shall have all executed one agreement as of the date hereof, each of which counterparts when executed and delivered shall be deemed to be an original and all of such counterparts together shall constitute this Agreement.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

[NAME OF ASSIGNOR]

By
Name:
Title:

[NAME OF ASSIGNEE]

By
Name:
Title:

Exhibit I

[Reserved]

13

Exhibit J

Form of Earnings Account Pledge

14

EARNINGS ACCOUNT PLEDGE

between

SEACOR MARINE ALPINE LLC,

as Assignor

and

MOUNTAIN SUPPLY LLC,

as Security Trustee and as Assignee

[____ ], 2023

EARNINGS ACCOUNT PLEDGE

THIS EARNINGS ACCOUNT PLEDGE (this “Pledge”) is made as of [                ]          , 2023, by and between SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Assignor”), and MOUNTAIN SUPPLY LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, in its capacity as Security Trustee (as such term is hereinafter defined) (the “Assignee”).

WITNESSETH:

WHEREAS:

A. Pursuant to a senior secured credit agreement dated as of [                 ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) the Assignor, [                 ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands and [                 ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Borrowers), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and Assignor, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together, with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately , a “Lender”), (iv) the Mortgagee, as facility agent for the Creditors (in such capacity, the “Facility Agent”) and as security trustee for the Creditors, the Lenders have agreed to make available to the Borrowers a senior secured term loan facility in the principal amount of up to $28,000,000 (the “Facility”).

B. The Assignor has opened and maintains an account with account number [•] (such account, including any sub-account(s) into and from which balances from such account are swept by the Account Bank from time to time for reserve-related or other purposes, the “Earnings Account”) with [Citibank N.A.] (the “Account Bank”); and

C. It is a condition precedent to, among other things, the availability of the Facility that the Assignor execute and deliver to the Assignee, as security for the obligations of the Credit Parties under the Credit Agreement, the Note and the other Transaction Documents, an assignment and pledge of the Earnings Account in favor of the Assignee.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), and by way of security for the due performance of the obligations of the Assignor under the Credit Agreement, the Note and the other relevant Transaction Documents, it is hereby agreed as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein. For the purposes of this Pledge, when any term is modified by the word “relevant” such term shall be construed to mean with respect to, among others, as the case may be, the Assignor.

2. Grant of Security. As security for the obligations of the Credit Parties under the Credit Agreement, the Note and the other Transaction Documents, including, without limitation, the due and punctual performance by the Assignor of all its obligations under this Pledge now or hereafter existing hereinafter (the “Obligations”), the Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Assignee absolutely and does hereby grant a security interest in, all of its right, title and interest, present and future, in and to the Earnings Account and all moneys from time to time on deposit in the Earnings Account, together with interest on the foregoing and proceeds thereof.

3. Negative Pledge; Representations and Warranties. The parties hereto acknowledge and agree that the Earnings Account is a “deposit account” as such term in set forth in the Uniform Commercial Code. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Pledge shall remain in effect, any of its right, title or interest in the whole or any part of the property hereby assigned to anyone other than the Assignee or as permitted by the Credit Agreement, and it will not take or omit to take any action, the taking or omission of which might result in a material alteration or impairment of the rights hereby assigned or any of the rights created in this Pledge; the Assignor further represents that the lien created hereby constitutes a perfected first priority security interest in the Earnings Account in favor of the Assignee; the Assignor shall not create, assume or suffer to exist any additional lien, charge, security interest, writ, order, judgment, warrant of attachment, execution or similar process upon the Earnings Account.

4. Power of Attorney. The Assignor does hereby constitute the Assignee the Assignor’s true and lawful attorney irrevocably, with full power (in the name of the Assignor or otherwise) upon the occurrence and during the continuance of an Event of Default (i) to set off and apply all moneys in the Earnings Account in or towards satisfaction of any and all moneys, obligations and liabilities hereby secured and in such order as the Assignee in its absolute discretion may from time to time conclusively determine, (ii) to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, (iii) to endorse any checks or other instruments or orders in connection therewith, and (iv) to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable in the premises.

5. Accounts Control Agreement. The Assignor represents that it has entered into an accounts control agreement which provides, inter alia, that the Earnings Account shall be under the control of the Assignee, and that the Assignor shall have the right to withdraw and otherwise direct the disposition of funds in the Earnings Account until such time as the Assignee shall have issued a notice to the Account Bank of its exclusive right to direct withdrawals from the Earnings Account and to exercise all rights with respect to all of the funds in the Earnings Account after the occurrence and during the continuance of an Event of Default.

6. Termination. When all of the Obligations shall have been fully satisfied, the Assignee agrees that the security interest granted hereby shall terminate and it shall forthwith release the Assignor from its Obligations hereunder and the Assignee, at the request and expense of the Assignor, will promptly execute and deliver to the Assignor a proper instrument or instruments acknowledging the satisfaction and termination of this Pledge, and all rights, title and interests herein assigned shall revert to the Assignor, and this Pledge shall terminate.

7. Further Assurances. The Assignor shall from time to time, and at all times after the security constituted by this Pledge shall have become enforceable, execute all such further instruments and documents and do all such things as the Assignee may reasonably request for the purpose of obtaining the full benefit of this Pledge and of the rights, title, interest, powers, authorities and discretions conferred on the Assignee by this Pledge, provided that nothing contained herein shall be construed to require the Assignor to give notice of this Pledge to its creditors in the ordinary course of business other than as required under the Credit Agreement or upon an Event of Default that shall have occurred and be continuing. The Assignor hereby irrevocably appoints the Assignee its attorney-in-fact for it and in its name and on its behalf and as its act and deed to execute, seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may in its reasonable discretion deem necessary or advisable for any of the purposes of this Pledge; provided that the Assignee shall not exercise such power unless an Event of Default shall have occurred and be continuing.

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8. No Waiver; Remedies Cumulative and Not Exclusive. The Assignee shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Assignee, and then only to the extent therein set forth. A waiver by the Assignee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Assignee would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of the Assignee, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

9. Continuing Security. It is declared and agreed that the security created by this Pledge shall be held by the Assignee as a continuing security for the Obligations which may at any time and from time to time be or become payable and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Assignee for all or any part of the Obligations hereby secured.

10. Application of Proceeds. All moneys collected or received from time to time by the Assignee pursuant to this Pledge shall be applied in accordance with the terms and provisions of the Credit Agreement.

11. Waiver; Amendment. None of the terms or provisions of this Pledge may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Assignor and the Assignee. This Pledge and all obligations of the Assignor hereunder shall be binding upon the successors and assigns of the Assignor and shall, together with the rights and remedies of the Assignee hereunder, inure to the benefit of the Assignee, its respective successors and assigns.

12. Governing Law. This Pledge shall be governed by and construed in accordance with the laws of the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms defined in Article 8 and Article 9 of the Uniform Commercial Code are used herein as therein defined. The parties agree that New York is the jurisdiction of Assignee for all purposes hereof and of Article 8 and Article 9 of the Uniform Commercial Code.

13. Submission to Jurisdiction. The Assignor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by the Assignee under this Pledge or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Assignor by mailing by certified mail, signature required, or delivering the same by hand to the Assignor at the address indicated for notices in Section 16 of the Credit Agreement. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Assignor as such, and shall be legal and binding upon the Assignor for all the purposes of any such action or proceeding. To the extent permitted by applicable law, final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Assignor to the Assignee) against the Assignor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Assignor will advise the Assignee promptly of any change of address for the purpose of service of process.

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Notwithstanding anything herein to the contrary, the Assignee may bring any legal action or proceeding in any other appropriate jurisdiction.

14. WAIVER OF JURY TRIAL. EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE.

15. Notices. Notices and other communications hereunder shall be in writing and may be sent in accordance with the Credit Agreement.

16. Invalidity. If any provision of this Pledge shall at any time for any reason be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, (i) such declaration or decision shall not affect the validity of any other provision or provisions of this Pledge or the validity of this Pledge as a whole; (ii) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in favor of the Assignee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (iii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do all such other acts as, in the sole reasonable opinion of the Assignee, shall be required in order to ensure and give effect to the full intent of this Pledge.

17. Counterparts. This Pledge may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Headings. In this Pledge, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Pledge.

[Signature Page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge to be executed as of the day and year first above written.

Assignor:	Assignee:

SEACOR MARINE ALPINE LLC By: Name: Title:	MOUNTAIN SUPPLY LLC By: NORTHERN SHIPPING FUND IV LP as Sole Manager By: NORTHERN SHIPPING FUND IV GP LLC its General Partner By: Name: Sybren Hoekstra Title: Secretary

Exhibit K

Form of Vessel Manager’s Undertaking

15

MANAGER’S UNDERTAKING

[                        ], 2023

MOUNTAIN SUPPLY LLC

c/o Hudson Structured Capital Management 2187 Atlantic St.

Stamford, CT 06902

Attn: Jason Braunstein / Ajay Mehra

Email: jason.braunstein@hscm.com / ajay.mehra@hscm.com

[OWNER] (the “Owner”)

Dear Sirs:

We refer to that senior secured credit agreement dated [                             ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, (i) the Owner, [                     ] and [                     ], each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 hereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”), and (iv) MOUNTAIN SUPPLY LLC, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors (in such capacity, the “Security Trustee”).

We hereby confirm that we have been appointed as the manager of the Marshall Islands flag vessel [VESSEL] (the “Vessel”), Official No. [OFFICIAL NUMBER], pursuant to a management agreement (the “Management Agreement”), dated as of [                     ], between the Owner and ourselves. We hereby represent and warrant that the copy of the Management Agreement attached hereto is a true and complete copy of the Management Agreement, and that there have been no amendments or variations thereto or defaults thereunder by us or, to the best of our knowledge and belief, the Owner.

In consideration of the Creditors (as defined in the Credit Agreement) granting their approval to our appointment as manager of the Vessel, we hereby irrevocably and unconditionally undertake with the Creditors as follows:

(a)

all claims of whatsoever nature which we have or may at any time hereafter have against or in connection with the Vessel, its earnings, insurances or requisition compensation, or against the Owner, shall rank after and be in all respects subordinate to all of the rights and claims of the Creditors against such property or persons; provided, however, so long as no Event of Default (as defined in the Credit Agreement) shall have occurred or be continuing, any amount due to us under the Management Agreement may be paid by the Owner;

(b)

we shall not institute any legal or quasi legal proceeds under any jurisdiction at any time hereafter against the Vessel, its earnings, insurances or requisition compensation, or against the Owner in any capacity without the Facility Agent’s express, prior written consent;

(c)

we shall upon the Facility Agent’s written request deliver to the Facility Agent all documents reasonably requested by the Facility Agent of whatever nature held by us or any sub-manager appointed by us in connection with the Owner or the Vessel, its earnings, insurances or requisition compensation;

(d)

we shall not do, or omit to do, or cause anything to be done or omitted, which might be contrary to or incompatible with the obligations undertaken by the Owner under the Credit Agreement and the other Transaction Documents (as defined in the Credit Agreement);

(e)

we shall not agree or purport to agree to any material amendment or variation or termination of the Management Agreement without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed), except where the amendment or variation is required to comply with applicable laws or regulations;

(f)

we shall direct and procure that all moneys payable to us or through us with respect to any charter or other contract of employment with respect to the Vessel (“Charter Revenue”), net costs and operating expenses of the Vessel and any fees payable to us, shall be remitted to the Borrower’s Earnings Account (as defined in the Credit Agreement) as soon as possible after receipt thereof;

(g)

we shall ensure that no moneys payable to us or through us with respect to any charter or other contract of employment with respect to the Vessel shall be paid into or through any account which is pledged or assigned to, or otherwise encumbered or subject to any rights of setoff in favor of, any entity or person other than the Security Trustee;

(h)

we shall procure that any sub-manager appointed by us will, on or before the date of such appointment, enter into an undertaking in favor of the Creditors in form and substance reasonably acceptable to the Security Trustee;

(i)	we shall advise the Facility Agent in writing prior to our ceasing to be the manager of the Vessel; and

(j)	we shall immediately advise the Facility Agent in writing if the Vessel’s Safety Management Certificate is withdrawn.

Upon satisfaction of the indebtedness of the Owner to the Creditors under the Credit Agreement and the other applicable Transaction Documents, our obligations hereunder shall terminate.

The provisions of this letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Any legal action or proceeding with respect to this letter may be brought in any New York State court or Federal court of the United States of America sitting in New York City and any appellate court from any thereof or such other courts having jurisdiction over such action or proceeding as the Lender may select. By execution and delivery of this letter and for the exclusive benefit of the Lenders, we irrevocably and generally and unconditionally accept the jurisdiction of such courts.

[Signature page follows]

2

[ ]

By:

Name:
Title:

COPY OF MANAGEMENT AGREEMENT

[Attached]

Exhibit L

Form of Compliance Certificate

16

COMPLIANCE CERTIFICATE

SEACOR MARINE HOLDINGS INC.

FOR THE PERIOD ENDED

The undersigned, being the Chief Financial Officer of SEACOR MARINE HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the “Parent Guarantor”), hereby certifies, on behalf of the Parent Guarantor and each of the Borrowers (as defined below), to MOUNTAIN SUPPLY LLC, as facility agent for the Lenders, in connection with that certain credit agreement, dated as of June [                     ], 2023 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (i) SEACOR ALPS LLC, SEACOR ANDES LLC and SEACOR ATLAS LLC, each, a limited liability company formed and existing under the laws of the Republic of the Marshall Islands (the “Borrowers”), as joint and several borrowers, (ii) the Parent Guarantor, and SEACOR MARINE ALPINE LLC, as relevant parent, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together with any assignee pursuant to the terms of Section 10 hereof, the “Lenders”, and each separately, a “Lender”), and (iv) MOUNTAIN SUPPLY LLC, as facility agent and as security trustee for the Creditors, as follows:

(i)

[that I have reviewed the audited consolidated financial reports of the Parent Guarantor dated as of                      and for the period then ended (copies of which are attached hereto)[1], which include the consolidated balance sheet of the Parent Guarantor as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, as prepared by an Acceptable Accounting Firm;][2]

(ii)

[that I have reviewed the unaudited quarterly interim financial statements of the Parent Guarantor, including balance sheets, profit and loss statements and sources and use of funds (copies of which are attached hereto) each dated as of                      and for the period then ended, and confirm that such financial statements fairly present the financial condition of the Parent Guarantor as at the dates indicated, subject to changes resulting from audit and normal year-end adjustment;][3]

(iii)

that I have reviewed the unaudited quarterly interim financial statements of the Borrowers, including balance sheets, profit and loss statements and sources and use of funds (copies of which are attached hereto) each dated as of                      and for the period then ended, and confirm that such financial statements fairly present the financial condition of the Borrowers as at the dates indicated, subject to changes resulting from audit and normal year-end adjustment;

(iv)

that I have reviewed the terms of the Credit Agreement and the other Transaction Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Parent Guarantor during the accounting period covered by the financial statements referred to above;

[1]	Financial Statements may be delivered by posting such information on EDGAR.
[2]	To be included for year-end financial statements.
[3]	To be included for quarter-end financial statements.

(v)

such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do we have knowledge of the existence of any such condition or event as at the date of this Certificate [EXCEPT, [IF SUCH CONDITION OR EVENT EXISTED OR EXISTS, DESCRIBE THE NATURE AND PERIOD OF EXISTENCE THEREOF AND WHAT ACTION THE BORROWERS HAVE TAKEN, ARE TAKING AND PROPOSE TO TAKE WITH RESPECT THERETO]]; and

(vi)

the Parent Guarantor is in compliance with the covenants contained in Section 4 of the Parent Guaranty and in each other Transaction Document to which it is a party, and Annex A attached hereto shows the calculation thereof in reasonable detail.

Capitalized terms used but not otherwise defined herein have such meanings given to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     .

SEACOR MARINE HOLDINGS INC.

By:
Name:
Title:	Chief Financial Officer

ANNEX A

1.	Section 4(a)(xiv) – Minimum Consolidated Liquidity:

	1)	All Cash and Cash Equivalents of the Parent Guarantor:		$

	2)	7.5% of Total Debt

		a)	Consolidated total amount of Indebtedness of the Parent Guarantor:	$

		b)	Minus aggregate indebtedness under all Warehouse Financing Facilities and the DPA Obligations	$

		c)	Plus any lease or charter obligations reflected on the balance sheet of any Credit Party	$

		d)	Equals	$

		e)	7.5% of Total Debt (item (d) above)	$

	3)	$35,000,000

	4)	1 shall be greater than the greater of 2 and 3		[yes/no]

2.	Section 4(a)(xv) – Maximum Gross Interest Bearing Debt to Total Capital:

	1)	Gross Interest Bearing Debt

		a)	Consolidated total amount of Indebtedness of the Parent Guarantor:	$

		b)	Minus aggregate indebtedness under all Warehouse Financing Facilities and the DPA Obligations	$

		c)	Equals	$

	2)	Total Capital

		a)	Consolidated total amount of Indebtedness of the Parent Guarantor:	$

		b)	Minus aggregate indebtedness under all Warehouse Financing Facilities and the DPA Obligations	$

		c)	Plus shareholders’ equity of the Parent Guarantor	$

		d)	Equals	$

	3)	Ratio of 1 to 2%

		Requirement per Parent Guaranty: Not exceeding 60%		[yes/no]

3.	Section 4(a)(xvi) – Consolidated EBITDA to Consolidated Net Interest Expense:

	1)	Consolidated EBITDA (most recent four quarters)	$

	2)	Consolidated Net Interest Expense (most recent four quarters)	$

	3)	Ratio of 1 to 2

Requirement per the Parent Guaranty: Not less than

1.50:1:00 for each four consecutive fiscal quarters ending on or before June 30, 2023, or

		2:00:1:00 for each consecutive fiscal quarters of the Parent Guarantor thereafter.	[yes/no]

4.	Section 4(b)(iii) – Lease Obligations:

	1)	Lease Obligations incurred by the Parent Guarantor and its Subsidiaries	$

Requirement per the Parent Guaranty: Shall not exceed:

		$75,000,000	[yes/no]

5.	Section 4(b)(ii)(3) – Unconsolidated JV Investments:

	1)	Unconsolidated JV Investments	$

	2)	Consolidated Book Equity of the Parent Guarantor	$

	3)	30% of 2	$

Requirement per the Parent Guaranty: The Parent Guarantor shall not make any new Investment in any Person which is not a Subsidiary of the Parent Guarantor and which is not consolidated on the balance sheet of the Parent Guarantor if, before or after giving effect to such Investment:

		(3) is greater than (1)	[yes/no]

6.	Section 4(a)(iv)(6) – DPA Information:

1)

The aggregate amount outstanding of all payments, contributions and loans made by the Parent Guarantor and its Subsidiaries that are Credit Parties to or on behalf of any DPA SPV pursuant to the DPA Guarantees or otherwise

$

	2)	The DPA SPV EBITDA	$

	3)	The ratio of the DPA SPV EBITDA to the debt service obligations of the DPA SPVs

Exhibit M

Form of Pledge Agreement

17

MEMBERSHIP INTEREST PLEDGE AGREEMENT

between

SEACOR MARINE ALPINE LLC,

as Pledgor

and

MOUNTAIN SUPPLY LLC,

as Security Trustee,

as Pledgee

[            ], 2023

MEMBERSHIP INTEREST PLEDGE AGREEMENT

THIS MEMBERSHIP INTEREST PLEDGE AGREEMENT (this “Pledge Agreement”) is made as of [            ], 2023 between SEACOR MARINE ALPINE LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (herein called the “Pledgor”), and MOUNTAIN SUPPLY LLC, a limited liability company organized and existing under the laws of the Republic of the Marshall Islands, as security trustee for and on behalf of itself and the other Creditors, as pledgee (together with its successors and permitted assigns, herein called the “Pledgee”).

W I T N E S S E T H  T H A T:

WHEREAS:

A. The Pledgor is the registered owner of one hundred percent (100%) of the membership interests (the “Membership Interests”) in SEACOR ALPS LLC, SEACOR ANDES LLC, and SEACOR ATLAS LLC, each a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (each, a “Pledged Company” and together the “Pledged Companies”), with such authorized, issued and outstanding membership interests as is set forth on Schedule I;

B. By a senior secured credit agreement dated as of [            ], 2023 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) made by and among (i) the Pledged Companies, as joint and several borrowers, (ii) SEACOR MARINE HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Parent Guarantor”), and Pledgor, as guarantors, (iii) the banks, financial institutions and institutional lenders whose names and addresses are set out in Schedule 1 thereto, as lenders (together, with any assignee pursuant to the terms of Section 10 thereof, the “Lenders”, and each separately, a “Lender”), (iv) the Pledgee, as facility agent for the Creditors (in such capacity, the “Facility Agent”), as security trustee for the Creditors, the Lenders made available to the Borrowers a senior secured term loan facility in the principal amount of $28,000,000 (the “Facility”); and

C. It is a condition precedent to, among other things, the availability of the Facility under the Credit Agreement that the Pledgor execute and deliver to the Pledgee, as security for the obligations of the Credit Parties under or in connection with the Credit Agreement and the other Transaction Documents (the “Obligations”), a pledge of all of the Pledgor’s right, title and interest in and to the Membership Interests in each Pledged Company.

NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Pledgor, the Pledgor agrees with the Pledgee as follows:

1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

2. Grant of Security. As security for the complete payment to the Facility Agent and the Creditors of all sums owing by the Pledged Companies to the Creditors whether for principal, interest, fees, expenses or otherwise, under and in connection with the Credit Agreement and the other Transaction Documents and the due and punctual performance by the Pledged Companies of all other Obligations under the Credit Agreement and the other Transaction Documents, the Pledgor hereby pledges, assigns and transfers to the Pledgee and hereby grants to the Pledgee a first lien on, and first security interest in, the following (the “Pledged Collateral”):

(i) the Membership Interests in each Pledged Company, and all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of said Membership Interests;

(ii) all additional membership interests of each Pledged Company that may from time to time be acquired by the Pledgor in any manner and all cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional Membership Interests; and

(iii) any proceeds of any of the foregoing.

3. Delivery of Irrevocable Proxy and Membership Interest Transfer. Concurrently with the execution of this Pledge Agreement, the Pledgor shall deliver to the Pledgee (i) an undated fully executed irrevocable proxy with respect to each Pledged Company in favor of the Pledgee, in substantially the form of Exhibit I (the “Irrevocable Proxy”), (ii) an undated fully executed instrument of transfer of limited liability company interests with respect to each Pledged Company in substantially the form of Exhibit II (the “Transfer”), (iii) a fully executed co-address of record appointment letter with respect to each Pledged Company, in substantially the form of Exhibit III and (iv) undated fully executed letters of resignation from each officer and director (or equivalent) of each Pledged Company (“Letters of Resignation”). The exercise by the Pledgee of voting rights evidenced by an Irrevocable Proxy shall be subject to the limitations thereon set forth in Section 8 hereof.

4. Representations and Warranties. The Pledgor represents and warrants that:

(i) it is duly formed or organized and is validly existing in good standing under the laws of its jurisdiction of formation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Pledge Agreement, and has complied with all statutory, regulatory and other requirements relative to such business and this Pledge Agreement;

(ii) all necessary limited liability company action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit it to enter into and perform its obligations under this Pledge Agreement and, as of the date of this Pledge Agreement, no further consents or authorities are necessary for the performance thereof;

(iii) the execution and delivery of, and the performance of the provisions of this Pledge Agreement do not contravene any applicable law or regulation existing at the date hereof material to the conduct of the Pledgor’s business or any contractual restriction binding on the Pledgor or its certificate of formation or operating agreement (or equivalent instruments);

(iv) it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Pledge Agreement that it or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Pledge Agreement;

(v) there is no action, suit or proceeding pending or, to the knowledge of the Pledgor, threatened in writing against it before any court, board of arbitration or administrative agency affecting the Pledged Collateral which is reasonably likely to result in a Material Adverse Effect;

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(vi) it’s chief executive office and chief place of business and the office in which the records relating to its earnings and other receivables are kept is located at 5005 Railroad Avenue, Morgan City, Louisiana 70380;

(vii) it is the legal and beneficial owner of, and has good and marketable title to, the Membership Interests in each Pledged Company, subject to no pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever except for the lien and security interest created by this Pledge Agreement;

(viii) it has full power, authority and legal right to execute, deliver and perform this Pledge Agreement and to create the security interest for which this Pledge Agreement provides;

(ix) the Membership Interests in each Pledged Company (a) have been duly and validly created pursuant to its limited liability company agreement and (b) constitute 100% of the legal and beneficial ownership interests of the Pledgor in such Pledged Company and 100% of the membership interests in such Pledged Company;

(x) as of the date hereof, the Pledgor has not entered into any options, warrants or other agreements to acquire additional membership interests in any of the Pledged Companies and there are no voting trusts or other member agreements or arrangements relating to any Membership Interests in any of the Pledged Companies to which the Pledgor is a party other than the limited liability company agreement for each Pledged Company, except to the extent that grantees of any such interests at the same time pledge any and all such membership interests to the Pledgee at the time of issuance and that any options, warrants or other agreements with respect thereto are made subject to the foregoing requirements;

(xi) this Pledge Agreement has been duly executed and delivered by the Pledgor and constitutes a valid obligation of the Pledgor, legally binding upon it and enforceable in accordance with its terms, except to the extent such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditor’s rights;

(xii) the pledge, hypothecation and assignment of the Membership Interests in each Pledged Company pursuant to and/or described in this Pledge Agreement, together with any and all fillings and other actions necessary to perfect the security interest therein, create a valid first perfected security interest in the Membership Interests in such Pledged Company and the proceeds thereof;

(xiii) no consent of any other party which has not already been given is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Pledge Agreement, and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity, enforceability or enforcement of this Pledge Agreement;

(xiv) the execution, delivery and performance of this Pledge Agreement will not violate or contravene any provision of any existing law or regulation or decree of any court, governmental authority, bureau or agency having jurisdiction in the premises or of the certificate of incorporation, articles of incorporation, bylaws or other constituent documents of the Pledgor or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which the Pledgor is a party or which purports to be binding upon it or any of its properties or assets and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets pursuant to the provisions of any such mortgage, indenture, security agreement, contract, undertaking or other agreement; and

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(xv) Pledgor owns no interest in any Pledged Company other than the Membership Interests in such Pledged Company.

5. Covenants. The Pledgor hereby covenants that during the continuance of this Pledge Agreement:

(i) it shall do or cause to be done all things necessary to preserve and keep its existence under the laws of its jurisdiction of incorporation or formation;

(ii) it shall warrant and defend the right and title of the Pledgee conferred by this Pledge Agreement in and to the Membership Interests in each Pledged Company at the cost of the Pledgor against the claims and demands of all persons whomsoever;

(iii) except as herein provided, it shall not sell, assign, transfer, change, pledge or encumber in any manner any part of the Membership Interests in any Pledged Company or suffer to exist any encumbrance on the Membership Interests in any Pledged Company;

(iv) without the prior written consent of the Pledgee, it will not materially amend or modify any limited liability company agreement relating to any Pledged Company including, without limitation, any amendment or modification which would cause the Membership Interests in such Pledged Company to constitute a security under Article 8 of the UCC;

(v) it shall not vote the Membership Interests in any of the Pledged Companies in favor of the consolidation, merger, dissolution, liquidation or any other corporate reorganization of such Pledged Company;

(vi) it shall not take from any of the Pledged Companies any undertaking or security in respect of its liability hereunder or in respect of any other liability of such Pledged Company to the Pledgor and the Pledgor shall not prove nor have the right of proof, in competition with the Pledgee, for any monies whatsoever owing from the Pledged Companies to the Pledgor, in any insolvency or liquidation, or analogous proceedings under any applicable law, of the Pledgor; and

(vii) the Pledgor shall not cause any of the Pledged Companies to transfer or issue any additional membership interests in such Pledged Company nor any options, warrants or other agreements to do so issued or entered into, except to the extent that grantees of any such interests at the same time pledge any and all such membership interests to the Pledgee at the time of issuance and that any options, warrants or other agreements with respect thereto are made subject to the foregoing requirements.

6. Delivery of Additional Membership Interests. If the Pledgor shall become entitled to receive or shall receive any membership certificates, option or rights, whether as an addition to, in substitution of, or in exchange for any of the Membership Interests in each Pledged Company, the Pledgor agrees to accept the same as the agent of the Pledgee and to hold the same in trust for the benefit of the Pledgee and to deliver the same forthwith to the Pledgee in the exact form received, with the endorsement of the Pledgor when necessary and/or appropriate instruments of transfer duly executed in blank, and Irrevocable Proxies and Transfers for any membership certificates so received, to be held by the Pledgee, subject to the terms hereof, as additional collateral security for the Obligations.

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7. General Authority. The Pledgor hereby consents that, without the necessity of any reservation of rights against the Pledgor, and without notice to or further assent by the Pledgor, any demand for payment of any of the Obligations made by any of the Creditors in connection with an Event of Default which is continuing may be rescinded by the relevant Creditors and any of the Obligations continued, and the Obligations, or the liability of the Pledgor upon or for any part thereof, or any other collateral security (including, without limitation, any collateral security held pursuant to any of the other Transaction Documents executed and delivered pursuant to the Credit Agreement) or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Pledgee, and the Transaction Documents, any guarantees and any other collateral security documents executed and delivered by any other Security Party and/or any Pledged Company or any other obligors in respect of the Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Pledgee, acting reasonably, may deem advisable, from time to time, and any other collateral security at any time held by the Pledgee for the payment of the Obligations (including, without limitation, any collateral security held pursuant to any other collateral security document executed and delivered pursuant to the Credit Agreement and the Transaction Documents) may be sold, exchanged, waived, surrendered or released, all without notice to or further assent by the Pledgor or any Pledged Company, which will remain bound hereunder, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. The Pledgor waives any and all notices of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Pledgee upon this Pledge Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Pledge Agreement, and all dealings between any of the Pledged Companies and the Pledgee shall likewise be conclusively presumed to have been had or consummated in reliance upon this Pledge Agreement. The Pledgor waives diligence, presentment, protest, demand for payment and notice of default or non-payment to or upon the Pledgor, any of the Pledged Companies or any other Security Party with respect to the Obligations. Pledgor waives any defense based on the invalidity or unenforceability of any other pledge in favor of Pledgee of Membership Interests in such Pledged Company or any failure of Pledgee to demand or receive a pledge of any other membership interest in such Pledged Company.

8. Voting Rights. (i) The Pledgee, as the holder of the Irrevocable Proxy, shall have the right (but not the obligation) to vote the Membership Interests in relation to each Pledged Company at its own discretion at any annual or special meeting, as the case may be, of the members of such Pledged Company, provided, however, that the Pledgee shall not exercise such right to vote until such time that an Event of Default shall have occurred and be continuing under the Credit Agreement and shall not have been remedied to the Pledgee’s satisfaction or waived in writing.

(ii) Unless and until there shall have occurred and be continuing an Event of Default, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral owned by it, and to give consents, waivers and ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or be inconsistent with the terms of any Transaction Document, or which would cause any of the Membership Interests of a Pledged Company to constitute a security under Article 8 of the UCC unless expressly permitted by the terms of the Transaction Documents.

9. Default. The security constituted by this Pledge Agreement shall become immediately enforceable on the occurrence of an Event of Default that is continuing under the Credit Agreement.

10. Remedies. If any Event of Default shall have occurred and be continuing, the Pledgee shall be entitled:

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(i) subject to the limitations of Sections 9-610 and 9-615 of the Uniform Commercial Code of the State of New York (if applicable), to sell, assign, transfer and deliver at any time the whole, or from time to time any part, of the Pledged Collateral or any rights or interests therein, at public or private sale or in any other manner, at such price or prices and on such terms as the Pledgee may deem appropriate, and either for cash, on credit, for other property or for future delivery, at the option of the Pledgee, upon not less than 10 days’ prior written notice (which 10 day notice is hereby acknowledged by the Pledgor to be reasonable) addressed to the Pledgor at its last address on file with the Pledgee, but without demand, advertisement or other notice of any kind (all of which are hereby expressly waived by the Pledgor). If any of the Pledged Collateral or any rights or interests thereon are to be disposed of at a public sale, the Pledgee may, without notice or publication, adjourn any such sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, occur at the time and place identified in such announcement. If any of the Pledged Collateral or any rights or interests therein shall be disposed of at a private sale, the Pledgee shall be relieved from all liability or claim for inadequacy of price, provided that the Pledgee has acted in good faith. At any such public sale the Pledgee may purchase the whole or any part of the Pledged Collateral or any rights or interests therein so sold. Each purchaser, including the Pledgee should it acquire the Pledged Collateral, at any public or private sale shall hold the property sold free from any claim or right of redemption, stay, appraisal or reclamation on the part of the Pledgor which are hereby expressly waived and released to the extent permitted by applicable law. If any of the Pledged Collateral or any rights or interests therein shall be sold on credit or for future delivery, the Pledged Collateral or rights or interests so sold may be retained by the Pledgee until the selling price thereof shall be paid by the purchaser, but the Pledgee shall not incur any liability in case of failure of the purchaser to take up and pay for the Pledged Collateral or rights or interests therein so sold. In case of any such failure, such Pledged Collateral or rights or interests therein may again be sold on not less than 10 days’ prior written notice as aforesaid;

(ii) to exercise all voting and other limited liability company rights at any meeting of a Pledged Company and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Membership Interests of a Pledged Company as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion, such Membership Interests upon the merger, consolidation, reorganization, recapitalization or other readjustment of such Pledged Company or, upon the exercise by a Pledged Company or the Pledgee of any right, privilege or option pertaining to such Membership Interests, and in connection therewith, to deposit and deliver such Membership Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.

In addition to the rights and remedies granted to it in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Pledgee shall have rights and remedies of a secured party under the Uniform Commercial Code of the State of New York.

11. No Duty on Pledgee. The Pledgee shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

12. Application of Proceeds. All moneys collected or received by the Pledgee pursuant to this Pledge Agreement shall be dealt with as provided in the Credit Agreement.

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13. Further Assurances. The Pledgor agrees that if this Pledge Agreement shall in the reasonable opinion of the Pledgor, at any time be deemed by the Pledgor for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the Pledgor may be required in order to more effectively accomplish the purposes of this Pledge Agreement.

14. Remedies; Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Pledgee shall be cumulative and shall be in addition to every other right, power and remedy of the Pledgee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Pledgee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Pledgee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Pledgor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Pledgee of any security or of any payment of or on account of any of the amounts due from the Pledgor to the Pledgee under or in connection with the Credit Agreement or any documents delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

15. Invalidity. In case any one or more of the provisions contained in this Pledge Agreement would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the Pledgor, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Pledgor hereby undertakes to furnish the Pledgor with an alternative pledge or alternative security and/or to do all such other acts as, in the reasonable opinion of the Pledgee, shall be required in order to ensure and give effect to the full intent of this Pledge.

16. Continuing Security. It is declared and agreed that the security created by this Pledge Agreement shall be held by the Pledgee as a continuing security for the payment of all moneys which may at any time and from time to time be or become payable by the Pledgor under the Credit Agreement, the Note or any other Transaction Document and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Pledgee for all or any part of the moneys hereby secured.

17. Waiver; Amendment. None of the terms and conditions of this Pledge Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Pledgee and the Pledgor.

18. Termination. When all of the Obligations shall have been fully satisfied, the Pledgee agrees that it shall forthwith release the Pledgor from its obligations hereunder and the Pledgee, at the request and expense of the Pledgor, will promptly execute and deliver to the Pledgor a proper instrument or instruments acknowledging the satisfaction and termination of this Pledge Agreement, and the Irrevocable Proxy, Transfer and Letters of Resignation shall terminate forthwith and be delivered to the Pledgor forthwith together with the other items furnished to the Pledgee pursuant to Section 2 hereof.

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19. WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND BETWEEN THE PLEDGOR AND THE PLEDGEE THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS PLEDGE AGREEMENT.

20. Notices. Every notice or demand under this Pledge Agreement shall be in writing and may be sent by telecopy as follows:

If to the Pledgor:

c/o [ ] 5005 Railroad Avenue Morgan City, Louisiana 70380 Attn: Executive Vice President Facsimile No.: 985-876-5444

If to the Pledgee:

Mountain Supply LLC c/o Hudson Structured Capital Management 2187 Atlantic St. Stamford, CT 06902 Attn: Jason Braunstein / Ajay Mehra Email: jason.braunstein@hscm.com / ajay.mehra@hscm.com or to such other address as either party shall from time to time specify in writing to the other. Any notice sent by facsimile shall be confirmed by letter dispatched as soon as practicable thereafter.

Every notice or other communication shall, except so far as otherwise expressly provided by this Pledge Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. New York time; otherwise it shall be deemed to have been received on the next following Banking Day) in the case of a facsimile on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality), and in the case of a letter, at the time of receipt thereof.

21. Applicable Law. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflict of law (excluding Section 5-1401 and 5-1402 of the New York General Obligations law).

22. Submission to Jurisdiction. The Pledgor hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Pledge Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Pledgor by mailing by certified mail, signature required, or delivering the same by hand to the Pledgor at the address indicated for notices in Section 20. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Pledgor as such, and shall be legal and binding

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upon the Pledgor for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Pledgor to the Creditors) against the Pledgor in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Pledgor will advise the Assignee promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.

23. Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in favor of the Pledgee in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

24. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Pledge Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that the Pledgor delivers an executed counterpart of this Pledge Agreement by facsimile or electronic transmission, the Pledgor shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Pledgor to deliver an originally executed counterpart of this Pledge Agreement shall not affect the validity or effectiveness of this Pledge Agreement.

25. Headings. In this Pledge Agreement, section headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Pledge Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed the day and year first above written.

Pledgor:

SEACOR MARINE ALPINE LLC

By:
Name:
Title:

Signature Page - Pledge Agreement

Pledgee:

MOUNTAIN SUPPLY LLC
By: NORTHERN SHIPPING FUND IV LP as Sole Manager

By: NORTHERN SHIPPING FUND IV GP LLC its General Partner

By:
Name:	Sybren Hoekstra
Title:	Secretary

Signature Page - Pledge Agreement

SCHEDULE I PLEDGED COMPANY

Name of Pledged Company	Jurisdiction of Formation	Percentage of Membership Interest Pledged
SEACOR Alps LLC	Marshall Islands	100%
SEACOR Atlas LLC	Marshall Islands	100%
SEACOR Andes LLC	Marshall Islands	100%

EXHIBIT I

IRREVOCABLE PROXY

The undersigned, the registered and beneficial owner of 100% of the membership interests of [            ], a [            ] (the “Pledged Company”), hereby makes, constitutes and appoints MOUNTAIN SUPPLY LLC, as Security Trustee for the Lenders (the “Pledgee”) with full power to appoint a nominee or nominees to act hereunder from time to time, the true and lawful attorney and proxy of the undersigned to vote 100% of the issued and outstanding membership interests in the Pledged Company at all annual and special meetings of the members of the Pledged Company or take any action by written consent with the same force and effect as the undersigned might or could do, hereby ratifying and confirming all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

The said membership interests have been pledged to the Pledgee pursuant to a Pledge Agreement dated as of the date hereof between the undersigned and the Pledgee.

This power and proxy is coupled with an interest and is irrevocable and shall remain irrevocable so long as the Pledge is outstanding and is in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed this          day of                     , 20    .

SEACOR MARINE ALPINE LLC

By:
Name:
Title:

EXHIBIT II

INSTRUMENT OF TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS

We, SEACOR MARINE ALPINE LLC, a limited liability company formed in the Marshall Islands (the “Pledgor”), for value received, do hereby transfer unto MOUNTAIN SUPPLY LLC or its nominee (the “Transferee”) 100% of the limited liability company interests in [ ], a limited liability company organized and existing under the laws of the Republic of the Marshall Islands (the “Pledged Company”), registered in the name of the Pledgor and the Transferee does hereby agree to take the said limited liability company interests in the Pledged Company.

As witness our hands the          day of                     , 20    .

Transferor:	Transferee:

[PLEDGOR]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT III

LETTER TO MARSHALL ISLANDS REGISTRY

[LETTERHEAD OF CURRENT ADDRESS OF RECORD]

The Trust Company of the Marshall Islands, Inc.

Trust Company Complex,

Ajeltake Road, Ajeltake Island,

Majuro, Marshall Islands, MH96960

DATE:

Ladies and Gentlemen:

We, the undersigned, are on record as the address of record (the “Address of Record”) for [•], a Marshall Islands limited liability company (the “Company”). Please be advised that effective today we are appointing the following as our co-address of record for the Company (the “Co-Address of Record”):

COMPANY NAME: MOUNTAIN SUPPLY LLC

ADDRESS: 2187 Atlantic St., Stamford, CT 06902

ATTENTION: Jason Braunstein / Ajay Mehra

EMAIL ADDRESS: jason.braunstein@hscm.com / ajay.mehra@hscm.com

The Co-Address of Record will become the sole address of record of the Company upon written notification to you referencing this Co-Address of Record Appointment Letter from either the undersigned or the Co-Address of Record that the Co-Address of Record shall now be the sole address of record of the Company (the “Elevation Notice”).

This Co-Address of Record Appointment Letter is made pursuant to that certain pledge agreement dated [•] entered into by and between [PLEDGOR], the sole shareholder of the Company and pledgor, and the Co- Address of Record, as security trustee. This appointment is coupled with an interest, is irrevocable, and may only be removed by (i) the joint-action of the undersigned and the Co-Address of Record, (ii) a court order from a court of competent jurisdiction or (iii) the Elevation Notice becoming effective.

Sincerely,

[CURRENT ADDRESS OF RECORD]

By:
Name:
Title: